================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         AMERICAN FINANCIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Series F Preferred Stock; Series G Preferred Stock

     (2) Aggregate number of securities to which transaction applies: Series F -- 11,900,725 shares; Series G -- 1,964,158 shares


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Series F -- $24.00; Series G -- $10.50



     (4) Proposed maximum aggregate value of transaction: $306,241,059



     (5) Total fee paid: $61,248 ($3,927 paid with this filing)


[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                         AMERICAN FINANCIAL CORPORATION

                             One East Fourth Street
                             Cincinnati, Ohio 45202

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      ------------------------------------


                        To be held on November   , 1997


To our Shareholders:


     The Annual Meeting of Shareholders of American Financial Corporation
("AFC") will be held on November   , at 11:00 a.m., Eastern Time, at The
Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio. The purposes of the meeting are:



     1. To consider and act upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which all of the AFC Series F and G Preferred Stock would be converted into cash or shares of a new AFC Series J Preferred Stock;


     2. To elect eleven directors;

     3. To grant authority to the Company to adjourn the meeting from time to time to solicit additional votes on Proposal No. 1; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.


     Holders of American Financial Corporation voting securities of record at the close of business on October 10, 1997 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. Approximately 63% of the shares of Series F Preferred Stock and 85% of the shares of Series G Preferred Stock are held by the American Financial Group, Inc. Retirement and Savings Plan (the "RASP"), and participants in the RASP have been afforded the right to direct the voting of the shares of Preferred Stock held in the RASP on Proposal No. 1.


     You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                                            Sincerely,

                                            James C. Kennedy
                                            Secretary
Cincinnati, Ohio

October   , 1997


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         AMERICAN FINANCIAL CORPORATION

                                PROXY STATEMENT

                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AFC for use at the Annual Meeting of
Shareholders to be held on Tuesday, November   , 1997; at 11:00 a.m., Eastern
Time, and any adjournment thereof. The approximate mailing date of this Proxy Statement, accompanying proxy form and Annual Report to Shareholders is October
  , 1997.


PROPOSAL NO. 1  ADOPTION OF THE MERGER AGREEMENT

     As the first item on the agenda, shareholders will be asked to adopt the Merger Agreement (a complete copy of which is appended hereto as Exhibit A) pursuant to which AFC Acquisition Corp., a wholly-owned subsidiary of AFC, would merge with and into AFC (the "Merger").


     In the Merger, each share of Series F Preferred Stock would be converted into the right to receive merger consideration equal to the greater of (i) $23.75 or (ii) a Fixed Spread Price which represents an amount which would provide a current yield of 140 basis points (1.40%) over the yield on a reference security (the 6 5/8% U.S. Treasury Bond due February 2027), plus $0.75. Each share of Series G Preferred Stock would be converted into the right to receive merger consideration equal to $10.50, plus accrued dividends.



     The aggregate merger consideration to be received by an AFC preferred shareholder would be payable, at the holder's election, either in shares of a new AFC Series J Preferred Stock (having a liquidation value of $25.00 and paying an annual dividend of $2.00 per share), in cash, or in a combination of the two. No fractional shares will be paid, but cash in lieu thereof will be paid at the rate of $25.00 per share of Series J Preferred Stock.



     The Fixed Spread Price for the Series F Preferred Stock would be calculated in accordance with the following formula and example.



                                    FORMULA



                       Stated Annual Dividend
Fixed Spread Price =   ----------------------- + $0.75
                           Reference Yield



                                    EXAMPLE



Stated Annual Dividend  =    $1.80
Reference Yield         =    7.74% = 6.34% (hypothetical yield on Reference Security) + 1.40%
                             $1.80
Fixed Spread Price      =    -----  + $0.75
                             7.74%

                        =    $23.256  +    $0.75

                        =    $24.01



Unless otherwise indicated, the information in this Proxy Statement assumes that the merger consideration for the Series F Preferred Stock is $24.00 per share.



     As an example, assuming a price for Series F Preferred Stock of $24.00 per share, a holder of ten shares of Series F Preferred Stock may elect to receive either (i) nine shares of Series J Preferred Stock and $15.00 in cash, (ii) $240.00 in cash, or (iii) any number of shares of Series J Preferred Stock, plus cash, such that the number of shares of Series J Preferred Stock multiplied by $25.00, plus the amount of cash received, will equal $240.00. On the other hand, a holder of ten shares of Series G Preferred Stock may elect to receive either (i) four shares of Series J Preferred Stock and $5.00 in cash (plus accrued dividends), (ii) $105.00 in cash (plus accrued dividends), or (iii) any number of shares of Series J Preferred Stock, plus cash, such that the number of shares of Series J Preferred Stock multiplied by $25.00, plus the amount of cash received, will equal $105.00.



     There are approximately 11.9 million shares of Series F Preferred Stock and
2.0 million shares of Series G Preferred Stock outstanding. According to their terms, these shares have an aggregate liquidation value of approximately $259 million. It is a condition to the Merger that the shares of Series J Preferred Stock issued have a liquidation value of at least $70.4 million (approximately 2,816,000 shares). Accordingly, either as a result of a shareholder's election or pro-rata issuance of Series J Preferred Stock, approximately three-fourths of the Series F and Series G Preferred Stock will be exchanged for cash in the Merger. AFC has been advised that, in the event the Merger Agreement is adopted, the RASP Administrative Plan Committee, due to its determination that the Merger is in the best interest of the RASP, intends to elect to convert at least that number of the RASP's Series F and Series G Preferred Stock into Series J Preferred Stock which will result in at least $70.4 million liquidation amount of Series J Preferred Stock being issued.



     If holders of Series F and Series G Preferred Stock elect to receive more than $70.4 million liquidation amount of Series J Preferred Stock, the number of shares elected by each holder may be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock. AFC has reserved the right to waive the proration requirement to permit the issuance of a non-material increase in shares of Series J Preferred Stock.


     The Merger Agreement also provides for certain amendments to AFC's Articles of Incorporation and Code of Regulations and for a reduction in the number of shares of AFC common stock outstanding. Copies of the Restated Articles of Incorporation and new Code of Regulations which will become AFC's governing documents at the Effective Time (as defined herein) if the Merger is approved are included as exhibits to the Merger Agreement.

PROPOSAL NO. 2  ELECTION OF DIRECTORS

     The Board of Directors has nominated eleven persons as directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eleven nominees. The eleven nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are CARL H. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, KEITH E. LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT, WILLIAM R. MARTIN, ALFRED W. MARTINELLI, GREGORY
C. THOMAS and WILLIAM W. VERITY. All of these nominees were elected directors at AFC's last Annual Meeting of Shareholders held on June 4, 1996, other than Messrs. Martinelli, Thomas and Verity. These directors were appointed to the Board in April 1997 to act as a special committee of independent directors to consider the Merger proposal from AFG, replacing Messrs. Emmerich, Hunt and Martin. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees.

PROPOSAL NO. 3  ADJOURNMENT OF THE MEETING

     Although no adjournment of the Meeting is contemplated, shareholders are being asked to grant authority to the Company to adjourn the Meeting from time to time to solicit additional votes on Proposal No. 1. Any adjournment requires the affirmative vote of a majority of shares represented at the Meeting in person or by proxy. For purposes of approving an adjournment, all shares voted at the Meeting will be counted. A majority of the shares voted is also required for any other business that may properly be brought before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSALS 1, 2 AND
3.

     The agenda for the Meeting will also include transacting any other business that comes before the Meeting or any adjournment of the Meeting.

                             VOTING AT THE MEETING

RECORD DATE; SHARES OUTSTANDING


     As of October 10, 1997, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), AFC had outstanding two classes of voting securities, common stock and voting preferred stock consisting of Series F Voting Cumulative Preferred Stock and Series G Voting Cumulative Preferred Stock. At the Record Date, 45,000,000 shares of Common Stock were outstanding, all of which were owned by AFG, and 11,900,725 shares of Series F Preferred Stock and 1,964,158 shares of Series G Preferred Stock were outstanding. Each share of Common Stock and Preferred Stock is entitled to one vote on each matter to be presented at the Meeting. In light of the importance to the RASP of the Merger proposal, the AFG Board of Directors amended the RASP plan documents to afford RASP participants the right to direct the voting of certain of the Preferred Stock held in the RASP on Proposal No. 1. The RASP provides that participants may vote shares allocated to their accounts in certain circumstances but does not provide that participants may determine the nature of any investment assets that are allocated to their retirement plan accounts. Accordingly, RASP participants will have no right to vote with respect to the election to be made by the RASP Administrative Plan Committee to receive either cash or Series J Preferred Stock in the Merger.


     RASP participants, by voting to approve the Merger, are effectively giving authority to the members of the Administrative Plan Committee to do all things necessary to exchange the Series F and Series G Preferred Stock for cash or Series J Preferred Stock, including determining the number of shares of Series J Preferred Stock which will be received in the Merger.

PROXIES

     If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted FOR adoption of the Merger Agreement and the election of the eleven nominees proposed by the Board of Directors. If any other matters come before the Meeting or any adjournment, each properly executed proxy form will be voted in the discretion of the proxies named on the form. Shareholders may vote in person or by proxy at the Meeting. Shareholders may revoke any proxy given at any time prior to the taking of the vote on the proposals presented at the meeting by either (i) appearing at the meeting and voting in person, (ii) filing a written revocation with the Secretary of AFC at its corporate offices or (iii) executing a proxy form bearing a later date than the proxy to be revoked. Attendance at the Meeting will not in and of itself revoke a proxy.

     Solicitation of proxies will be made by management, without additional compensation, by mail and telephone. AFC will request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares held of record by such persons. AFC will bear all costs of solicitation but no payments will be made for soliciting votes on any matter to be acted on at the meeting.

                                   THE MERGER

SUMMARY

     The following is a summary of the more detailed information concerning the Merger included in this Proxy Statement. The material concerning other matters to be acted on at the meeting is stated separately.

THE MERGER

     The Board of Directors of AFC is proposing that a newly organized wholly-owned subsidiary of AFC merge with and into AFC, with AFC being the surviving corporation. The purpose of the Merger is to cause all shares of the Series F and Series G Preferred Stock to be converted into the right to receive either cash or, at the election of the holder, shares of Series J Preferred Stock. Also as a result of the Merger, the 45 million shares of AFC Common Stock outstanding, all of which are held by AFG, will be converted into 10,593,000 shares of AFC Common Stock. As a result, holders of Series J Preferred Stock will be entitled to vote shares representing approximately 21% of all shares outstanding, ensuring the continued existence of the AFC affiliated group for federal tax purposes. Currently, holders of Series F and Series G Preferred Stock exercise approximately 24% of the voting power of AFC.


TERMS OF THE EXCHANGE


     When the Merger becomes effective upon filing of a certificate of merger with the Ohio Secretary of State (the "Effective Time"), each share of Series F Preferred Stock will be converted into the right to receive merger consideration equal to the greater of $23.75 or the Fixed Spread Price and each share of Series G Preferred Stock will be converted into the right to receive merger consideration equal to $10.50 plus accrued dividends. The Fixed Spread Price
will be determined using the yield of the Reference Security on November   ,
1997 (the date of the Annual Meeting). The aggregate merger consideration to be received by a holder will be payable, at the holder's election, in shares of new Series J Preferred Stock, in cash, or in a combination of the two. The maximum number of shares of Series J Preferred Stock which a holder may elect to receive will be equal to the aggregate merger consideration to which the holder is entitled, divided by $25.00 (the liquidation value of the Series J Preferred Stock). If holders of Series F and Series G Preferred Stock elect to receive more than $70.4 million in liquidation value of Series J Preferred Stock, the number elected for each holder may be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock. No fractional shares will be paid, but cash in lieu thereof will be paid at the rate of $25.00 per share of Series J Preferred Stock.



     The regular semi-annual dividend was paid on shares of Series F Preferred Stock in June 1997. The semi-annual dividend on shares of Series G Preferred Stock was paid on September 3, 1997 to holders of record as of August 15, 1997. In the Merger, holders of Series G Preferred Stock will also receive cash dividends accrued from September 3, 1997 to the Effective Time. Accrued dividends ($.0049 per share per day) will be paid on Series F Preferred Stock from November 1, 1997 to the Effective Time.


COMPARISON OF PREFERRED SHARES


------------------------------------------------------------------------------------------------------
                                           SERIES F        SERIES G                 SERIES J
                                           --------     --------------    ----------------------------
 Annual Dividend.......................     $ 1.80          $1.05         $2.00
 Liquidation Price.....................     $20.00          $10.50        $25.00
 Redeemable by Company.................         No        At $10.50       At $25.75 beginning eight
                                                                          years after issuance;
                                                                          $25.375 beginning nine years
                                                                          after issuance; and $25.00
                                                                          beginning ten years after
                                                                          issuance.
------------------------------------------------------------------------------------------------------



     The holders of Series J Preferred Stock will exercise approximately the same voting power of AFC following the Merger as held by the holders of the Series F and Series G Preferred Stock prior to the Merger. Holders of Series F Preferred Stock would be exchanging a non-redeemable preferred stock for one that is redeemable beginning eight years after issuance, whereas holders of Series G Preferred Stock would be exchanging preferred shares presently redeemable at par for preferred shares not redeemable until eight years after issuance. Assuming a price for Series F Preferred Stock of $24.00 per share, the dividends received by a holder of 100 shares of Series F Preferred Stock (electing to receive all Series J Preferred Stock) would increase from $180.00 to $192.00 per year. The dividends received by a holder of 100 shares of Series G Preferred Stock electing to receive all Series J Preferred Stock would decrease from $105.00 to $84.00 per year. Since the total number of shares of Series F Preferred Stock would decrease from 11.9 million to no more than 2.816 million shares of Series J Preferred Stock, trading liquidity would likely be reduced. To the extent cash is received, holders of Series F and G Preferred Stock, other than the RASP, would be required to pay applicable federal, state and local taxes. Due to the nature of the RASP, cash received in exchange for Series F and G Preferred Stock would be invested in other securities of AFG and its affiliates with a substantial portion expected to be invested in AFG Common Stock which historically has had a lower dividend rate than is present in the Series F and G Preferred Stock.

VOTE REQUIRED; CERTAIN EXPECTED VOTING

     The affirmative vote of two-thirds of all outstanding shares of Common Stock and Series F and Series G Preferred Stock voting together, and a separate affirmative vote of two-thirds of all outstanding shares of Series F and Series G Preferred Stock voting together, is required to approve the Merger. Abstentions and broker non-votes will have the same effect as a negative vote on the Merger proposal but will have no effect on any other item voted on at the Meeting. AFC management presently intends that the Merger will be abandoned if it is not approved by the required vote.

     The first of these votes is assured since AFG, through its ownership of all of the shares of AFC Common Stock, holds approximately 76% of all votes which may be cast and has indicated that it will vote all of the shares it holds in favor of the Merger.

     Approximately 63% of the shares of Series F and 85% of the Series G Preferred Stock are held by the RASP. Participants in the RASP will be able to direct the voting of certain of the Preferred Stock held in the RASP but will not be entitled to vote on whether the RASP will receive cash or Series J Preferred Stock. The RASP Administrative Plan Committee will vote shares not allocated to the account of a RASP participant or beneficiary, as well as those shares for which it has not received instructions from RASP participants at least two business days prior to the Meeting Date. The RASP Administrative Plan Committee, after due consideration of the relevant facts and circumstances, including the receipt of the advice of the Special Committee (as defined herein) and its own financial advisor, has indicated that it will vote all such shares in favor of the Merger, based on its conclusion that the Merger is in the best interest of the RASP. See "Special Factors." Accordingly, while holders of shares of Series F and Series G Preferred Stock who fail to vote their shares are, in effect, voting against the Merger, participants in the RASP who fail to vote are, in effect, voting in favor of the Merger.

CONDITIONS


     The respective obligations of AFC, AFC Acquisition Corp. and AFG to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) the affirmative vote of two-thirds of all outstanding shares of (a) Common and Preferred Stock, voting as a group, and (b) Series F and Series G Preferred Stock, voting as a group, (ii) the receipt by AFC of an opinion from its special tax counsel to the effect that no gain or loss will be recognized by (a) AFC shareholders who receive solely Series J Preferred Stock and (b) AFC or AFC Acquisition Corp. as a result of the Merger, and (iii) the aggregate liquidation value of the Series J Preferred Stock to be issued in the Merger being at least $70.4 million. In addition, the obligation of AFC to effect the Merger is subject to the satisfaction, or waiver by AFC acting through its Special Committee, of certain other conditions, including (iv) the receipt by the Special Committee of an opinion from Libra Investments, Inc., dated the day of mailing of this Proxy Statement, that the terms of the Merger are fair from a financial point of view to holders of the Preferred Stock, and
(v) the receipt by the Special Committee of a copy of the opinion of Houlihan, Lokey, Howard & Zukin, Inc. to the RASP Administrative Plan Committee with respect to the Merger consideration for the Preferred Shares held by the RASP. See "The Merger Agreement -- Conditions to the Merger."


DISSENTERS' RIGHTS


     A record holder of shares not voted in favor of the Merger may seek the rights of a dissenting shareholder by complying with Ohio law. Dissenters' rights entitle such holders to receive the fair cash value of their shares in the form of a cash payment under the circumstances provided by Ohio law. In order to initiate the process, a written demand must be served upon AFC by the record owner of such shares on or before the tenth day after the shareholder vote. Beneficial owners of shares must contact the record owner of the shares, such as a bank or broker, to exercise this right. See "The Merger
Agreement -- Dissenters' Rights" on page 33. While participants in the RASP possess the right to vote with respect to the Merger, participants in the RASP are not record holders of shares, and therefore have no rights as dissenting shareholders even if they vote against the Merger.

EXPECTED TAX EFFECT

     Based upon an opinion of its tax counsel, AFC believes that (i) no gain or loss will be recognized by AFC, AFC Acquisition Corp., AFG or the RASP as a result of the Merger; (ii) no gain or loss will be recognized by an AFC shareholder who receives solely shares of Series J Preferred Stock pursuant to the Merger; (iii) the tax basis of an AFC shareholder receiving solely Series J Preferred Stock will be the same as such shareholder's tax basis in the shares surrendered, (iv) taxable income may be recognized by an AFC shareholder that receives solely cash, or cash in addition to Series J Preferred Stock, but not in an amount in excess of the amount of cash received, and (v) the holding period of an AFC shareholder in shares of Series J Preferred Stock received in the Merger will include the period during which such shareholder held the shares surrendered, provided such shares were held as capital assets immediately prior to the Effective Time. Additional tax considerations are discussed below under "Certain United States Federal Income Tax Consequences."

ELECTION OF CONSIDERATION; PRORATION


     HOLDERS OF SHARES OF SERIES F AND SERIES G PREFERRED STOCK ARE RECEIVING WITH THIS PROXY STATEMENT A LETTER OF TRANSMITTAL FORM WHICH THEY MUST FILL OUT
AND RETURN BY NOVEMBER   , 1997, THE MEETING DATE, IF THEY DESIRE TO RECEIVE
SHARES OF SERIES J PREFERRED STOCK. If the Merger is consummated, those persons not returning the Letter of Transmittal will receive their merger consideration (the greater of $23.75 or the Fixed Spread Price for each share of Series F Preferred Stock and $10.50 for each share of Series G Preferred Stock) entirely in cash. If holders of Series F and Series G Preferred Stock elect to receive more than $70.4 million in liquidation value of Series J Preferred Stock, the number elected for each holder may be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock. AFC has reserved the right to waive the proration requirement to permit the issuance of a non-material increase in shares of Series J Preferred Stock.


BACKGROUND OF SERIES F AND SERIES G PREFERRED STOCK

     The Series F Preferred Stock was originally issued in late 1977 and early 1978 in exchange offers for AFC common stock and warrants. In the next several years, shares of Series F Preferred Stock were issued in acquisitions and to an AFC defined contribution plan ("AFC ESORP") that is a predecessor to the RASP. Series G Preferred Stock was originally issued in the fall of 1979 in an exchange offer for AFC common stock and to the AFC ESORP.


     AFC no longer needs to have the Series F and Series G Preferred Stock outstanding as a capital-raising alternative. Since April 1995, when AFC's common stock became 100%-owned by AFG, AFC has substantially reduced its debt, increase its equity and is now an investment-grade issuer, as is AFG. AFG can (and has) raised capital from the sale of common stock and trust originated preferred securities. The annual dividend requirement of the Series F and Series G Preferred Stock is approximately $23.5 million, as opposed to approximately $5.6 million for the Series J Preferred Stock assuming the Merger is approved. A merger or similar transaction is required to assure that all shares of the presently non-callable Series F Preferred Stock are retired.


AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Merger is being effected pursuant to Ohio Revised Code Section 1701.78(C)(3) which, among other things, provides that the Agreement of Merger may set forth amendments to the Articles of Incorporation of the surviving corporation. As the Agreement of Merger will be approved by the Company's shareholders, a separate vote by shareholders on amendments to the Articles of Incorporation is not required.

CONFLICTS OF INTEREST

     AFG owns all of the AFC Common Stock (representing approximately 76% of the voting power of AFC). While persons serving as directors of AFC own some preferred shares, their primary interest is as common shareholders of AFG, which expects to achieve cost savings as a result of reduced subsidiary preferred share dividend requirements. Therefore, the Board of Directors delegated to a special committee of non-employee directors, none of whom is a director of AFG, authority to negotiate the terms of the Merger and make recommendations to preferred shareholders.

ACTIONS OF THE SPECIAL COMMITTEE

     The Special Committee retained its own legal and financial advisor and has determined that the Merger is fair to holders of Preferred Stock not affiliated with AFC and to the RASP participants and recommends that all persons voting on the matter vote in favor of the Merger. The Special Committee makes no recommendation as to whether holders of shares of Series F Preferred Stock or Series G Preferred Stock should elect to take cash or shares of Series J Preferred Stock. See "Special Factors."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF AFC AND AFG

     The Board of Directors of AFC, based solely upon the favorable determination of the Special Committee, unanimously recommends adoption of the Merger Agreement. See "Special Factors -- The Special Committee."

     The Board of Directors of AFG did not make any independent analysis with respect to the merger proposal, but, relying upon and accepting the conclusions, determinations and findings of the Board of Directors of AFC and the Special Committee, determined that the Merger is fair to the holders of Series F and Series G Preferred Stock not affiliated with AFC and unanimously recommends adoption of the Merger Agreement.

     Neither the Board of Directors of AFC, the Special Committee nor the Board of Directors of AFG make any recommendation as to whether individual holders of Preferred Stock should elect to take cash or Series J Preferred Stock in the Merger. See "Special Factors -- Recommendations of the Special Committee and the Board of Directors of AFC; Recommendation of the Board of Directors of AFG; Reasons for Recommendations."

MARKET PRICE AND DIVIDEND DATA

     The following are the high and low sales prices on the Pacific Stock Exchange for the Preferred Shares. Due to the limited number of trades (a total of 63 transactions involving an aggregate of 34,200 shares from

January 1, 1995 through June 30, 1997), the prices listed for the Series G Preferred Stock may not be meaningful.


                                                                  SERIES F           SERIES G
                                                               --------------     --------------
                                                               HIGH      LOW      HIGH      LOW
                                                               -----     ----     -----     ----
1995
First Quarter..............................................     $17 1/2  $16       $ 9 1/8  $ 8  1/2
Second Quarter.............................................      18 1/4   16  1/2   10        9
Third Quarter..............................................      18 7/8   17  1/2   10 1/2   10  1/2
Fourth Quarter.............................................      20 1/8   18  3/4   11       10
1996
First Quarter..............................................      20 1/4   19        11        9
Second Quarter.............................................      21 1/2   19  3/8   10 1/2   10  3/8
Third Quarter..............................................      20 3/8   19  1/4   10 7/8   10  1/2
Fourth Quarter.............................................      21 1/4   19  1/4   11 1/2   10  1/2
1997
First Quarter..............................................      23       20  1/8   11       10  3/8
Second Quarter.............................................      23       21  1/8   11 1/2   10  3/4
Third Quarter..............................................      22 1/4   21  1/2   10 1/2   10  1/2
Fourth Quarter (Through October   )........................      --       --        10 1/2   10  1/2


     On April 22, 1997, the last trading day prior to announcement of the proposed Merger, the closing bid prices per share were $21 3/4 for the Series F Preferred Stock and $10 3/8 for the Series G Preferred Stock.

     A $.90 dividend was paid in June and December of each of these years on the Series F Preferred Stock and a $.525 dividend was paid in March and September of each of these years on the Series G Preferred Stock.

THE AFG AND AFEI REORGANIZATIONS

     AFG and American Financial Enterprises, Inc. ("AFEI") have entered into an agreement pursuant to which AFG will acquire all of the shares of AFEI common stock (approximately 20% of those outstanding) which AFG does not currently beneficially own. If that agreement is approved by AFEI Shareholders, all publicly-held shares of AFEI will be exchanged for (i) shares of common stock of a new holding company, on a one-for-one basis, or (ii) $37.00 per share in cash, at the option of AFEI shareholders. There are approximately 2.7 million shares of AFEI common stock outstanding (including yet-unexercised employee stock options) which are not beneficially owned by AFG. This transaction has been structured so that it will be tax-free to AFEI shareholders receiving shares of new AFG common stock.

     In connection with the AFEI transaction, AFG shareholders are being asked to approve an AFG reorganization that provides that a new holding company be formed which would be the ultimate parent entity of AFG and all of its subsidiaries, including AFC, and which would be the issuer of the new common stock issued in exchange for AFEI common stock.

     Neither the AFEI nor AFG reorganizations is conditioned upon the completion of the Merger and the Merger is not conditioned upon completion of these reorganizations.

                          OWNERSHIP OF PREFERRED STOCK

     At September 1, 1997, ownership of Series F and G Preferred Stock by directors and executive officers of AFC and AFG and benefit plans of AFC and its affiliates was as follows:

                                                 SERIES F PREFERRED
                                                        STOCK             SERIES G PREFERRED STOCK
                                               -----------------------    ------------------------
                BENEFICIAL OWNER                NUMBER      PERCENTAGE     NUMBER      PERCENTAGE
     ---------------------------------------   ---------    ----------    ---------    -----------
     AFG RASP...............................   7,531,752(a)      63%      1,677,100(a)      85%
     Sandra W. Heimann......................       1,110          *              --         --
     Fred J. Runk...........................       4,841          *             543          *
     Thomas E. Mischell.....................      13,791          *           2,100          *
     William R. Martin......................      40,483          *              --         --
     Robert D. Lindner......................     122,400          1%             --         --

---------------

 *  Less than 1%.

(a) Of the total of 9,208,852 shares of Series F and Series G Preferred Stock held by the RASP, the following directors, and executive officers of AFC or AFG may direct the voting of the indicated number of shares: Carl H. Lindner III, 53,539; S. Craig Lindner, 44,015; Keith E. Lindner, 15,125; James E. Evans, 56,548; William R. Martin, 40,791; Thomas E. Mischell, 40,790; and Fred J. Runk, 73,333.

    The individuals listed in the preceding table have all determined to vote in favor of the Merger.

     The RASP will pass through voting rights on the Proposal No. 1 (the Merger) to participants. The shares not voted by participants or beneficiaries at least two business days before the Meeting will be voted by the RASP Administrative Plan Committee. The RASP Administrative Plan Committee consists of Sandra W. Heimann and Thomas E. Mischell, each an executive officer of AFC. Based on the consideration of the relevant facts and circumstances, including the receipt of the recommendation of the Special Committee and Houlihan, Lokey, Howard & Zukin, Inc., an independent investment advisor retained by the RASP Administrative Plan Committee that the Merger is fair, from a financial point of view, the RASP Administrative Plan Committee has determined that the Merger is in the best interest of the RASP and will vote all shares which it is entitled to vote in favor of the Merger. As a result, RASP participants whose proxy form is not received by AFC at least two business days prior to the Meeting will have, in effect, voted in favor of the Merger. The RASP Administrative Plan Committee has determined that the Merger is in the best interest of the RASP for several reasons. The Series F and Series G Preferred Stock are held in a fund within the RASP which is invested in qualifying securities of AFC, AFG and their affiliates. Consummation of the Merger will allow liquidation of the Series F and Series G Preferred Stock at prices in excess of what the RASP could expect to realize if such shares were to be sold on the open market. To the extent the RASP holds AFG Common Stock and perhaps acquires additional shares of AFG Common Stock with the cash proceeds received in the Merger, the savings to be realized by AFC from consummation of the Merger should accrue to the benefit of the RASP as a holder of the Common Stock of AFG. In making its determination, the Administrative Plan Committee was provided financial analysis and advice by Houlihan, Lokey, Howard & Zukin, Inc. Upon completion of its analysis of the proposed Merger, Houlihan, Lokey, Howard & Zukin, Inc., concluded that consummation of the Merger would improve the financial posture of the RASP and generally would be advantageous to the RASP from a financial point of view. A copy of the opinion of Houlihan, Lokey, Howard & Zukin, Inc., to the RASP Administrative Plan Committee is appended hereto as Exhibit D.


     If the Merger is approved, the RASP Administrative Plan Committee intends to elect to receive at least that number of shares of Series F and Series G Preferred Stock into Series J Preferred Stock which will result in approximately 2,816,000 shares ($70.4 million in liquidation value) of Series J Preferred Stock being issued.


     In December 1996, the RASP purchased 1.6 million shares of Series G Preferred Stock from AFC at $10.50 per share. Also in December 1996, AFC redeemed 1,594,029 shares of Series F Preferred Stock pursuant to its terms. None of the persons or entities listed in the table had any transactions in Series F and G Preferred Stock within the last 60 days.

     As of the Record Date, there were approximately 3,000 record holders of Series F Preferred Stock and 250 record holders of Series G Preferred Stock.

                                SPECIAL FACTORS


     AFG and AFC are proposing the Merger to simplify AFC's capital structure, reduce administrative expenses (estimated to be approximately $150,000 annually) and realize savings through lower preferred dividend payments. Presently AFC's outstanding Preferred Stock consists of two series of voting Preferred Stock. If the Merger is adopted, these two series, which require dividend payments of approximately $23.5 million annually, will be reduced to one series of Preferred Stock requiring dividend payments of approximately $5.6 million annually. Earnings available to AFC Common Stock would increase by approximately $7 million based on 1996 operating results.


     The Series F and G Preferred Stock are listed on the Pacific Stock Exchange and eligible as a margin security. AFC intends to list the Series J Preferred Stock on the Pacific Stock Exchange.


     Holders of Series F Preferred Stock will receive the greater of $23.75 or the Fixed Spread Price, and holders of Series G Preferred Stock will receive $10.50 (plus accrued dividends), for each of their shares unless they elect to receive the Series J Preferred Stock. A Letter of Transmittal providing for election is supplied with this Proxy Statement. The Letter of Transmittal must
be returned to AFC prior to the Meeting Date (November   , 1997) or the
shareholder will be deemed to have elected to receive solely cash. If holders of Series F and Series G Preferred Stock elect to receive more than $70.4 million in liquidation value (2,816,000 shares) of Series J Preferred Shares, the number elected for each holder may be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock. Shareholders who desire to receive the Series J Preferred Stock must complete this form even if they vote against the Merger.



     The Series F and G Preferred Shares will be deemed canceled as of the Effective Date. Semi-annual dividends on the Series J Preferred Stock of $1.00 will be paid May 1 and November 1 commencing May 1998. The Merger is expected to become effective as soon as practicable following the Meeting.


     On April 23, 1997, AFG made a proposal to AFC, subject to certain shareholder approvals, to exchange all of the outstanding shares of Series F and Series G Preferred Stock of AFC in return for, at the option of each holder, either cash or a new series of Series J Preferred Stock. The terms of the Merger, as originally proposed, stipulated that no more and no less than $70 million of Series J Preferred Stock would be issued. Therefore, to the extent the holders of shares of Series F and Series G Preferred Stock opting to receive shares of Series J Preferred Stock oversubscribed that series, cash would be distributed ratably among such holders. Conversely, to the extent the holders of shares of Series F and Series G Preferred Stock undersubscribed Series J Preferred Stock, AFC considered privately placing the remainder of the new preferred stock with third party investors. As proposed, the terms of the Merger contemplated exchanging each share of Series F and Series G Preferred Stock outstanding for either cash equaling $21.50 or $10.50, respectively, or one share or one-half share of Series J Preferred Stock, respectively, at the option of each holder plus, in the case of the Series G Preferred Stock, accrued dividends to the date of exchange. Under the original proposal, the Series J Preferred Stock would pay an annual dividend per share equal to 8.5% of par value. The terms originally proposed by AFC were determined by AFC management to provide holders of Series F and Series G Preferred Stock with a new security which would have a dividend rate and trading range which would be comparable to those of the securities surrendered. AFC Management did not retain an independent financial advisor with respect to the terms of the initial proposal, but rather relied on its review of the terms and historical trading prices of the Series F and Series G Preferred Stock. In addition, AFC management sought to maintain the percentage of voting rights of the preferred stock relative to AFC common stock. The announced terms of the Series J Preferred Stock were substantially similar to the terms of the Series F Preferred Stock except that Series J provided for redemption beginning eight years after original issue while Series F shares are no longer redeemable by AFC and the yield on the Series J Preferred Stock would be slightly lower than the yield on the Series F Preferred Stock. AFC anticipated financing the Merger through cash on hand and bank borrowings.

THE SPECIAL COMMITTEE

     AFC then convened a meeting of its Board of Directors. At the meeting, Messrs. Emmerich, Hunt and Martin resigned, and Alfred W. Martinelli, Gregory C. Thomas and William W. Verity were elected to the Board to replace them. In order to protect the interests of the holders of shares of Series F and Series G Preferred Stock with respect to the Merger, the Board of Directors of AFC appointed these three new directors to a special committee, who then elected Mr. Martinelli as Chairman (the "Special Committee"). The Special Committee was charged with evaluating and negotiating the terms of the Merger on behalf of the holders of AFC's Series F and Series G Preferred Stock. The Special Committee was authorized to engage, at AFC's expense, independent legal counsel and financial advisors and such other experts as it deemed necessary. The members of AFC's Board of Directors, other than the members of the Special Committee, are also members of AFG's Board of Directors and beneficial owners of significant amounts of AFG Common Stock. The Merger, if approved, would reduce significantly AFG's operating and general expenses because of the reduction in subsidiary preferred dividends. As a result, the members of AFC's Board other than the members of the Special Committee may be deemed to have an interest in the Merger adverse to the interests of Series F and Series G Preferred Stockholders.


     Between April 23, 1997, and October 3, 1997, the Special Committee held a total of 12 meetings. At these meetings, the Special Committee engaged legal and financial advisors and reviewed and negotiated the proposed terms of the Merger.


     The first meeting of the Special Committee was held on April 23, 1997. All members of the Special Committee participated in this meeting. The members of the Special Committee first considered the engagement of independent counsel and, based on their familiarity with the expertise of Taft, Stettinius & Hollister of Cincinnati with respect to advising special board committees, selected that firm as its legal counsel. From time to time, Taft, Stettinius & Hollister performs legal services for AFC and certain of its affiliates. The Special Committee was advised that, recently, these services involved primarily one concluded litigation matter and various state tax matters for AFC, and miscellaneous specialized corporate and securities matters for AFC's publicly-held affiliates. Fees charged by such counsel to AFC and its affiliates constituted less than 3% of such counsel's total billings for its most recent fiscal year. The Special Committee was also advised that Taft, Stettinius & Hollister has in the past acted as counsel to the underwriters in connection with two securities offerings by AFC and advised a Special Committee of Directors of American Premier Underwriters in connection with its combination with AFC. The Special Committee decided that, since these matters were specific in nature rather than involving general representation of AFC and because they constituted such a small percentage of such counsel's billings, they would not inhibit such counsel from providing independent advice to the Special Committee. The Special Committee, therefore, determined that such services did not affect adversely the ability of Taft, Stettinius & Hollister to serve as its legal counsel.

     The Special Committee held a second meeting on April 24, 1997. All members were present. The Special Committee, together with legal counsel, reviewed its specific duties and responsibilities as set forth by the Board of Directors of AFC. Legal counsel to the Special Committee advised the Special Committee regarding the fiduciary duties of the Special Committee. The Special Committee then discussed the engagement of an independent financial advisor and determined to seek proposals from one or more nationally recognized firms to assist the Special Committee in its evaluation of the fairness of the Merger and the negotiation of the terms thereof.

     The Special Committee then considered certain issues raised by the significant ownership interests of the RASP in AFC's Series F and Series G Preferred Stock. The Special Committee was advised that the participants in the RASP would possess "pass-through voting rights" to direct individually the voting with respect to approval of the Merger. Assuming approval of the Merger, however, the Special Committee was advised that the Administrative Plan Committee of the RASP would determine the allocation between the cash and the shares of Series J Preferred Stock to be received in exchange for the shares of Series F and Series G Preferred Stock held by the RASP.

     The Special Committee noted that the Merger might have different effects on the public holders of the Series F and Series G Preferred Stock than on a participant in the RASP. For example, the Merger would not result in a taxable event with respect to securities held by the RASP, while it could trigger significant tax consequences to other holders of Series F and Series G Preferred Stock. The Special Committee was advised that the Administrative Plan Committee of the RASP would seek professional independent advice to help them discharge their fiduciary duties to the participants in the RASP. Such an advisor would be expected to have specialized expertise in employee benefit matters. The Special Committee instructed its legal counsel to request that the Administrative Plan Committee of the RASP share the advice provided to it by such financial advisor with the Special Committee so that the Special Committee would be better able to make a recommendation with respect to the Merger.

     Following the April 24 meeting of the Special Committee, its legal counsel contacted three separate nationally recognized investment banking firms and invited them to submit proposals to the Special Committee. Two of the three firms contacted declined to submit proposals for conflict and staffing reasons. A proposal was received from Libra Investments, Inc. ("Libra"). The next meeting of the Special Committee was held on May 15, 1997. At this meeting, all members of the Special Committee, together with legal counsel, were present. The Special Committee was briefed regarding the financial advisor selection process. The Special Committee reviewed the proposal submitted by Libra. The Committee also considered whether to seek proposals from additional possible financial advisors. After review of the Libra proposal, and also in reliance on the experience of the members of the Special Committee with respect to previous financial advisor engagements, the Special Committee concluded that the Libra proposal was acceptable and that it was not necessary to solicit additional proposals from other financial advisory firms. Accordingly, the Special Committee resolved to seek the engagement of Libra to advise the Special Committee and ultimately to deliver to the Special Committee an opinion regarding the fairness of the Merger consideration to holders of outstanding shares of Series F and Series G Preferred Stock from a financial point of view. Specifically, Libra was engaged to evaluate the fairness, from a financial point of view, of the $21.50 and $10.50 cash and the as-yet-unauthorized shares of Series J Preferred Stock consideration being offered for the outstanding shares of Series F and Series G, respectively. The Special Committee directed its legal counsel to negotiate an appropriate engagement letter with Libra. An engagement letter was negotiated and subsequently executed on June 2, 1997. See "Special Factors -- Opinion of Financial Advisor."

     On May 29, 1997, the Special Committee, together with its legal counsel and financial advisor and the financial advisor to the RASP, attended due diligence meetings in which the financial affairs and operations of AFC and its affiliates were reviewed by senior management of AFC and its affiliates. At these meetings, senior management of AFC and its affiliates discussed AFC's financial condition and performance on a divisional basis, focusing on factors such as combined ratios, changes in aggregate underwriting premiums, recorded losses and reserves, adequacy of environmental and asbestos reserves and recent catastrophic losses affecting AFC's insurance subsidiaries. The Special Committee inquired whether there were any regulatory initiatives, either current or impending, that might materially adversely effect the operations of AFC's insurance subsidiaries or the ability of such subsidiaries to pay dividends to AFC, and was told that AFC and its affiliates were not aware of any such restrictions. Management of AFC further reviewed the overall regulatory environment in the insurance industry and the status of significant litigation, both claim-related and non-claim-related, relating to AFC, and discussed the procedures used by AFC and its subsidiaries to manage such litigation. Further, the Special Committee reviewed in detail the investment portfolio of AFC and its affiliates, focusing on the major categories of investments held by AFC and its affiliates and the attempts of such entities to emphasize investment grade securities in their portfolios.

     Also on May 29, 1997, the Special Committee held its fourth meeting. All three members of the Special Committee were present along with the Special Committee's legal counsel and financial advisor. It was agreed that, on June 4, 1997, the Special Committee would receive a preliminary report from its financial advisor and a preliminary form of legal due diligence report from its legal counsel, at which time the Special Committee, together with its legal counsel and financial advisors, would meet to discuss the contents of each preliminary report. The Special Committee further agreed, assuming the suitability of each form of report, to meet on June 11, 1997, to accept and review more complete reports of its financial and legal advisors.

     Chairman Martinelli observed that the Special Committee had been authorized and directed, among other things, to negotiate with AFC regarding the terms of the Merger. Chairman Martinelli requested, in view of that duty, that the Special Committee's financial advisor explore fully the range of valuation of shares of the Series F Preferred Stock to be exchanged and to advise the Special Committee as fully as possible concerning the equivalency of the as-yet-unauthorized Series J Preferred Stock to be offered in exchange for the outstanding shares of Series F and Series G Preferred Stock.

     The Special Committee was advised by its legal counsel that its ultimate recommendation to the holders of the outstanding shares of Series F and Series G Preferred Stock should be made on the basis of a number of factors, including:
(i) the report of the Special Committee's financial advisor with respect to the fairness of the cash and Series J Preferred Stock offered in exchange for shares of Series F and Series G Preferred Stock; (ii) the review of this report by the Special Committee, and (iii) the legal due diligence procedures to be conducted by the Special Committee's legal counsel. The Special Committee's legal counsel noted that the charge of the Special Committee did not require the rendering by the Special Committee of a recommendation to the holders of shares of Series F and Series G Preferred Stock as between the transaction alternatives of receiving cash or exchanging their existing preferred shares for shares of Series J Preferred Stock, other than to opine that both the cash exchange price and shares of Series J Preferred Stock were fair consideration for the existing preferred shares.

     On June 3, 1997, the legal counsel and financial advisor to the Special Committee, together with the financial advisor to the RASP, participated in a conference with senior financial management of AFC in which the financial posture of AFC and the rationale underlying the Merger were discussed. The legal counsel and financial advisor to the Special Committee were advised that (i) apart from a planned consolidation of the bank borrowings of AFC and its affiliates, there were no impending corporate financings; (ii) AFC did not intend to list the as-yet-unauthorized Series J Preferred Stock on any public exchange; (iii) unless the number of record holders of Series J Preferred Stock required otherwise, AFC did not intend to register the Series J Preferred Stock under the Securities Exchange Act of 1934; (iv) AFC would continue to file reports pursuant to that act because AFC had publicly held debt outstanding; (v) AFC had determined the exchange price for the shares of Series F Preferred Stock based on its current trading price; and (vi) the Merger, as proposed, would result in annual additional pre-tax earnings applicable to AFC Common Stock of approximately $8 million.

     On June 4, 1997, the Special Committee, together with its legal counsel and financial advisor, met once again. All members of the Special Committee were present, except for Mr. William W. Verity, who was out of the country. Libra summarized the June 3, 1997 due diligence conference among Libra, the legal counsel to the Special Committee, the financial advisor to the RASP and senior financial management of AFC. Legal counsel to the Special Committee then presented the results of their legal due diligence review of AFC in a draft report. The Special Committee was advised that the legal due diligence review of AFC had not disclosed any material non-public information which would indicate a greater value for securities of AFC or which would have an adverse effect on the value of securities to be issued by AFC.

     Libra then reviewed with the Special Committee its proposed methodologies for valuing the shares of Series F Preferred Stock. These proposed methodologies included an analysis of: (i) the public trading price for the Series F shares,
(ii) yields and trading prices of comparable securities, (iii) the terms of recent tender offers for similar non-callable securities and (iv) a discounted cash flow analysis. Libra indicated that it proposed to determine a range of value for the Series F shares to be exchanged and the estimated initial trading range of the shares of Series J Preferred Stock to be issued in connection with the Merger. Libra noted that the value of the Series G Preferred Stock, effectively, was fixed by its certificate of designation since Series G shares were redeemable at a price of $10.50 per share plus any accrued dividends. The Special Committee's legal counsel then inquired of Libra whether Libra's valuation would give effect to (i) the redeemability of the Series J Preferred Stock as compared to the Series F Preferred Stock which cannot be redeemed and
(ii) the likely absence of a public market for Series J as compared to the publicly listed Series F and Series G. Libra indicated that its valuation would incorporate those differences between the Series F and Series G Preferred Stock, on the one hand, and the as-yet-unauthorized Series J Preferred Stock. The Special Committee, after discussion, stated that it was comfortable with Libra's proposed methodologies of valuation.

     The Special Committee resolved to meet on June 11, 1997, in order to receive Libra's initial preliminary report. The Special Committee further determined to deliberate and then apprise the financial advisor to the Administrative Plan Committee of the RASP regarding the preliminary conclusions of the Special Committee.

     On June 11, 1997, the Special Committee and its legal counsel and financial advisors met. All members of the Special Committee were present. Legal counsel to the Special Committee delivered its final Legal Due Diligence Report dated June 11, 1997, reaffirming the previously discussed preliminary due diligence review. The Special Committee was further advised that, as a result of the Merger, holders of shares of Series F and Series G Preferred Stock of AFC would possess statutory dissenters' rights of appraisal with respect to their shares. Such rights, if perfected properly under Ohio law, entitle each holder of such shares to a judicial determination of the fair cash value of their shares. According to Ohio law, the fair cash value of shares actively traded on a public market is the price of the shares on the day prior to the shareholders' vote on the particular transaction giving rise to dissenters' rights, minus any appreciation or depreciation resulting from the transaction itself.

     The Special Committee and its financial advisors were further advised of the Special Committee's task to articulate in the proxy statement circulated among the shareholders of AFC the methods and rationale utilized to evaluate the fairness of the Merger. Legal counsel stated that the criteria set forth in Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934 regarding the valuation of securities in connection with a merger or other business combination with a related party would be of particular relevance in this regard.

     Libra then addressed the Special Committee and outlined the financial ramifications of the Merger. Libra reviewed the terms of the Series F and Series G Preferred Stock of AFC and the proposed terms of the Series J Preferred Stock. Libra then presented its preliminary evaluation of the fairness of the $21.50 and $10.50 exchange prices of the Series F and Series G Preferred Stock, which took into account the necessary ratios of conversion into Series J and the acceptance of cash as set forth in the announced terms of the Merger. Because the redemption price of the Series G is prescribed in the terms of designation for that series in AFC's Articles of Incorporation, analysis of the exchange price for shares of Series G was deemed not to be necessary. In valuing the shares of Series F Preferred Stock, Libra discussed analyses based upon the following methodologies: (i) recent public trading prices and corresponding yields of shares of Series F Preferred Stock; (ii) trading prices of similar securities; (iii) terms of recent tender offers for similar non-callable securities, particularly the terms of the tender offers for the non-callable securities of an affiliate of AFC; and (iv) a discounted cash flow analysis. Libra's application of these methodologies provided the following ranges of per share values for the Series F Preferred Stock: for the recent trading prices analysis, $20 to $22; for the comparable security analysis, $19.90 to $21.50; for the tender offer analysis, $21.50 to $24.00; and for the discounted cash flow analysis, $20.90 to $22.15. Libra's overall preliminary evaluation of the Series F Preferred Stock resulted in a range of value per share of $19.90 to $24.00. The Special Committee noted that the terms of the Merger called for the payment of accrued dividends on the Series G Preferred Stock since AFC had fixed this proposed exchange price based upon the designated terms of the Series G Preferred Stock, while the exchange price for the Series F Preferred Stock did not include a provision for the payment of accrued dividends. The Special Committee was advised by Libra that while the trading prices of the Series F Preferred Stock did not reflect directly an increase or decrease in market price due to accrued dividends from time to time, the trading prices did, to some extent, reflect accrued dividends. Therefore, Libra suggested that it was appropriate for the Special Committee to review the exchange price to be offered for the shares of Series F Preferred Stock both on the basis of $21.50 per share and also on a hypothetical "strip price" basis, which eliminates completely the value of any accrued dividends. Libra noted that if the Merger is completed in early September, approximately $.45 per share in dividends would have accrued with respect to the Series F Preferred Stock which would not be paid, resulting in a hypothetical "strip price" of $21.05.

     The Special Committee reviewed these matters further with Libra. Following this review, it was agreed that Chairman Martinelli would contact representatives of AFC in order to explore the possibility of an increase in the exchange price for shares of Series F Preferred Stock to an amount greater than $21.50 per share. Mr. Martinelli was also asked to explore the possibility of a change in the terms of the Series J

Preferred Stock, which would be designed to provide that those shares would trade, at least initially, at a price equal to their per share liquidation value and, therefore, be viewed as equivalent to the cash consideration being offered in the Merger.

     The Special Committee then contacted the financial advisor to the Administrative Plan Committee of the RASP. The financial advisor to the Administrative Plan Committee of the RASP was advised that the Special Committee had received a preliminary report of its financial advisor, and that it was the Special Committee's intention to negotiate with AFC regarding the possibility of increasing the exchange price of the Series F Preferred Stock and changing the terms of the Series J Preferred Stock. The Special Committee noted specifically that it was not, at that time, reaching any conclusion with respect to the fairness of the terms of the Merger. The financial advisor to the Administrative Plan Committee of the RASP requested that the Special Committee notify it when the Special Committee reached its final determinations.

     The meeting was adjourned briefly in order to permit Chairman Martinelli to contact representatives of AFC. Shortly thereafter the meeting was reconvened. Chairman Martinelli reported that he had spoken with Mr. James E. Evans, Senior Vice President and General Counsel of AFC. Chairman Martinelli indicated that he had presented the Special Committee's current position regarding the terms of the Merger and that Mr. Evans had responded by requesting that a representative of Libra review with Mr. Evans the preliminary valuation of the shares of Series F and the proposed terms of Series J Preferred Stock. Libra agreed to present its preliminary report to Mr. Evans later that day.

     Legal counsel to the Special Committee then reviewed with the Special Committee the current draft of the proposed Merger Agreement and discussed with the Special Committee certain legal issues arising therefrom. These issues included but were not limited to the voting requirements of the Merger and the method of providing the holders of shares of Series F and Series G Preferred Stock accurate information regarding the likely election between cash or an exchange of securities prior to their approving the Merger.

     During the afternoon of June 11, 1997, a representative of Libra and legal counsel to the Special Committee met with Mr. Evans and other representatives of AFC to review the conclusions reached by the Special Committee at its meeting earlier that day.

     Between June 11 and June 20, 1997, various discussions were held, primarily between Chairman Martinelli and Mr. Evans, but also involving representatives of Libra and legal counsel to the Special Committee. With respect to the shares of Series F Preferred Stock, these discussions involved the possibility of increasing the exchange price and/or paying accrued dividends to the date of the Merger. With respect to the shares of Series J Preferred Stock these discussions involved a possible increase in the dividend rate or an increase in the initial redemption price. Following these discussions, and after consideration of a number of proposals and counter-proposals, on June 20, 1997, AFC, through Mr. Evans, proposed that the shares of Series F Preferred Stock be exchanged for $22.35 in cash, or one share of Series J Preferred Stock. No accrued dividends would be paid on the shares of Series F Preferred Stock, but if the Merger is not completed by November 1, 1997, the exchange price would be renegotiated. Mr. Evans further proposed that the dividend rate on the shares of Series J Preferred Stock remain at 8.5%, but that the shares would be redeemable at the option of AFC in the eighth year following their issuance at an amount equal to 103% of the liquidation value, declining to 101.5% in the ninth year and 100% in years thereafter. The liquidation value would be $22.35 per share of Series J Preferred Stock. The number of shares of Series J Preferred Stock to be received by a holder of shares of Series F or Series G Preferred Stock would be determined by dividing $22.35 into the exchange value of such number of shares of Series F or Series G Preferred Stock that the holder elects to have converted into shares of Series J Preferred Stock. Dividends on the Series J Preferred Stock would begin to accrue on August 15, 1997, if the Merger is consummated before September 1, 1997, and on September 1, 1997 if the Merger is consummated after that date.


     The Special Committee met again on June 25, 1997. All members of the Special Committee were present, as were representatives of Libra and legal counsel to the Special Committee. Chairman Martinelli reviewed with the members of the Special Committee the events since the last meeting of the Special Committee on June 11, 1997, including specifically the various discussions and negotiations with AFC. Libra then presented to the Committee a written report with respect to valuation of Series F Preferred Stock and the cash equivalence of the proposed Series J Preferred Stock. Libra noted that the proposed exchange price of $22.35 equated to a hypothetical approximate "strip price" of $21.90, assuming consummation of the Merger and payment of the applicable Merger consideration in early September of 1997. The possibility that the Merger may not be consummated until October 1997, led the Special Committee to seek payment of acrued dividends on the Series F preferred Stock. Representatives of AFC did not acquiesce to this request, but a termination date of November 1, 1997 was negotiated, reflecting the Special Committee's belief that the Merger consideration for the Series F Preferred Stock if the Merger was consummated on November 1, 1997 or after, would not be equivalent to such Merger consideration if the Merger were consummated prior to November 1, 1997. If the Merger is consummated and the Merger consideration paid in October 1997, the hypothetical "strip price" would be reduced by up to thirty cents, to $21.60. The Libra report consisted of the same analyses reviewed with the Special Committee at the meeting held on June 11, 1997, revised to reflect the new proposed terms for the Merger and the Series J Preferred Stock.


     This report presented an overall range of value per share of Series F Preferred Stock of $20.00 to $24.50. Libra noted that AFC had indicated that it did not intend to register the shares of Series J Preferred Stock under the Securities Exchange Act of 1934, nor to list such shares on any exchange. Libra recommended that the Committee request that such actions be taken to improve the liquidity of the Series J Preferred Stock. Counsel for the Special Committee then contacted and discussed this matter with Mr. Evans. After discussion, Mr. Evans stated that AFC would agree to register the shares of Series J Preferred Stock under the Securities Exchange Act of 1934 and to list the shares on the Pacific Exchange. Libra then continued the presentation of its report. Following this presentation and questions from the members of the Special Committee, Libra stated that it believed that the consideration to be received by holders of shares of Series F Preferred Stock and shares of Series G Preferred Stock in the Merger was fair to the holders of such shares from a financial point of view, regardless of whether such holders received cash, shares of Series J Preferred Stock or a combination thereof. Libra noted that its conclusion did not take into account the specific tax effects on any shareholder resulting from the Merger, and it did not express any opinion as to whether a shareholder should elect to receive cash, shares of Series J Preferred Stock or a combination thereof in the Merger. Libra also indicated that it was prepared, subject to the non-occurrence of unforeseen conditions, including material changes in the general level of interest rates or significant delays in the closing of the Merger, to deliver its written opinion to such effect at the time of execution of the proposed Merger Agreement and again at the time of mailing of the proxy statement to AFC's shareholders. The Special Committee then reviewed with its legal counsel the proposed form of the Merger Agreement.


     The Special Committee then reviewed and considered various factors concerning the fairness of the Merger. At the conclusion of the meeting on June 25, 1997, the Special Committee unanimously adopted resolutions finding that the Merger was fair to the holders of shares of Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC, recommending that the Board of Directors of AFC approve the Merger Agreement and cause it to be presented to the holders of the shares of the Series F Preferred Stock and Series G Preferred Stock of AFC for their consideration and recommending that such shareholders approve the Merger Agreement. The Special Committee did not express any opinion as to whether a holder of shares of Series F Preferred Stock or shares of Series G Preferred Stock should elect to receive cash, shares of Series J Preferred Stock, or a combination thereof in the Merger. The Committee noted, instead, that it believed that any of these various alternatives would be fair from a financial point of view. In reaching this decision, the Special Committee expressly adopted the conclusions of Libra but did not attempt to analyze the specific tax effects on a particular shareholder.


     In addition, the Special Committee noted that the Administrative Plan Committee of the RASP owed specific fiduciary duties to the participants in the RASP, and that the Administrative Plan Committee was receiving independent advice from its financial advisor. The report and analyses of Libra, Libra's advice concerning its opinion as to the fairness of the consideration to be received in the Merger, and the history of the negotiations between the Special Committee and its advisors and AFC were then shared by the Special Committee with the Administrative Plan Committee of the RASP and its financial advisor.

     On July 2, 1997, the Special Committee held another meeting and was advised of the report and opinion provided to the Administrative Plan Committee by its financial advisor, to the effect that the Merger is fair to the RASP from a financial point of view. All members of the Special Committee and its legal and financial advisors were present. The Special Committee discussed this report and opinion and related matters concerning the RASP and its participants with the Administrative Plan Committee and its financial advisor, as well as with the Special Committee's own financial and legal advisors. Following this meeting, the members of the Special Committee were given a copy of the RASP financial advisor's report and opinion for the sole and limited purpose of determining whether they were inconsistent with the Libra Report or with the conclusions of the Special Committee.

     The Special Committee met again on July 9, 1997. All members of the Special Committee and its legal and financial advisors were present. The Special Committee was advised by its legal counsel that the Administrative Plan Committee had accepted formally the report and opinion of its financial advisor and had determined that the Merger was fair to the RASP from a financial point of view.

     The Special Committee then discussed the report and opinion and the action of the Administrative Plan Committee with its legal and financial advisors. Following this discussion, and in view of its earlier determination that the Merger is fair to the holders of the shares of Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC, the Special Committee concluded that it saw no reason to believe that the interests of the participants in the RASP differed in any material respect from those of the direct holders of shares of Series F or Series G Preferred Stock and decided to recommend that individual participants in the RASP exercise their "pass-through" voting rights in favor of approval of the Merger Agreement.

     The Board of Directors of AFC, on July 9, 1997, received the report and recommendation from the Special Committee. The Board, relying exclusively on the Special Committee's analysis, then determined that, in light of and subject to the terms and conditions set forth in the Merger Agreement, it was in the best interests of the holder of AFC Common Stock, and the holders of AFC's Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC and to the RASP participants, for AFC to enter into the Merger Agreement, and that the Merger would be fair to, and in the best interest of, such holders and the RASP participants. The AFC Board, without taking any separate action to formally adopt the Special Committee's analysis, then determined to recommend to such holders and the RASP participants that the Merger Agreement be approved. At the meeting, the actions taken were approved by a unanimous affirmative vote.


     On September 9, 1997, Libra advised the Special Committee through its counsel that, as a result of changes in the marketplace, it did not believe that it would be able to confirm its earlier belief that the Merger consideration was fair to the holders of Series F Preferred Stock from a financial point of view. On September 11, 1997, a meeting of the Special Committee was held. All members of the Special Committee and its legal and financial advisors were present. Libra reminded the members of the Special Committee that at the meetings of the Special Committee held on June 11, 1997 and June 25, 1997, Libra had reviewed with the Special Committee analyses based upon four different methodologies, namely: (i) recent public trading prices and corresponding yields of shares of Series F Preferred Stock; (ii) trading prices of similar securities; (iii) terms of recent tender offers for similar noncallable securities; and (iv) a discounted cash flow analysis. Libra added that these analyses, when applied to current market conditions, indicate that the proposed Merger consideration for the Series F Preferred Stock was no longer within an appropriate range of values per share. The Special Committee concluded that, based upon this information, it would not be able to recommend approval of the Merger unless the terms of the Merger were changed.



     Subsequently, Mr. Martinelli advised AFC of these developments. Between that time and October 3, 1997, various discussions were held, primarily between Mr. Martinelli and Mr. Evans, but also involving representatives of Libra and other personnel of AFC. The Special Committee met again on September 29, 1997. All members of the Special Committee were present, as were representatives of Libra and counsel to the Special Committee. Mr. Martinelli described the discussions with AFC and stated that he expected that the Special Committee would receive a formal revised proposal in the near future.



     Another meeting of the Special Committee was held on October 3, 1997. All members of the Special Committee were present, as were representatives of Libra and counsel to the Special Committee.

Mr. Martinelli advised the other members of the Special Committee that AFC now proposed that holders of Series F Preferred Stock receive the greater of $23.75 or the Fixed Spread Price per share. Dividends on the Series F Preferred Stock would begin to accrue on November 1, 1997. A holder of shares of Series F Preferred Stock could elect to receive shares of Series J Preferred Stock which would bear a dividend equal to 8.0% of its liquidation value. The redemption feature of the Series J Preferred Stock would remain the same, but its dividends would begin to accrue from November 1, 1997. The number of shares of Series J Preferred Stock to be received by a holder of shares of Series F Preferred Stock or Series G Preferred Stock would be determined by dividing the liquidation value into the exchange value of such number of shares of Series F Preferred Stock or Series G Preferred Stock that the holder elects to have converted into shares of Series J Preferred Stock. Libra then presented to the Special Committee a written report (the "Libra Report") with respect to the valuation under current market conditions of the Series F Preferred Stock. Libra noted that the proposed revised minimum exchange price of $23.75 per share of Series F Preferred Stock equated to a hypothetical approximate "strip price" of $23.00. The Libra Report consisted of the same analyses reviewed with the Special Committee at the meetings held on June 11, 1997, and June 25, 1997, revised to reflect the new proposed terms for the Merger and the Series J Preferred Stock, as well as current market conditions. Libra's application of the methodologies included in the Libra Report provided the following ranges of per share values for the Series F Preferred Stock: for the recent trading prices analysis, $20.00 to $22.00; for the comparable security analysis, $21.20 to $24.00; for the tender offer analysis, $22.75 to $26.00; and for the discounted cash flow analysis, $21.00 to $23.50. Libra's overall evaluation of the Series F Preferred Stock based upon current market conditions resulted in a range of values per share of $20.00 to $26.00. The analyses included in the Libra Report are described under "Special Factors -- Valuation Methodologies." The Libra Report has been filed as an exhibit to the Schedule 13E-3 filed by AFC and AFG with the Securities and Exchange Commission. Copies thereof will be made available for inspection and copying at the principal executive offices of AFC during regular business hours by any RASP participant, interested holder of Series F Preferred Stock or Series G Preferred Stock, or such stockholder's representative who has been so designated in writing, and may be inspected and copied, and obtained by mail, in the manner specified in "Available Information."



     The members of the Special Committee then reviewed the terms of the proposed Amended and Restated Merger Agreement with the Committee's legal counsel. It was noted that the Agreement did not provide for an updated opinion from Libra as a condition to Closing, as did the original Merger Agreement. However, the Special Committee was advised by its counsel that the Committee could change its recommendation that holders of Series F Preferred Stock and Series G Preferred Stock vote in favor of the Merger in the event that the Special Committee should conclude, for any reason, that such action was warranted. After discussion, the Special Committee concluded that this right, coupled with the fact that the Merger consideration for the Series F Preferred Stock could increase with market conditions for U.S. Treasury securities, but could not decrease below $23.75 per share, provided adequate protection to shareholders with respect to changes that might occur after the date of the October 3, 1997 meeting. Libra then stated that it believed that the consideration to be received by holders of Series F Preferred Stock and Series G Preferred Stock in the Merger was fair to the holders of such shares from a financial point of view, regardless of whether such holders receive cash, shares of Series J Preferred Stock, or a combination thereof. As before, Libra noted that its conclusion did not take into account the specific tax effects on any shareholder resulting from the Merger, and it did not express any opinion as to whether a shareholder should elect to receive cash, shares of Series J Preferred Stock, or a combination thereof in the Merger. Libra also indicated that it was prepared, subject to the non-occurrence of unforeseen conditions, including material changes in the general level of interest rates, to deliver its written opinion to such effect at the time of mailing of the Proxy Statement to AFC's shareholders.



     The Special Committee then reviewed and considered various factors concerning the fairness of the Merger, including specifically those set forth under "Special Factors -- Recommendations of the Special Committee and the Board of Directors of AFC." At the conclusion of the meeting on October 3, 1997, the Special Committee unanimously adopted resolutions, finding that the Merger was fair to the holders of shares of Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC, recommending that the Board of Directors of AFC approve the Merger Agreement and cause it to be presented to the holders of shares of Series F Preferred Stock and Series G Preferred Stock of AFC for their consideration, and recommending that such shareholders approve the revised Merger Agreement. Again, the Special Committee did not express any opinion as to whether a holder of shares of Series F Preferred Stock should elect to receive cash, shares of Series J Preferred Stock, or a combination thereof in the Merger. The Committee noted, instead, that it believed that any of these various alternatives would be fair from a financial point of view. In reaching this decision, the Special Committee expressly adopted the conclusions of Libra, but did not attempt to analyze the specific tax effects on a particular shareholder.



     After receiving the report and recommendation from the Special Committee on October 3, 1997, the Board, relying exclusively on the Special Committee's analysis, took actions stating that, in light of and subject to the terms and conditions set forth in the Merger Agreement, it was in the best interests of the holder of AFC Common Stock, and the holders of AFC's Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC and to the RASP participants, for AFC to enter into the Merger Agreement, and that the Merger would be fair to, and in the best interest of, such holders and the RASP participants. The Board, without taking any separate action to formally adopt the Special Committee's analysis, also took action to recommend to such holders and the RASP participants that the Merger Agreement be approved. All of the October 3, 1997 actions taken were approved unanimously.


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AFC; RECOMMENDATION OF THE BOARD OF DIRECTORS OF AFG; REASONS FOR RECOMMENDATIONS.


     As noted above, the Board of Directors of AFC and the Special Committee have determined that the Merger is fair to the holders of the shares of AFC's Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC and the RASP participants, and recommend that such holders and the RASP participants approve the Merger Agreement. The Board of Directors of AFG did not make any independent analysis with respect to the merger proposal, but, relying upon and accepting the conclusions, determinations and findings of the Board of Directors of AFC and the Special Committee, took actions stating that the Merger is fair to the holders of Series F and Series G Preferred Stock not affiliated with AFC and to the RASP participants and unanimously recommends adoption of the Merger Agreement.


     In reaching its determination, the Special Committee considered a number of factors. Set forth below are all of the material factors which were considered by the Special Committee.

     The following factors were considered positive in nature and thereby to be favorable as to the fairness of the Merger:

          (i) the lack of liquidity for the shares of Series F and Series G Preferred Stock which, in the view of the Special Committee and the Board, makes it difficult for shareholders to sell their shares for cash and diversify their holdings without affecting adversely the trading price of the shares of Series F or Series G Preferred Stock;

          (ii) the fact that the terms of the Merger permit holders of shares of Series F Preferred Stock or Series G Preferred Stock to elect to receive shares of Series J Preferred Stock in a tax-free transaction, or to receive cash in a taxable transaction, depending upon their particular tax situation;

          (iii) with respect to the Series G Preferred Stock, the fact that the shares of Series G Preferred Stock are currently redeemable at, and have a liquidation value equal to, $10.50 per share, plus accrued dividends, pursuant to their terms of designation and that while the Merger does not provide a premium over this amount, it does provide eight years of call protection as a result of the terms of the Series J Preferred Stock;

          (iv) with respect to the Series F Preferred Stock, the various analyses and other information presented to the Special Committee by Libra, including those described under "Special Factors -- Background," and "Special Factors -- Opinion of Financial Advisor;"

          (v) with respect to the Series F Preferred Stock, that the proposed minimum exchange price of $23.75 and the hypothetical "strip price" of $23.00 exceed the liquidation value of the Series F Preferred Stock of $20.00 per share;


          (vi) the opinion of Libra described below under "Special
     Factors -- Opinion of Financial Advisor" to the effect that the consideration to be received by holders of shares of Series F Preferred Stock and Series G Preferred Stock in the Merger, is fair, from a financial point of view, to the holders of such shares;

          (vii) the terms of the Merger Agreement, including particularly the requirement that the Merger be approved by the vote of holders of two-thirds of the outstanding shares of Series F Preferred Stock and Series G Preferred Stock voting as a class, and that certain of the voting rights of the RASP will be "passed through" to the individual RASP participants;


          (viii) with respect to the Series F Preferred Stock, that the proposed minimum exchange value of $23.75 and the hypothetical "strip price" of $23.00 per share exceed the price paid by AFC for purchases of such shares during at least the past three years.;



          (ix) the fact that holders of shares of Series F Preferred Stock and Series G Preferred Stock will be entitled to exercise "dissenters' rights" under Ohio law.; and



          (x) with respect to the Series F Preferred Stock, that the minimum exchange price of $23.75 and the hypothetical "strip price" of $23.00 are each higher than the average trading price of the Series F Preferred Stock of $18.16 over the past five years and exceed the closing price of $21.75 on April 22, 1997, the day preceding the announcement of the proposed recapitalization, and at least equal to $23.00, the highest per share price at which the Series F Preferred Stock traded during 1997.


     The following factors were considered by the Special Committee to be negative in nature and thereby to be unfavorable as to the fairness of the
Merger:


          (xi) the fact that, while the shares of Series J Preferred Stock will be registered under the Securities Exchange Act of 1934 and registered on the Pacific Stock Exchange, such shares are likely to be illiquid, making it difficult for a holder of such shares who wishes to sell his or her shares to do so;



          (xii) the fact that the Series J Preferred Stock, unlike the Series F Preferred Stock, is redeemable at the option of AFC after eight years; and



          (xiii) the possibility that if all of the shares of Series J Preferred Stock are subscribed, a holder who wishes to receive only shares of Series J Preferred Stock in exchange for his or her shares of Series F or G Preferred Stock will receive a portion of the consideration in cash, resulting in a taxable event to such holder.


     Each of the factors cited above was considered by the Special Committee at one or more of its meetings, described under "Special Factors -- The Special Committee."


     The consideration of factors (iii), (iv), (v), (vi), (vii), (viii) and (x) involved primarily discussions among the members of the Special Committee and its legal and financial advisors and was based upon information and advice received by the Special Committee with respect to each factor from management of AFC and the Special Committee's legal and financial advisors, as well as its members' own knowledge about the matters involved in the Merger. The consideration of factors (iv), (v) and (x) involved detailed reviews by the Special Committee of factual, financial and numerical information presented to the Special Committee by its financial advisor, as described under "Special Factors -- The Special Committee," and "Special Factors -- Valuation Methodologies." With respect to factor (iv), the Special Committee noted particularly that the analyses of Libra indicated (a) a valuation for the shares of Series G Preferred Stock of $10.50 per share plus accrued dividends based upon the terms of such shares; and (b) an implied valuation range for shares of Series F Preferred Stock of $20.00 to $26.00 per share. Taking all of the factors into consideration, the Special Committee concluded that the Merger was fair to and in the best interests of the holders of shares of Series F Preferred Stock and Series G Preferred Stock. The Special Committee reviewed with its legal counsel and its financial advisor, and also the Administrative Plan Committee and its financial advisor, the question of whether the interests of participants in the RASP differ in any material respect from those of direct holders of shares of Series F Preferred Stock or Series G Preferred Stock. Based upon this review, the Special Committee concluded that there were no such material differences and, accordingly, determined to recommend that RASP participants exercise their "pass-through" voting rights in favor of the Merger.

     The Special Committee noted that the Merger is not conditioned expressly upon approval of holders of a majority of those shares of Series F and Series G Preferred Stock who are not affiliates of AFC. However, there are 13,864,883 Series F and Series G shares outstanding and a favorable vote of two-thirds, or 9,243,256 shares, is required for approval of the Merger. Directors, executive officers and affiliates of AFC and AFG hold directly 185,218 shares and have "pass-through" voting rights to approximately an additional 325,000 shares held by the RASP. Therefore, even if all of these shares are voted for the Merger, as a practical matter, approval of the Merger will be determined by the action of non-affiliated holders and non-affiliated RASP participants. See "Ownership of Preferred Stock." For this reason, and in view of the various procedural steps taken by the Special Committee as outlined above, the Special Committee believes that the Merger is fair to holders of Series F Preferred Stock and Series G Preferred Stock from a procedural, as well as a financial, point of view.


     The Merger is subject to Rule 13e-3 promulgated by the Securities and Exchange Commission which deals with certain "going private" transactions. Rule 13e-3 notes eight specific factors which normally are deemed important in determining the fairness of a transaction and requires disclosure of the consideration and the weight given to each such factor. The Special Committee considered the applicability of each of these eight factors. "Current Market Prices" and "Historical Market Prices" were considered as noted in (xiii) above. "Net Book Value" was felt by the Special Committee to be generally more applicable to a common stock transaction. However, the Special Committee did consider the liquidation values of the Series F Preferred Stock in (v) above and of the Series G Preferred Stock in (iii) above. The Special Committee felt that these liquidation values were, in effect, the equivalent of the "Net Book Value" per share. "Going Concern Value," was considered by the Special Committee through a discounted cash flow analysis, which the Special Committee believes is analogous to "Going Concern Value." This consideration was part of (iv) and (vi) above and is discussed at page 23 of this Proxy Statement. "Liquidation Value" was considered in (iii) and (v) above. "The Purchase Price Paid in Previous Purchases" was considered in (viii) above. Any "Report, Opinion or Appraisal" relevant to the Merger was considered under (iv) and (vi) above. Any other "Firm Offers" with respect to the Series F and Series G Preferred Stock was deemed not relevant since there were no such offers.


     In reaching its determination that the Merger is fair to the holders of shares of Series F Preferred Stock and Series G Preferred Stock not affiliated with AFC and to RASP participants, the Special Committee considered solely the interests of such holders and did not consider the interests of other parties or of officers or directors of AFC. In view of the wide variety of factors considered in connection with its review of the Merger, neither the Special Committee nor the Board found it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations, except that the Special Committee and the Board placed special emphasis on the nature of the consideration to be received in the Merger and on the matters set forth in items (iii), (iv), (vi) and (vii). In reaching this decision, the Special Committee did not attempt to analyze the specific tax effects on a particular shareholder. Because of the appointment of the Special Committee and the engagement of Libra and special counsel by the Special Committee, neither the Board nor the Special Committee considered it necessary to retain an unaffiliated representative to act solely on behalf of the holders of shares of Series F Preferred Stock or Series G Preferred Stock for the purpose of negotiating the terms of the Merger Agreement.

     The Board of Directors of AFG did not make any independent analysis with respect to the merger proposal, but is relying upon and accepting the conclusions, determinations and findings of the Board of Directors of AFC and the Special Committee, determined that the Merger is fair to the holders of Series F and Series G Preferred Stock not affiliated with AFC.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     Libra Investments, Inc., the financial advisor to the Special Committee, has delivered its opinion that the consideration to be issued in exchange for shares of Series F and G Preferred Stock in the form of cash or Series J Preferred Stock is in each case fair from a financial point of view to holders of shares of Series F and Series G Preferred Stock.

VALUATION METHODOLOGIES


     As described above under "Special Factors," at the meeting of the Special Committee held on October 3, 1997, Libra stated its opinion that the consideration to be received by holders of shares of Series F Preferred Stock and shares of Series G Preferred Stock in the Merger was fair to the holders of such shares from a financial point of view, regardless of whether such holders received cash, shares of Series J Preferred Stock or a combination thereof.



     The full text of Libra's written opinion, dated October 3, 1997, is appended hereto as Exhibit B. Holders of Series F and Series G Preferred Stock are urged to read the opinion in its entirety for the assumptions made, matters considered and limits of the review undertaken by Libra. Libra's opinion is directed only to the fairness of the consideration to be received and does not constitute a recommendation to any holder of Preferred Stock as to whether such shareholder should elect to receive cash, shares of Series J Preferred Stock, or a combination thereof in the Merger.



     In arriving at its opinion, Libra has reviewed the following: (i) the Amended and Restated Agreement and Plan of Merger among American Financial Corporation, AFC Acquisition Corp. and American Financial Group, Inc. dated October 3, 1997, (ii) the Certificate of Designation for the Series F and Series G Preferred Stock, (iii) the Company's audited financial statements for the fiscal year ended December 31, 1996 and unaudited financial statements for the six months ended June 30, 1997 as set forth in its public filings with the SEC and (iv) pro forma financial statements prepared by AFC reflecting the effect of the Merger on AFC's financial statements. Libra held discussions with certain senior officers of AFC concerning the business, operations and prospects of AFC. In arriving at its opinion relating to the Series G Preferred Stock, Libra noted that the value of the Series G Preferred Stock, effectively, was fixed by its certificate of designation since Series G shares are redeemable at a price of $10.50 per share plus any accrued dividends. In arriving at its opinion relating to the Series F Preferred Stock, Libra considered the recent trading prices of the Series F Preferred Stock, the trading prices and yields of comparable securities, the terms of recent tender offers for similar non-callable securities, a discounted cash flow analysis and the potential trading price and liquidity for the Series J Preferred Stock. Libra also conducted such other financial studies, analyses and investigations as it deemed appropriate for the purposes of its opinion.


     In rendering its opinion, Libra has assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all financial and other information which was publicly available or furnished to or discussed with Libra by AFC. With respect to pro forma financial information, forward looking statements and other information and data provided to, or otherwise reviewed by or discussed with Libra, Libra has been advised by the management of AFC that such pro forma information and other information and data were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AFC as to the future financial performance of AFC and Libra assumed in arriving at its opinion that AFC will perform in accordance with such estimates. Libra has not conducted any independent evaluation or appraisal of the properties, assets, liabilities or reserves of AFC, nor has Libra conducted any independent actuarial or physical inspections. Libra has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience as an investment banker generally. Libra's opinion necessarily is based upon regulatory, economic, market and other conditions as they exist on, and the information made available to Libra as of, the date of its opinion.

     In arriving at its opinion and making its presentation to the Special Committee, Libra performed a variety of financial analyses, including those summarized below. The summary set forth below includes the material financial analyses discussed by Libra with the Special Committee, but does not purport to be a complete description of the analyses performed by Libra in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Libra believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Additionally, estimates of the value of securities neither purport to be appraisals nor necessarily reflect the prices at which securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary of the analyses performed by Libra in connection with the portion of its fairness opinion dealing with the Series F Preferred
Stock:


     RECENT TRADING PRICES: Libra generated information relating to the trading price of Series F Preferred Stock (i) for the period from September of 1992 until September of 1997 and (ii) weekly for the period from January 1, 1997 to September 26, 1997 on a "strip price" basis (using the week-end closing price). During the period in (i) the Series F traded from a low of $13.13 per share to a high of $23.00 per share and at an average price of $18.16. This analysis was performed without adjusting the trading prices for any impact of accrued dividends. Libra advised the Special Committee that while the trading price of the Series F Preferred Stock did not reflect directly an increase or decrease in market price due to accrued dividends from time to time, the trading price did, to some extent, reflect accrued dividends. Thus for the period in (ii) above, Libra eliminated the accrued dividend from the trading price to create an estimated "strip price". Based on this analysis the Series F Preferred Stock traded from a low of $20.00 per share to a high of $22.00 per share. Libra believes this is the more appropriate range to consider for purposes of its recent trading prices analysis.



     COMPARABLE SECURITY ANALYSIS: Libra analyzed the trading prices and related yields for comparable preferred stock securities based on credit rating, industry and size of issue. These comparable securities were grouped into three general categories: (i) preferred stock securities of other subsidiaries of AFG,
(ii) preferred stock securities with a rating of Ba1 from Moody's Investor Service and BBB- from Standard & Poor's (this is the implied-credit rating of the Series F Preferred Stock based on the ratings assigned to AFC's debt securities) and (iii) preferred stock securities with a rating of Baa3 from Moody's Investor Service and BBB- from Standard & Poor's. The yields were analyzed on a current yield basis as well as various yields to call. It is important to note that all of these comparable securities have optional call features (in most cases after an extended non-call period) whereas the Series F Preferred Stock is non-call. Yields for the securities in (i) above ranged from 150 basis points to 240 basis points over the relevant treasury yield; they ranged from 95 basis points to 290 basis points over the relevant treasury yield for the securities in (ii) above and they ranged from 130 basis points to 180 basis points over the relevant treasury yield for the securities in (iii) above. Libra believed the most appropriate range was 120 to 220 basis points over the relevant treasury for this analysis. Libra selected the 30 year Treasury yield of 6.29% as the most appropriate yield due to the non-call feature on the Series F Preferred Stock. This analysis yielded a range of $21.20 to $24.00 per share.



     TENDER OFFER ANALYSIS: Due to the non-call feature of the Series F Preferred Stock, Libra analyzed various tender offers for securities during their non-call period. Libra was unable to identify any tenders for non-call perpetual preferred stocks with similar characteristics to the Series F and Series G Preferred Stock and consequently analyzed tenders for debt securities in their non-call period. American Premier Underwriters (a company wholly-owned by AFG and AFC; "APU") completed a tender offer in January 1997 for three of its debt securities that were in their non-call period. The pricing on these tender offers ranged from 67 basis points to 155 basis points over the relevant treasury security. AFC announced a tender offer in August 1997 for its 9 3/4% debentures due 2004 at a price of 50 basis points over the relevant treasury security. Other tender offers ranged from 25 basis points to 175 basis points over the relevant treasury security. Based on this analysis, Libra applied a range of 50 basis points to 150 basis points over the 30 year treasury. This analysis yielded a price range of $22.75 to $26.00 per share.



     DISCOUNTED CASH FLOW: Libra performed a discounted cash flow analysis on the Series F Preferred Stock by discounting, at various discount rates, the anticipated cash flows from the Series F Preferred Stock including dividends and liquidation preference. Libra selected a range of discount rates from 7.5% to 8.5%
based on existing yields for comparable securities with comparable risk profiles and assumed that the liquidation preference of $20.00 per share was received in 30 years. This analysis yielded a price range of $21.00 to $23.50 per share.



     Taken together, these four analyses yielded a range of value for the Series F Preferred Stock of $20.00 to $26.00 per share.


     Pursuant to an engagement letter dated June 2, 1997, AFC has agreed to pay Libra $200,000, payable upon delivery of the Opinion (whether favorable or unfavorable) to the Special Committee. AFC has also agreed to reimburse Libra for its reasonable out of pocket expenses, including the fees and disbursements of its counsel, and to indemnify Libra and certain related entities and persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Libra and its affiliates may trade the debt and equity securities of AFC and AFG and certain of AFG's affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Libra has provided financial advisory and investment banking services to AFC and its affiliates in the past, for which services it has received customary fees.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., in its capacity as tax counsel to AFC, the following are the material U.S. federal income tax consequences relevant to holders of shares of Preferred Stock of AFC whose shares of either Series F or Series G Preferred Stock would be exchanged for shares of Series J Preferred Stock of AFC and/or cash (collectively, the "Exchanging Shareholders"). This summary does not purport to be a complete analysis of all potential tax considerations relevant to the Exchanging Shareholders. The summary is limited solely to U.S. federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

     The summary of certain tax consequences to Exchanging Shareholders is limited to those Exchanging Shareholders that hold shares of Preferred Stock in AFC (and that will hold Series J Preferred Stock) as capital assets, for U.S. federal income tax purposes. This summary does not purport to address U.S. federal income tax consequences that may be applicable to particular categories of shareholders, including banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt persons, dealers in securities or currencies, persons holding Preferred Stock as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, non-United States persons, including foreign corporations and nonresident alien individuals, and shareholders, partners or beneficiaries of holders of AFC Common Stock. This summary does not address any tax considerations under the laws of any state, locality, or foreign country.

     THE UNITED STATES FEDERAL INCOME TAX SUMMARY SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN EXCHANGING SHAREHOLDER'S PARTICULAR SITUATION. EXCHANGING SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF SHARES OF SERIES F OR G PREFERRED STOCK OF AFC FOR SHARES OF AFC SERIES J PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

TAX TREATMENT OF THE MERGER


     No gain or loss will be recognized by shareholders who exchange shares of Series F or Series G Preferred Stock solely for shares of Series J Preferred Stock pursuant to the Merger. However, any amount received as a dividend on Series F or Series G Preferred Stock will be taxable as ordinary income. Taxable gain (if any), but not loss, will be recognized by a shareholder, other than the RASP, that receives cash in addition to Series J Preferred Stock, generally in an amount equal to the lesser of (i) the excess of the cash plus the fair market value of the stock received over the tax basis of the stock surrendered, and
(ii) the amount of cash
received. Also, taxable gain (or loss) will generally be recognized by a shareholder that receives solely cash. Exchanging Shareholders should consult their own tax advisors with respect to the tax character (e.g., capital gain or ordinary income) of any taxable gain (or loss) recognized in connection with the Merger. No gain or loss will be recognized as a result of the Merger by AFC, AFC Acquisition Corp. or the RASP.

     RECENTLY ENACTED LEGISLATION REQUIRES THE RECOGNITION OF GAIN IN TRANSACTIONS INVOLVING THE RECEIPT OF CERTAIN TYPES OF PREFERRED STOCK IN EXCHANGE FOR OTHER STOCK. THIS LEGISLATION GENERALLY IS EFFECTIVE FOR TRANSACTIONS COMPLETED AFTER JUNE 8, 1997, BUT DOES NOT APPLY TO TRANSACTIONS DESCRIBED IN A PUBLIC ANNOUNCEMENT MADE ON OR BEFORE JUNE 8, 1997. THE PROPOSED EXCHANGE OF SERIES F AND SERIES G PREFERRED STOCK FOR CASH OR SHARES OF A NEW ISSUE OF PREFERRED STOCK WAS DESCRIBED IN A PUBLIC ANNOUNCEMENT MADE ON APRIL 23, 1997.

TAX BASIS OF SERIES J PREFERRED STOCK

     The tax basis of Series J Preferred Stock to an Exchanging Shareholder receiving solely Series J Preferred Stock in the Merger will be the same as such Exchanging Shareholder's tax basis in the Series F and/or Series G Preferred Stock surrendered for such shares of Series J Preferred Stock. An Exchanging Shareholder receiving both Series J Preferred Stock and cash in the Merger will generally have a basis in Series J Preferred Stock equal to the basis in the Series F and/or Series G Preferred Stock surrendered minus the cash received plus the gain recognized in the merger.

HOLDING PERIOD OF SERIES J PREFERRED STOCK

     An Exchanging Shareholder's holding period in Series J Preferred Stock received in the exchange will include the period during which such Exchanging Shareholder held the Series F or Series G Preferred Stock surrendered.

REDEMPTION PREMIUM

     AFC is required to pay a redemption premium in the event that it redeems the Series J Preferred Stock within the first two years during which redemption is permitted. Under Section 305(c) of the Code and the applicable Treasury Regulations, a redemption premium on preferred stock is deemed, under certain circumstances, to be a constructive distribution (treated as a dividend to the extent of the issuer's current and accumulated earnings and profits) which is taxable to the holder at a constant yield (as if it was original issue discount on a debt instrument) over the period, generally, during which the preferred stock cannot be redeemed. In the case of stock that is redeemable at the issuer's option, however, the constructive distribution rule is potentially applicable only if, at the time of issue and based on all the facts and circumstances, it is more likely than not that the issuer will exercise such option. The Treasury Regulations provide a safe harbor under which an issuer's right to redeem is not treated as more likely than not to occur if three conditions are satisfied. AFC believes that each of these three conditions will be satisfied, so that the redemption premium will not result in constructive distribution treatment under Section 305.

BACKUP WITHHOLDING ON CASH PAYMENTS

     Federal income tax backup withholding at a rate of 31 percent on dividends and proceeds from a sale, exchange, or redemption of Series J Preferred Stock may apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                        PRO FORMA FINANCIAL INFORMATION


     The following Pro Forma Condensed Consolidated Financial Statements are unaudited and have been derived from AFC's historical financial statements which are incorporated herein by reference. The Pro Forma Condensed Consolidated Balance Sheet at June 30, 1997, assumes the AFC Merger was consummated at that date. The Pro Forma Condensed Consolidated Statements of Earnings for the six months ended June 30, 1997, and the year ended December 31, 1996, assume the Merger was consummated on January 1, 1996. These statements give effect to the acquisition of all outstanding shares of AFC Series F and Series G Preferred Stock in exchange for $235.8 million in cash and $70.4 million in a new issue of AFC Series J Preferred Stock.


     The pro forma statements of earnings do not necessarily reflect the results of operations of AFC which would have actually resulted had the AFC Merger occurred as of the dates indicated, nor should they be taken as indicative of AFC's future results of operations. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations included in AFC's quarterly report on Form 10-Q for the six months ended June 30, 1997, and Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated herein by reference.

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1997

                                 (IN MILLIONS)


                                                                           PRO FORMA
                                                           HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                           ----------     -----------     ---------
ASSETS
  Cash and investments...................................  $ 11,988.1       $(235.8)(a)   $11,752.3
  Recoverables from reinsurers and prepaid reinsurance
     premiums............................................       951.5            --           951.5
  Agents balances and premiums receivable................       676.7            --           676.7
  Other assets...........................................     1,731.9            --         1,731.9
                                                           ----------       -------       ---------
                                                           $ 15,348.2       $(235.8)      $15,112.4
                                                           ==========       =======       =========
LIABILITIES AND CAPITAL
  Unpaid losses and loss adjustment expenses.............  $  4,086.0       $    --       $ 4,086.0
  Unearned premiums......................................     1,336.8            --         1,336.8
  Annuity benefits accumulated...........................     5,469.5            --         5,469.5
  Life, accident and health benefit reserves.............       589.5            --           589.5
  Payable to American Financial Group....................       351.8            --           351.8
  Long-term debt.........................................       470.1            --           470.1
  Other liabilities......................................     1,122.8            --         1,122.8
                                                           ----------       -------       ---------
          Total liabilities..............................    13,426.5            --        13,426.5
  Minority interest......................................       476.4            --           476.4
  Preferred Stock........................................       162.8         (92.4)(b)        70.4
  Common Stock and capital surplus(c)....................       937.6         (31.2)(a)       906.4
  Retained earnings......................................       112.2        (112.2)(a)          --
  Net unrealized gains on marketable securities, net of
     deferred income taxes...............................       232.7            --           232.7
                                                           ----------       -------       ---------
          Total shareholders' equity.....................     1,445.3        (235.8)        1,209.5
                                                           ----------       -------       ---------
                                                           $ 15,348.2       $(235.8)      $15,112.4
                                                           ==========       =======       =========

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                         SIX MONTHS ENDED JUNE 30, 1997

                                 (IN MILLIONS)


                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
INCOME
  Insurance premiums.......................................   $ 1,414.8        $  --        $1,414.8
  Investment income........................................       427.3           --(d)        427.3
  Other income.............................................        91.1           --            91.1
                                                              ---------        -----        --------
                                                                1,933.2           --         1,933.2
COSTS AND EXPENSES
  Property and casualty insurance:
     Losses and loss adjustment expenses...................       964.5           --           964.5
     Commissions and other underwriting expenses...........       377.6           --           377.6
  Annuity, life, accident and health benefits..............       189.4           --           189.4
  Interest charges on borrowed money.......................        46.1           --(d)         46.1
  Other operating and general expenses.....................       163.9           --           163.9
                                                              ---------        -----        --------
                                                                1,741.5           --         1,741.5
                                                              ---------        -----        --------
Earnings before income taxes and extraordinary items.......       191.7           --           191.7
Provision for income taxes.................................        69.0           --            69.0
                                                              ---------        -----        --------
EARNINGS BEFORE EXTRAORDINARY ITEMS........................   $   122.7           --        $  122.7
                                                              =========        =====        ========
Preferred dividend requirement.............................        11.7         (8.9)(e)         2.8
EARNINGS BEFORE EXTRAORDINARY ITEMS APPLICABLE TO COMMON
  SHAREHOLDER..............................................   $   111.0        $ 8.9        $  119.9
                                                              =========        =====        ========

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1996

                                 (IN MILLIONS)


                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
INCOME
  Insurance premiums.......................................   $ 2,948.1       $    --       $2,948.1
  Investment income........................................       845.3            --(d)       845.3
  Other income.............................................       320.4            --          320.4
                                                              ---------       -------       --------
                                                                4,113.8            --        4,113.8
COSTS AND EXPENSES
  Property and casualty insurance:
     Losses and loss adjustment expenses...................     2,131.4            --        2,131.4
     Commissions and other underwriting expenses...........       793.8            --          793.8
  Annuity, life, accident and health benefits..............       364.1            --          364.1
  Interest charges on borrowed money.......................        86.1            --(d)        86.1
  Other operating and general expenses.....................       400.4            --          400.4
                                                              ---------       -------       --------
                                                                3,775.8            --        3,775.8
                                                              ---------       -------       --------
Earnings before income taxes and extraordinary items.......       338.0            --          338.0
Provision for income taxes.................................        89.7            --           89.7
                                                              ---------       -------       --------
EARNINGS BEFORE EXTRAORDINARY ITEMS........................   $   248.3       $    --       $  248.3
                                                              =========       =======       ========
Preferred dividend requirement.............................        24.9         (17.8)(e)        7.1
EARNINGS BEFORE EXTRAORDINARY ITEMS APPLICABLE TO COMMON
  SHAREHOLDER..............................................   $   223.4       $  17.8       $  241.2
                                                              =========       =======       ========

                         AMERICAN FINANCIAL CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a) Represents exchange of Series F Preferred Stock and Series G Preferred Stock for cash and issuance of Series J Preferred Stock as follows:


     11,900,725 shares of Series F Preferred Stock at $24.00 per share..........  $285.6
     1,964,158 shares of Series G Preferred Stock at $10.50 per share...........    20.6
     Less shares exchanged for Series J Preferred Stock.........................   (70.4)
                                                                                  ------
     Total cash assumed used to retire Preferred Stock..........................   235.8
     Series J Preferred Stock assumed issued in exchange for Preferred Stock....    70.4
                                                                                  ------
                                                                                   306.2
     Stated value of Series F and G Preferred Stock.............................   162.8
                                                                                  ------
     Charge to retained earnings ($112.2) and capital surplus ($31.2)...........  $143.4
                                                                                  ======


(b) Represents excess of stated value of Series F Preferred Stock and Series G Preferred Stock assumed retired ($162.8 million) over the estimated fair value of Series J Preferred Stock assumed issued ($70.4 million).


(c) There were 45 million shares of AFC Common Stock outstanding at June 30, 1997, all of which were owned by AFG. As a result of the Merger, these shares will be converted into 10,593,000 shares of AFC Common Stock. The conversion of shares will have no effect on amounts stated in AFC's balance sheet.



(d) In accordance with SEC guidelines, the pro forma Statements of Earnings do not include adjustments for the cost of funds assumed used to finance the AFC Merger. At a rate of 7%, interest expense would increase, or investment income would decrease, annually by $16.5 million ($10.7 million after tax).



(e) Represents the net reduction in AFC's preferred dividend requirement from the assumed retirement of the Series F and Series G Preferred Stock and issuance of the Series J Preferred Stock.

                              THE MERGER AGREEMENT



     The following description of the Merger Agreement relates to the material terms of the document and is, consequently, not complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Exhibit A as a part of this Proxy Statement.



TERMS OF THE MERGER



     AFC, AFC Acquisition Corp. (a wholly-owned subsidiary of AFC formed for purposes of the Merger) and AFG entered into the Merger Agreement on July 11, 1997. The Merger Agreement was amended and restated on October 3, 1997. If the Merger is approved by the required vote of AFC shareholders, AFC Acquisition Corp. will merge with and into AFC with AFC being the surviving corporation. As a result of the Merger, the 45 million shares of AFC Common Stock held by AFG will be converted into 10,593,000 shares of AFC Common Stock and all of the outstanding Preferred Stock of AFC, consisting of its Series F and Series G Preferred Stock, will be converted into the right to receive cash, or at the election of the holder, shares of a new Series J Preferred Stock.



     In the Merger, each share of Series F Preferred Stock would be converted into the right to receive merger consideration equal to the greater of (i) $23.75 or (ii) a Fixed Spread Price which represents an amount which would provide a current yield of 140 basis points (1.40%) over the yield on a reference security (the 6 5/8% U.S. Treasury Bond due February 2027), plus $0.75, plus accrued dividends from November 1, 1997. The Fixed Spread Price will be determined using the yield of the Reference Security on the Meeting Date. Each share of Series G Preferred Stock would be converted into the right to receive merger consideration equal to $10.50, plus accrued dividends.



     The aggregate merger consideration to be received by an AFC preferred shareholder would be payable, at the holder's election, either in shares of a new AFC Series J Preferred Stock (having a liquidation value of $25.00 per share and paying an annual dividend of $2.00 per share), in cash, or in a combination of the two. No fractional shares will be paid, but cash in lieu thereof will be paid at the rate of $25.00 per share of Series J Preferred Stock.



     The Fixed Spread Price for the Series F Preferred Stock would be calculated in accordance with the following formula and example.



                                    FORMULA



                       Stated Annual Dividend
Fixed Spread Price =   ----------------------- + $0.75
                           Reference Yield



                                    EXAMPLE



Stated Annual Dividend  =    $1.80
Reference Yield         =    7.74% = 6.34% (hypothetical yield on Reference Security) + 1.40%
                             $1.80
Fixed Spread Price      =    -----  + $0.75
                             7.74%

                        =    $23.256  +    $0.75

                        =    $24.01



     If holders of Series F and Series G Preferred Stock elect to receive more than $70.4 million in liquidation amount of Series J Preferred Shares, the number elected for each holder may be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock.



     The Merger Agreement also provides for certain amendments to AFC's Articles of Incorporation and Code of Regulations. As the Agreement of Merger will be approved by the Company's shareholders, a separate vote by shareholders on the Amendment to the Articles is not required.

     A Letter of Transmittal providing for election is supplied with this Proxy Statement to holders of AFC Common Stock and AFC Preferred Stock. The Letter of
Transmittal must be returned to AFC prior to the Meeting Date (November   ,
1997) or the shareholder will be deemed to have elected to receive solely cash. After the Merger becomes effective, shareholders will receive cash or shares of Series J Preferred Stock as they have determined (subject to a pro rata reduction in the stock consideration, as described below) only in exchange for their certificates for shares of Series F or Series G Preferred Stock. Upon surrender of those certificates, those shareholders who are receiving cash will receive that cash without interest. Persons who receive Series J Preferred Stock will be treated as having been Series J shareholders from the date of effectiveness of the Merger and will receive any dividends or other distributions payable since the Effective Time of the Merger but also without interest.


CONDITIONS TO THE MERGER

     The respective obligations of AFC, AFG and AFC Acquisition to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (i) The Merger must have received the affirmative vote of two-thirds of all outstanding shares of Common and Preferred Stock, voting as a group;

          (ii) The Merger must have received the affirmative vote of two-thirds of all outstanding shares of Series F and Series G Preferred Stock, voting as a group;

          (iii) There shall not be in effect any judgment, injunction, decree or order issued by any court or any statute, rule or regulation enacted which would prohibit consummation of the Merger;

          (iv) AFC shall have received an opinion of its special tax counsel to the effect that, among other things, no gain or loss will be recognized by AFC shareholders who receive solely Series J Preferred Stock;

          (v) AFC shall have received an opinion of its special tax counsel to the effect that neither AFC nor AFC Acquisition Corp. will recognize gain as a result of the Merger;


          (vi) The liquidation value of all the Series J Preferred Stock issued, $25.00 per share, will be at least $70.4 million.



     In addition, the obligation of AFC to effect the Merger is subject to the satisfaction (or waiver by AFC acting through its Special Committee) of the following conditions:



          (i) The Special Committee must have determined, based on the advice of Libra Investments, Inc.; that the terms of the merger are fair from a financial point of view to the holders of the Series F and G Preferred Stock not affiliated with AFC; and



          (ii) The Special Committee shall have received an opinion from Libra Investments, Inc., dated the day of mailing on this Proxy Statement that the terms of the merger are fair from a financial point of view to holders of the Series F and Series G Preferred Stock not affiliated with AFC; and


          (iii) The Special Committee shall have received from the Administrative Plan Committee of the RASP a copy of Houlihan Lokey Howard & Zukin's opinion with respect to the Merger Consideration for those Preferred Shares held in the RASP.

     AFC intends to resolicit shareholder proxies with respect to approval of the Merger if any material condition is waived.

TERMINATION


     The Merger Agreement may be terminated at any time before its effectiveness by the mutual agreement of the parties. Either AFC or AFG may terminate it if the other materially breaches any warranty, representation or covenant.

EFFECTIVENESS OF THE MERGER

     The Merger will become effective when a Certificate of Merger is filed with the Secretary of State of Ohio.

OTHER PROVISIONS

     The Merger Agreement also provides that the Articles of Incorporation and Code of Regulations of AFC will be modified in certain respects to bring them into line with current law, to provide the fullest indemnity permitted by Ohio law to executive officers and directors, to eliminate the provisions relating to Series F and Series G Preferred Stock, and to create the Series J Preferred Stock.

     The full text of the Merger Agreement, which includes the new Articles of Incorporation and Code of Regulations, is appended hereto as Exhibit A.

DISSENTERS' RIGHTS

     The following is a summary of the principal steps which a shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Revised Code (the "ORC"). The summary is qualified in its entirety by Section 1701.85 of the ORC, a copy of which is appended hereto as Exhibit C. Failure to take any one of the required steps may result in termination of the rights of the shareholder under the ORC.

     Exercise of dissenters' rights under the ORC may result in a judicial determination that the "fair cash value" of the dissenting shareholder's shares is higher or lower than the cash or the value of the Series J Preferred Stock to be paid for each share of Series F and Series G Preferred Stock in the Merger.

     Any shareholder of record whose shares are not voted for adoption of the Merger Agreement may be entitled, if the Merger is consummated, to be paid the "fair cash value" of such shares held of record on the record date. While participants in the RASP possess the right to vote with respect to the Merger, participants in the RASP are not record holders of shares, and therefore have no rights of dissenting shareholders. To be entitled to such payment, such shareholder must serve a written demand therefor upon AFC at One East Fourth Street, Cincinnati, Ohio, 45202 on or before the tenth day after the shareholder vote adopting the Merger Agreement and must otherwise comply with Section 1701.85 of the ORC. AFC will not inform shareholders of the expiration of the ten-day period and therefore dissenting shareholders are advised to retain this Proxy Statement. A vote for adoption of the Merger Agreement constitutes a waiver of dissenters' rights. Submission of a properly executed proxy without a designation of "against" or "abstain" will constitute a vote for the Merger proposal. Failure to vote does not constitute a waiver of dissenters' rights. The required written demand must specify the shareholder's name and address, the number of shares and series of AFC Preferred Stock held of record on the record date and the amount claimed as the "fair cash value" of the shares. Voting against adoption of the Merger Agreement will not of itself constitute a written demand as required by Section 1701.85 of the ORC.

     The election to receive either cash or Series J Preferred Stock by a holder of Preferred Stock, however, will not by itself prevent a holder from exercising dissenters' rights.

     If AFC requests, dissenting shareholders must submit their share certificates to AFC within 15 days after the making of such request for endorsement thereon by AFC of a legend that demand for appraisal has been made. Such certificates will be returned promptly to the dissenting shareholder by AFC. AFC intends to make such a request to dissenting shareholders.

     If AFC and any dissenting shareholder cannot agree on the "fair cash value" of the shares of AFC Preferred Stock, either may within three months after service of the demand by the shareholder file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the "fair cash value" of such shareholder's AFC Preferred Stock. The Court, if it determines that the dissenting shareholder is entitled to be paid the "fair cash value" of the AFC Preferred Stock, may appoint one or more appraisers to determine its value. If the Court approves the appraisers' report, judgment will be entered therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, shall be assessed or apportioned as the Court considers equitable. "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the shareholder's demand. "Fair cash value" would be determined as of the day prior to that on which the shareholder vote is taken at the Special Meeting and would exclude any appreciation or depreciation in market value of AFC Preferred Stock resulting from the proposal of the Merger. AFC does not intend to file such a complaint. Therefore, a dissenting shareholder must timely file such a complaint to protect his rights to a judicial determination under the ORC.

     The right of any dissenting shareholder to be paid the "fair cash value" of the AFC Preferred Stock will terminate if: (i) for any reason the Merger, although adopted by shareholder vote, does not become effective; (ii) the dissenting shareholder fails to serve an appropriate timely written demand upon AFC; (iii) the dissenting shareholder does not, upon request of AFC, timely surrender certificates for an endorsement thereon of a legend to the effect that demand for the "fair cash value" of such AFC Preferred Stock has been made; (iv) the demand is withdrawn by the dissenting shareholder, with the consent of the Board of Directors of AFC; (v) AFC and the dissenting shareholder shall not have come to an agreement as to the "fair cash value" of the AFC Preferred Stock and neither shall have filed a complaint in the Court as described above or (vi) the dissenting shareholder has otherwise not complied with the requirements of
Section 1701.85 of the ORC.

     From the time a dissenting shareholder's demand is made until the termination of the right arising from that demand, all rights accruing from such AFC Preferred Stock, including dividend and voting rights, shall be suspended. If the right to receive "fair cash value" is terminated other than by purchase of the dissenting shareholder's AFC Preferred Stock by AFC, all such shareholder's rights with respect to AFC Preferred Stock shall be restored to the shareholder; if the Merger has then been consummated, such rights shall consist solely of the right to receive cash or, if set forth in a Letter of Transmittal by such holder, shares of Series J Preferred Stock. No interest or accrued dividends would be paid on the cash or Series J Preferred Stock.

EXPENSES


     Estimated expenses of the transaction are as follows: legal and accounting -- $275,000; fees and expenses of investment advisors -- $475,000; filing fees -- $60,000; printing and mailing costs -- $100,000; and other expenses -- $30,000. AFC estimates that the cash payments in the Merger will be approximately $235.8 million, which will be provided through cash on hand and bank borrowings under existing lines of credit.


                         DESCRIPTION OF PREFERRED STOCK

     The following is a summary of the terms of the Preferred Stock. The complete terms of the different series of Preferred Stock are contained in AFC's Articles of Incorporation.

SERIES F PREFERRED STOCK

Dividends

     Each share has a fixed annual dividend rate of $1.80 per share. The dividend is payable, as declared, in semi-annual installments of $.90 per share on the 3rd day of June and December in each year, to holders of record as of the 15th day of the preceding month. The right to payment of dividends is cumulative to the extent that the dividends not paid must be paid in full before dividends can be paid on Common Stock.

Preference

     In the event of an arrearage in payment of dividends, AFC cannot purchase any Common Stock or Preferred Stock or pay any dividends on Common Stock. On liquidation, the holder of each share of Series F Preferred Stock would be entitled to $20.00, plus declared or accumulated but unpaid dividends in preference to distributions to holders of Common Stock.

Voting Rights

     Each share has one vote in all matters voted upon by shareholders and votes with shares of Common Stock on such matters. In addition, holders of Series F and G Preferred Stock, voting as a class, have the right to elect two directors at any time that three semi-annual dividend installments are unpaid. Ohio law requires that the rights of the holders may not be modified without a vote of two-thirds of the Series F and Series G Preferred Stock outstanding, voting as a class. Holders of Series F Preferred Stock have no rights to vote cumulatively in the election of directors.

Optional Redemption

     After December 3, 1996, shares of Series F Preferred Stock are not redeemable.

Miscellaneous

     Holders of Series F Preferred Stock have no preemptive or other rights to subscribe for or purchase additional shares of any class and the Preferred Stock is not convertible into any other security.

SERIES G PREFERRED STOCK

Dividends

     Each share has a fixed annual dividend rate of $1.05 per share. The dividend is payable, as declared, in semi-annual installments of $.525 per share on the 3rd day of March and September in each year, to holders of record as of the 15th day of the preceding month. The right to payment of dividends is cumulative to the extent that the dividends not paid must be paid in full before dividends can be paid on Common Stock.

Preference

     In the event of an arrearage in payment of dividends, AFC cannot purchase any Common Stock or Preferred Stock or pay any dividends on Common Stock. On liquidation, the holder of each Preferred Share would be entitled to $10.50, plus accrued dividends, in preference to distributions to holders of Common Stock.

Voting Rights

     Each share has one vote in all matters voted upon by shareholders and vote with Common Shareholders on such matters. In addition, holders of Series F and G Preferred Stock, voting as a class, have the right to elect two directors at any time that three semi-annual dividend installments are unpaid. The rights of the holders may not be modified without a vote of two-thirds of the Series F and Series G Preferred Stock outstanding, voting as a class. Holders of Series G Preferred Stock have no rights to vote cumulatively in the election of directors.

Optional Redemption

     AFC may, at its option, redeem all or any part of the Series G Preferred Stock at a redemption price of $10.50 per share, plus accrued dividends.

Miscellaneous

     Holders of shares of Series G Preferred Stock have no preemptive right to subscribe for or purchase additional shares of any class and the Preferred Stock is not convertible into any other security.

SERIES J PREFERRED STOCK

Dividends


     Each share has a fixed annual dividend rate of $2.00 per share. The dividend is payable, as declared, in semi-annual installments of $1.00 per share on the first day of May and November in each year, to holders of record as of the 15th day of the preceding month. The right to payment of dividends is cumulative to the extent that the dividends not paid must be paid in full before dividends can be paid on Common Stock.

Preference


     In the event of an arrearage in payment of dividends, AFC cannot purchase any Common Stock or Preferred Stock or pay any dividends on Common Stock. On liquidation, the holder of each Preferred Share would be entitled to $25.00, plus accrued dividends, in preference to distributions to holders of Common Stock.


Voting Rights

     Each share is entitled to one vote on all matters voted upon by shareholders and the Preferred Shares vote with the Common Shareholders on all matters presented to shareholders. As a class, the Series J Preferred Stock will possess at least 21% of the voting power of AFC, voting one vote per share. In addition, if there is an arrearage in the payment of dividends for each of four or more consecutive semi-annual payments, the number of directors of AFC shall be increased by two and the holders of the Series J Preferred Stock shall have the right, voting as a class, to elect directors to fill the newly created directorships. The rights of the holders may not be modified without a vote of a majority of the outstanding shares of Series J Preferred Stock outstanding. Holders of Series J Preferred Stock have no rights to vote cumulatively in the election of directors.

Optional Redemption

     AFC may, at its option, call for redemption all or part of the Series J Preferred Stock on the following terms:


                    WHEN REDEEMED                                  REDEMPTION PRICE
-----------------------------------------------------   ---------------------------------------
After the eighth anniversary of the Effective Date      $25.75 per share plus accrued dividends
After the ninth anniversary of the Effective Date       $25.375 per share plus accrued
                                                        dividends
After the tenth anniversary of the Effective Date       $25.00 per share plus accrued dividends


MISCELLANEOUS

     Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class and the Preferred Stock is not convertible into any other security.

                                   MANAGEMENT

     The directors, nominees for director and executive officers of the Company are:

                                                                                    DIRECTOR OR
                                                                                     EXECUTIVE
                             AGE*                      POSITION                        SINCE
                             ----     ------------------------------------------    -----------
Carl H. Lindner..........     78      Chairman of the Board and Chief Executive         1959
                                        Officer
Carl H. Lindner III......     43      Co-President and a Director                       1980
S. Craig Lindner.........     42      Co-President and a Director                       1979
Keith E. Lindner.........     37      Co-President and a Director                       1981
James E. Evans...........     51      Senior Vice President, General Counsel and        1976
                                      a Director
Alfred W. Martinelli.....     69      Director                                          1997
Gregory C. Thomas........     49      Director                                          1997
William W. Verity........     38      Director                                          1997
Theodore H. Emmerich.....     71      Nominee for Director                              1995
Thomas M. Hunt...........     74      Nominee for Director                              1995
William R. Martin........     68      Nominee for Director                              1995
Sandra W. Heimann........     54      Vice President                                    1984
Robert C. Lintz..........     63      Vice President                                    1979
Thomas E. Mischell.......     49      Senior Vice President -- Taxes                    1985
Fred J. Runk.............     54      Senior Vice President and Treasurer               1978

---------------

*As of June 30, 1997

CARL H. LINDNER (Chairman of the Board and Chief Executive Officer; Chairman of the Executive Committee) Mr. Lindner has been Chairman of the Board and Chief Executive Officer of the AFG for more than five years. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFC and American Premier Underwriters, Inc. ("APU"), diversified financial services companies which became subsidiaries of AFG as a result of Mergers occurring in April 1995. He is Chairman of the Board of Directors of American Annuity Group, Inc. ("AAG"), American Financial Enterprises, Inc. ("AFEI") and Chiquita Brands International, Inc. ("Chiquita"). Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

CARL H. LINDNER III (Co-President; Member of the Executive Committee) Mr. Lindner was President of AFG from February 1992 until he became Co-President in March 1996. For more than five years, Mr. Lindner has been President of Great American Insurance Company ("Great American") and has been principally responsible for AFG's property and casualty insurance operations. Mr. Lindner is a director of AFG, AFC and APU.

S. CRAIG LINDNER (Co-President; Member of the Executive Committee) Since March 1993, Mr. Lindner has been President of AAG, an 81%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions. Mr. Lindner is also President of American Money Management Corporation ("AMMC"), a subsidiary of AFC which provides investment services for AFG and its affiliated companies. For over five years prior thereto, he had served as Senior Executive Vice President of AMMC. Mr. Lindner is a director of AFG, AAG, AFC and APU.

KEITH E. LINDNER (Co-President; Member of the Executive Committee) In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita, a worldwide marketer and producer of bananas and other food products in which AFG has a 43% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFG, AFC and APU.

JAMES E. EVANS (Senior Vice President and General Counsel) Mr. Evans is Senior Vice President and General Counsel of AFG. He has served as Vice President and General Counsel of AFC for more than five years. Mr. Evans is a director of AFG, AFC, AFEI and APU.

THEODORE H. EMMERICH Until his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG, APU, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust. From 1995 until April 1997, Mr. Emmerich was also a director of AFC.

THOMAS M. HUNT During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is a director of AFG and APU. From 1995 until April 1997, Mr. Hunt was also a director of AFC.

WILLIAM R. MARTIN During the past five years, Mr. Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until 1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is a director of AAG, AFG and APU. From 1995 until April 1997, Mr. Martin was also a director of AFC.

WILLIAM W. VERITY Mr. Verity has served as Chairman and Chief Executive Officer of ENCOR Holdings, Inc. ("ENCOR") since 1991. ENCOR develops and manufactures plastic molded components through two subsidiaries, ENCOR Technologies, Inc. and Compression, Inc. ENCOR is a subsidiary of Leaver Corp., an investment holding company, of which Mr. Verity also serves as Chairman. He served as President of Leaver Corp. from 1987 through 1993. He is also a director of Chiquita.

GREGORY C. THOMAS, for more than five years prior to his retirement in September 1996, was Executive Vice President and Chief Financial Officer of Citicasters Inc. (formerly Great American Communications Company).

ALFRED W. MARTINELLI was President and Chief Executive Officer of AFG's predecessor from 1982 until 1987. He is Chairman of the Board and Chief Executive Officer of Buckeye Management Company, which is the sole general partner of Buckeye Partners, L.P., a limited partnership principally engaged in pipeline transportation of refined petroleum products, and is a consultant to the Company. He is also a director of AAG.

SANDRA W. HEIMANN has served as a Vice President of AFC for more than five years.

ROBERT C. LINTZ has served as a Vice President of AFC for more than five years.

THOMAS E. MISCHELL is a Senior Vice President -- Taxes of AFG. He has served as a Vice President of AFC for more than five years.

FRED J. RUNK is Senior Vice President and Treasurer of AFG. He has served as Vice President and Treasurer of AFC for more than five years.

     In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc. and has since been sold by AFC, completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner, Fred J. Runk, Thomas E. Mischell and Gregory C. Thomas had been executive officers of that company within two years before its bankruptcy reorganization.

                             PRINCIPAL SHAREHOLDERS


     The following shareholders are the only persons known to own beneficially 5% or more of AFC's outstanding voting securities as of September 30, 1997:


                                     AMOUNT AND NATURE     PERCENT
                                            OF                OF
       NAME AND ADDRESS OF           VOTING SECURITIES      VOTING
        BENEFICIAL OWNER                   HELD            SECURITIES
---------------------------------    -----------------     --------
American Financial Group, Inc.(a)        45,000,000(b)       76.4%
  One East Fourth Street
  Cincinnati, Ohio 45202
AFG RASP                                  9,208,852(c)       15.6%
  One East Fourth Street
  Cincinnati, Ohio 45202

---------------

(a) Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner, members of their family and trusts for their benefit (collectively the "Lindner Family") are the beneficial owners of approximately 45% of AFG's common stock. AFG and the Lindner Family may be deemed to be controlling persons of AFC.

(b) Shares of Common Stock.


(c) Consists of 7,531,752 shares of Series F Preferred and 1,677,100 shares of Series G Preferred. This represented approximately 63% and 85% of these Series, respectively, at September 30, 1997.


SECURITIES OWNERSHIP

     The voting equity securities of AFC consist of its Common Stock and Preferred Stock. All of AFC's Common Stock is owned by AFG. The beneficial ownership of AFC Preferred Stock and the equity securities of AFC's parent and subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of June 1, 1997 is set forth below. Mr. Martin and all directors and executive officers as a group beneficially owned 40,483 and 62,220 shares of AFC Preferred Stock, respectively. Messrs. Emmerich, Evans, Hunt, S.C. Lindner, Martin, Martinelli and all directors and executive officers as a group beneficially owned 1,561; 19,638; 382; 69,308; 1; and 161,163 shares, respectively, of the common stock of AFG. Mr. Evans and all directors and executive officers as a group beneficially own 116,000 and 414,209 (3%) shares, respectively, of the common stock of AFEI. Beneficial ownership of shares of common stock of AFG was as follows: Carl H. Lindner -- 11,635,872 (20.2%); Carl
H. Lindner III -- 5,119,929 (8.8%); S. Craig Lindner -- 4,887,322 (8.5%); Keith
E. Lindner -- 4,880,231 (8.5%); Mr. Evans -- 78,525; Mr. Emmerich -- 17,899; Mr.
Hunt -- 17,371; Mr. Martin -- 41,280; and all directors and executive officers as a group -- 27,123,583 (47%). In addition, Messrs. Emmerich, C. H. Lindner, K.
E. Lindner and all directors and executive officers as a group beneficially owned 1,000; 43,134; 11,887; and 246,844 shares, respectively, of the common stock of Chiquita.

                                  COMPENSATION

     The following table summarizes the aggregate cash compensation for 1996, 1995 and 1994 of the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers during 1996 (such five executive officers being herein referred to as the "Named Executive Officers"). Such compensation includes amounts paid by AFG, AFC, APU and their subsidiaries and certain affiliates during 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                         -----------------
                                          ANNUAL COMPENSATION               SECURITIES
                                 -------------------------------------      UNDERLYING
                                                          OTHER ANNUAL        OPTIONS
        NAME AND                                          COMPENSATION        GRANTED           ALL OTHER
 PRINCIPAL POSITION (a)   YEAR   SALARY (b)   BONUS (c)       (d)        (# OF SHARES) (e)   COMPENSATION (f)
------------------------  ----   ----------   ---------   ------------   -----------------   ----------------
Carl H. Lindner           1996   $  913,000   $ 900,000     $156,000                --           $ 70,900
Chairman of the Board     1995    1,364,000     900,000      254,000                --            169,000
  and Chief Executive     1994    1,129,000   2,050,000      143,000                --            108,000
  Officer
Carl H. Lindner III       1996   $  917,000   $ 900,000     $174,000                --           $ 39,500
Co-President              1995    1,076,000     900,000      223,000                --            103,000
                          1994    1,011,000     800,000       13,000                --             83,000
S. Craig Lindner          1996   $  917,000   $ 900,000     $137,000                --           $ 32,000
Co-President              1995    1,121,000     900,000      142,000         $ 388,181             83,000
                          1994    1,570,000   1,350,000      106,000                --             95,000
Keith E. Lindner          1996   $  917,000   $ 900,000     $ 28,000                --           $ 31,000
Co-President              1995      935,000     900,000           --         $ 400,000             30,000
James E. Evans            1996   $  917,000   $ 639,000     $ 14,000                --           $ 49,500
Senior Vice President     1995      948,000     850,000       10,000         $ 150,000             58,000
  and General Counsel     1994    1,019,000     850,000        1,000                --             50,000

---------------

(a) Keith E. Lindner became an executive officer of AFC in April 1995.

(b) This column includes $200,000 (1996) and $269,000 (1995) with respect to Carl H. Lindner and $900,000 (1996) and $935,000 (1995) with respect to Keith E. Lindner, representing salary paid by Chiquita.

(c) Approximately one-quarter of the 1996 bonus for each individual was paid in shares of AFG Common Stock.

(d) This column includes amounts for (i) personal homeowners and automobile insurance coverage and (ii) the use of corporate aircraft and value of automobiles as follows:

                                                                                         AIRCRAFT &
                             NAME                                 YEAR     INSURANCE     AUTOMOBILE
--------------------------------------------------------------    ----     ---------     ----------
Carl H. Lindner...............................................    1996      $16,000       $ 140,000
                                                                  1995       18,000         236,000
                                                                  1994       10,000         133,000
Keith E. Lindner..............................................    1996      $12,000       $  16,000
                                                                  1995           --              --
Carl H. Lindner III...........................................    1996      $19,000       $ 155,000
                                                                  1995       17,000         206,000
                                                                  1994       13,000              --
S. Craig Lindner..............................................    1996      $23,000       $ 114,000
                                                                  1995       20,000         122,000
                                                                  1994           --         106,000
James E. Evans................................................    1996           --       $  14,000
                                                                  1995           --          10,000
                                                                  1994           --           1,000

---------------

(e) Represents options granted by AFG. In addition, payments of $5,950,000 were made to each of K. E. Lindner, C. H. Lindner III and S. C. Lindner, and a payment of $1,480,000 was made to J. E. Evans, upon termination of the AFC Book Value Incentive Plan in March 1995.

(f) Consists of company contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under a benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in contributions to certain retirement plans), directors' fees and company paid group life insurance, as follows:

                                                   AFC AUXILIARY     SAVINGS AND      DIRECTORS'
                   NAME                     YEAR       ESORP       RETIREMENT PLANS     FEES      TERM LIFE
------------------------------------------  ----   -------------   ----------------   ---------   ---------
Carl H. Lindner...........................  1996      $21,400          $ 12,000        $ 14,500    $23,000
                                            1995       30,000            74,000          25,000     40,000
                                            1994       30,000            49,000              --     38,000
Carl H. Lindner III.......................  1996      $30,000          $  7,500              --    $ 2,000
                                            1995       30,000            67,000              --      6,000
                                            1994       30,000            51,000              --      2,000
S. Craig Lindner..........................  1996      $30,000                --              --    $ 2,000
                                            1995       30,000                --        $ 51,000      2,000
                                            1994       30,000                --          64,000      1,000
Keith E. Lindner..........................  1996      $30,000                --              --    $ 1,000
                                            1995       30,000                --              --         --
James E. Evans............................  1996      $30,000                --        $ 14,500    $ 5,000
                                            1995       30,000                --          25,000      3,000
                                            1994       30,000                --          19,000      1,000

OPTION INFORMATION

     No AFC stock options were granted to, or exercised by, the Named Executive Officers during 1996. Certain executive officers of AFC also serve as executive officers of AFG and certain AFC subsidiaries and may be granted employee stock options by such companies. The table set forth below discloses the number and value of unexercised affiliated company stock options held by the Named Executive Officers at December 31, 1996.

      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                          SHARES           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                        ACQUIRED ON            AT YEAR END                 AT YEAR END(a)
                                         EXERCISE      ---------------------------   ---------------------------
          NAME             COMPANY     (# OF SHARES)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -------     -------------   -----------   -------------   -----------   -------------
Carl H. Lindner                AFG          --            31,818         20,000      $   500,429    $   191,200
S. Craig Lindner               AFG          --            89,455        310,545        1,246,981      4,279,310
Keith E. Lindner               AFG          --            80,000        320,000        1,102,400      4,409,600
Carl H. Lindner III            AFG          --           400,000              0        5,511,883              0
James E. Evans                 AFG          --            31,000        120,000          237,070        922,800
                           AFEI(b)          --           115,000              0          812,500              0

---------------

(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 29, 1996 for AFG's Common Stock on the New York Stock Exchange of $37.75 per share and AFEI's common stock on the Pacific Stock Exchange of $28.25 per share.

(b) American Financial Enterprises, Inc., an 83%-owned subsidiary of AFG at December 31, 1996.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of each of AFG, AFC and APU consists of three directors, none of whom is an employee of any of these companies or any of their subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the senior executive officers of AFG, AFC and APU, as defined from time to time by the Board of each such company. The term senior executive offers includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under AFG's Stock Option Plan to employees of AFC and its subsidiaries, including senior executive officers.

     As the senior executive officers of AFG, AFC and APU are the same, the following discussion has been taken from AFG's proxy statement for use in its 1997 Annual Meeting of Shareholders. References to the "Company" below refer to AFG, unless the context requires otherwise.

     The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants.

     Before decisions were made regarding 1996 compensation for senior executives, the Committee first had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Company's financial results for the preceding year, the Committee deliberated and formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO, and the Co-Presidents.

     Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that we appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In December 1995, the Committee approved the 1996 salaries of the CEO, the Co-Presidents and certain other senior executive officers, noting that such salaries would be virtually the same in 1996 and 1995.

     Annual Bonuses. In 1996 the Committee developed an annual bonus system for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

     The annual bonus system for 1996 made 60% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets and 40% on the Company's overall performance, as determined by the Committee. A significant aspect of the 1996 annual bonus system is discussed below. The Committee believes that payment of a substantial portion of annual bonuses in Common Stock align further the interests of the Company's senior executives with those of its shareholders. The Committee also selected the executives whose 1996 bonus would be subject to this system, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets that were the measure for the greater part of such bonus payments.

     The Board adopted all of the Committee's recommendations with respect to the annual bonus system for 1996. Under the 1996 annual bonus system, the bonus target amount for the CEO and each of the Co-Presidents was $925,000, with 0% to 150% of $555,000 (60% of $925,000) to be paid depending on the Company's earnings per share for 1996 (as determined pursuant to the Committee's annual bonus system guidelines) and 0% to 150% of $370,000 (40% of $925,000) to be paid based on the Company's performance, as determined by the Committee. The Company's earnings per share target was adjusted pursuant to the annual bonus system to negate the effects of certain extraordinary and non-recurring items including the loss on repayment of subsidiary debt, strengthening of asbestos and other environmental reserves, and Chiquita losses on repayment of debt and non-recurring items. The Committee determined that under the 1996 annual bonus system the CEO and the Co-Presidents would receive $520,000 attributable to the earnings per share component.

     The Committee then evaluated the Company's relative overall performance for 1996. The factors considered by the Committee, with no relative weight being given to any specific performance factor, were the Company's return on equity of 14.3%, the increase in per share price of the Company's Common Stock relative to comparable companies, the upgrade of the debt ratings of certain Company subsidiaries to investment grade, improvement in the debt-to-total capital ratio from 33.5% to 20.2%, investment portfolio performance including realized gains and losses, and other operating criteria. The Committee concluded that the CEO and the Co-Presidents should receive $389,000 each under the Company performance component of the 1996 annual bonus payment. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus system for 1996.

     The annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other. In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the first most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals pursuant to a plan approved by the compensation committee of outside directors and by shareholders. The Company does not anticipate that this limitation will apply to the compensation paid to any of its employees in 1996.

     Stock Option Grants. Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of Common Stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. No options were granted to the CEO, the Co-Presidents or any senior executives of the Company in 1996.

     Other Information. In March 1997, the Committee discussed the 1997 salaries, bonuses and stock option grants of the CEO, the Co-Presidents and certain other senior executives. The Committee approved the 1997 salaries for such persons which included an increase of $50,000 for the CEO and each of the Co-Presidents and the same bonus target amounts for them for 1997 and 1996. At the same time, the Committee granted each of the Co-Presidents options to purchase 50,000 shares.

                                         Members of the Compensation Committee
                                         for 1996:

                                              William R. Martin, Chairman
                                         Theodore H. Emmerich
                                                Thomas H. Hunt

PERFORMANCE GRAPH

     No performance graph is included as AFC's Common Stock is not publicly traded.

DIRECTORS' COMPENSATION

     The Company's Board of Directors receives no annual compensation from the Company. However, they are paid as directors of AFG. In addition, each member of the AFC Special Committee will receive a fee of $35,000 and $1,000 per Special Committee meeting, and the Chairman of the Special Committee will receive an additional $15,000 for such service.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four meetings in 1996. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

     Executive Committee. The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on 24 occasions in 1996.

     Audit Committee. During 1996, the Audit Committee consisted of Messrs. Emmerich (Chairman) and Martin. Neither was an officer or employee of the Company or any of its subsidiaries during the year. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firm engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration and the management of the investments of the employee benefits plans of the Company and its subsidiaries. The Audit Committee met three times and took action in writing on two occasions in 1996.

     Compensation Committee. The Compensation Committee consisted of Messrs. Martin (Chairman), Emmerich and Hunt in 1996. The functions of the Compensation Committee are discussed under "Compensation -- Compensation Committee Report." The Compensation Committee took action in writing on one occasion in 1996.

                              CERTAIN TRANSACTIONS

     Various business has been transacted between AFC and certain affiliates, including rentals, investment management services, insurance and sales of assets. The financial terms (costs, interest rates, collateral, risks of collectibility and other) of these transactions are comparable to those prevailing at the time of consummation which would apply to unrelated parties, unless noted otherwise.

     AFC provides security guard and surveillance services at the main office of Provident Financial Group, Inc. ("Provident") for which Provident paid $100,000 in 1996. Members of the Lindner family are the majority owners of Provident. Provident leases its main banking and corporate office from AFC. Provident paid rent under the leases of $2,131,000 in 1996.

     At the close of business on December 31, 1996, AFG contributed to AFC 81% of the Common Stock of APU. As APU was an affiliate of AFC prior to December 31, 1996, certain transactions between AFC and APU are disclosed below.

Asset Transactions

     Following the April 1995 mergers creating AFG, AFC and APU agreed that APU would make loans available to AFC of up to $675 million under a line of credit. Loans under the credit line bear interest at 11-5/8% and convert to a four-year term loan in March 2005. On December 27, 1996, APU paid a dividend to AFG which consisted of a $675 million note receivable from AFC, plus approximately $18.1 million of accrued interest, representing amounts outstanding at that date under the credit line with AFC.

     During 1996, two AFC subsidiaries entered into separate revolving credit agreements with APU and Pennsylvania Company ("Pennco"), a wholly-owned subsidiary of APU, under which aggregate loans are available to those subsidiaries of up to $170 million. Loans made under the credit lines bear interest at floating rates based on prime or LIBOR. At December 31, 1996, aggregate amounts outstanding under the credit lines totaled $96.5 million (plus $1.0 million of accrued interest).

     During 1996, subsidiaries of AFC sold marketable securities to APU for $627 million. During the fourth quarter of 1996, APU sold (i) marketable securities to subsidiaries of AFC for aggregate proceeds of $566 million; and (ii) certain coal properties and other real estate to AFC in return for promissory notes totaling $54.1 million. The notes each bear interest at prime plus 2%. Notes totaling $40.0 million are due on December 23, 1997 and the remaining notes are due on December 31, 1997.

     In 1988, APU's workers' compensation insurance operations ("Republic Indemnity") entered into a reinsurance contract with Great American Insurance Company ("GAI"), a subsidiary of AFC, to cover the aggregate losses on workers' compensation coverage for the accident years 1980-1987, inclusive. The contract provides for coverage by GAI of net aggregate paid losses of Republic Indemnity in excess of a certain threshold, up to a maximum of $35.1 million. Cumulative paid losses at December 31, 1996 pertaining to claims during this period exceeded the threshold amount by approximately $3 million. In addition, GAI has agreed to reimburse Republic Indemnity for its loss adjustment expenses pertaining to this period up to a maximum of $4.9 million.

Operations (Income/Expense) Transactions

     The respective investment portfolios of APU's non-standard automobile and workers' compensation insurance subsidiaries have been managed by AMMC for an aggregate annual management fee equal to 0.20% of that portion of the aggregate value of such companies' investment portfolios which is less than $500 million and 0.10% of that portion which exceeds $500 million. The aggregate market value at December 31, 1996 of APU's insurance company portfolios managed by AMMC was approximately $1.8 billion. AMMC has also managed APU's fixed income investment portfolio for an annual fee equal to .025% of the aggregate value of the portfolio, subject to a $125,000 annual minimum fee. The aggregate market value of the fixed income investment portfolio at December 31, 1996 was approximately $7 million. Each of the foregoing fees has been payable in quarterly installments based on asset values measured as of the end of the preceding calendar quarter. AMMC was paid an aggregate of approximately $2.4 million under the foregoing agreements for 1996.

     GAI and its insurance company subsidiaries paid APU's insurance subsidiaries an aggregate of approximately $68.8 million in premiums under various reinsurance arrangements in 1996. APU's subsidiaries paid GAI insurance companies an aggregate of approximately $73,000 in premiums for 1996 for general liability and other insurance coverage, and paid approximately $183,000 in commissions for 1996 to insurance agencies owned by GAI.

     AFC leases office space in Cincinnati, Ohio to APU. Rental amounts paid to AFC under the lease for 1996, including APU's proportionate share of operating and tax expense increases, were approximately $400,000.

     In 1996, APU utilized the services of Provident Travel Corporation (an AFC subsidiary sold in 1997) to facilitate business travel by its employees on terms and conditions customarily offered by commercial travel agencies in the area. During 1996, APU purchased approximately $258,000 of travel related services through Provident Travel. This amount includes the portion ultimately paid to the airlines or other service providers.

                              INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

                             SHAREHOLDER PROPOSALS

     If a shareholder desires to have a proposal included in the proxy statement for the 1998 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1997 in order to be considered for inclusion.

                             AVAILABLE INFORMATION

     AFC is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. These items may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at Seven World Trade Center, Suite 1300, New York, New York. Copies can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, copies can be obtained and inspected at the offices of The Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which AFC's Series F and G Preferred Stock is listed. AFC is an electronic filer, and the Commission maintains a Web site (located at http://www.sec.gov) that contains these reports and proxy statements.

     Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO AFC WHICH ARE NOT INCLUDED HEREIN. THESE DOCUMENTS, OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS INCORPORATED BY REFERENCE, ARE AVAILABLE UPON REQUEST FROM FRED J. RUNK, SENIOR VICE PRESIDENT AND TREASURER, AMERICAN FINANCIAL CORPORATION, ONE EAST FOURTH STREET, CINCINNATI, OHIO 45202. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE MEETING.


     AFC's Annual Report on Form 10-K for 1996, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997 and its Current Report on Form 8-K dated July 11, 1997, which have been filed by AFC (File No. 1-7361) with the Commission, are incorporated by reference in this Proxy Statement. All documents filed by AFC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement from the date of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AFC.

                             REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Corporation, One East Fourth Street, Cincinnati, Ohio 45202.

                                            By order of the Board of Directors,

                                            James C. Kennedy
                                            Secretary
Cincinnati, Ohio

October   , 1997

     The information contained on pages F-1 to F-32 has been taken from AFC's Annual Report on Form 10-K for the year ended December 31, 1996. Certain defined terms and cross references in these pages refer to other terms, pages and sections in the Form 10-K, which has been incorporated herein by reference.

                                    BUSINESS

     American Financial Corporation is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities. AFC's property and casualty operations originated in 1872 and are the seventeenth largest property and casualty group in the United States based on 1995 statutory net premiums written of $3.1 billion.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain data for the periods indicated (dollars in millions).

                                            1996        1995        1994        1993        1992
                                           -------     -------     -------     -------     -------
EARNINGS STATEMENT DATA:
Total Revenues...........................  $ 4,114     $ 3,628     $ 2,104     $ 2,721     $ 3,929
Earnings (Loss) From Continuing
  Operations Before Income Taxes.........      338         252          44         262        (145)
Earnings (Loss) From:
  Continuing Operations..................      248         195          19         225        (162)
  Extraordinary Items....................      (26)          2         (17)         (5)         --
  Cumulative Effect of Accounting
     Change..............................       --          --          --          --          85
  Net Earnings (Loss)....................      222         197           2         220         (77)
Ratio of Earnings to Fixed Charges (a)...     4.99        3.10        1.69        2.62        2.15
Ratio of Earnings to Fixed Charges and
  Preferred Dividends (a)................     3.96        2.60        1.40        2.26        1.94
BALANCE SHEET DATA:
Total Assets.............................  $14,999     $14,851     $10,593     $10,077     $12,389
Long-term Debt:
  Parent Company.........................      173         311         490         572         557
  American Premier (parent only).........      167         337          --          --         650
  Great American Holding Corp............       --          --         359         199         299
  Other Subsidiaries.....................      178         234         258         283         503
Minority Interest........................      307         327         106         109         813
Capital Subject to Mandatory
  Redemption.............................       --          --           3          49          28
Other Capital............................    1,277       1,248         396         537         280

---------------


(a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings (excluding discontinued operations) the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements.

     AFC is organized as a holding company with almost all of its operations being conducted by subsidiaries and affiliates. The parent corporation, however, has continuing cash needs for administrative expenses, the payment of principal and interest on borrowings and dividends on AFC Preferred Stock. Therefore, certain analyses are best done on a parent only basis while others are best done on a total enterprise basis. In addition, since many of its businesses are financial in nature, AFC does not prepare its balance sheet using a current-noncurrent format. Consequently, certain traditional ratios and financial analysis tests are not meaningful.

     As discussed in Note A to the financial statements, at the close of business on December 31, 1996, AFG contributed to AFC 81% of the common stock of American Premier. Since AFC and American Premier are under the common control of AFG, the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests. Accordingly, the historical consolidated financial statements of AFC for periods subsequent to the April 3, 1995 Mergers have been restated to include the accounts of American Premier.

LIQUIDITY AND CAPITAL RESOURCES

     RATIOS From the date of the Mergers to the end of 1996, approximately $1.1 billion of AFC and American Premier debt was retired or replaced with lower cost debt, resulting in a net reduction of aggregate debt by approximately 75%. Consequently, AFC's debt to total capital ratio at the parent holding company level improved from approximately 60% at the date of the Mergers to just over 20% at December 31, 1996. These debt reductions and replacements will also reduce AFC's interest expense by over $100 million annually.

     AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the three years ended December 31, 1996, are shown below.

                                                                         1996     1995     1994
                                                                         ----     ----     ----
Earnings to fixed charges..............................................  4.99     3.10     1.69
Earnings to fixed charges plus preferred dividends.....................  3.96     2.60     1.40

     The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 1996, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 2.8 times its authorized control level RBC; weighted average of all AFC subsidiaries was 5.0 times).

     SOURCES OF FUNDS Management believes AFC has sufficient resources to meet its liquidity requirements through operations in the short-term and long-term future. If funds generated from operations, including dividends from subsidiaries, are insufficient to meet fixed charges in any period, AFC would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.


     Prior to the Mergers, American Premier had substantial cash and short-term investments at the parent company level. Subsequent to the Mergers, AFC and two of its subsidiaries entered into separate credit agreements with American Premier. Funds borrowed from American Premier under these agreements were used for debt retirements, capital contributions to subsidiaries, and other corporate purposes. In December 1996, American Premier paid a dividend to AFG in the form of a $675 million note receivable from AFC under the credit agreement plus $18.7 million of related accrued interest. AFG then contributed $450 million of the note (without accrued interest) to the capital of AFC. At December 31, 1996, the remaining $225 million is included in payable to AFG on AFC's balance sheet.

     Subsequent to the Mergers, American Premier entered into a credit agreement with AFG under which American Premier and AFG will make loans of up to $200 million available to each other. Principal amounts payable to AFG under the credit agreement totaled $175.5 million and $84.0 million at December 31, 1996 and 1995, respectively.

     In September and October of 1996, three nationally recognized rating agencies issued or upgraded ratings on AFC, American Premier and AAG public debentures. All of the AFC debentures and the AAG senior debentures are now rated investment grade; the APU and AAG subordinated debentures are rated investment grade by two of the agencies. Generally, the upgrades reflect the expectation that consolidated debt to total capital will remain conservative and that coverage ratios will benefit from higher subsidiary earnings and a lower level of fixed charges at AFG's subsidiaries.

     Bank credit lines at several subsidiary holding companies provide ample liquidity and can be used to obtain funds for the operating subsidiaries or, if necessary, for the parent company. Agreements with the banks generally run for three to seven years and are renewed before maturity. While it is highly unlikely that all such amounts would ever be borrowed at one time, a maximum of $510 million is available under these bank facilities, $45 million of which was borrowed at December 31, 1996.

     In the past, funds have been borrowed under certain of these bank facilities and used for working capital, capital infusions into subsidiaries, and to retire other issues of short-term or high-rate debt. Also, AFC believes it may be prudent and advisable to borrow up to $200 million of bank debt in the normal course in order to retire public or privately held fixed rate obligations over the next year or two.

     Funds to meet the parent company's expenditures have been provided from a variety of sources within the holding company, from subsidiaries and directly from outside sources, as detailed in the following table (in millions):

                                                                    1996       1995       1994
                                                                   ------     ------     ------
CASH PROVIDED BY:
  Operations:
     Dividends from subsidiaries.................................  $105.3     $165.3     $ 17.3
     Dividends from AFG..........................................     8.7        4.3         --
     Tax allocation payments from subsidiaries...................   102.5       73.9       65.9
     Interest and dividends from others..........................     1.4        2.8        4.4
     Federal income tax refunds..................................     0.1        9.5        0.3
                                                                   ------     ------     ------
       From operations...........................................   218.0      255.8       87.9
  Other transactions:
     Net advances from affiliates................................    45.7      162.0      135.8
     Sales of assets to non-affiliates...........................    59.3        3.1       15.0
     Sales of assets to affiliates...............................     1.7       43.7         --
     Sales of affiliates.........................................    44.0         --        6.0
     Issuance of Preferred Stock.................................    16.8         --         --
     Exercise of stock options...................................      --        8.7         --
     Additional borrowings.......................................     0.1       98.8        0.7
     Other.......................................................    13.9        8.6       10.7
                                                                   ------     ------     ------
          Total cash provided....................................   399.5      580.7      256.1
CASH UTILIZED FOR:
  Operations:
     Interest payments...........................................    22.7       47.9       61.8
     Dividend payments...........................................    24.9       25.4       29.5

                                                                    1996       1995       1994
                                                                   ------     ------     ------
     Federal income tax payments.................................    31.0       23.0       28.6
     BVIP payments...............................................      --       48.9        0.7
     Other holding company costs.................................    30.4       29.3       35.3
                                                                   ------     ------     ------
       For operations............................................   109.0      174.5      155.9
  Other transactions:
     Purchases of affiliates and other investments...............    33.6      149.4         --
     Principal payments on debt..................................   177.9      252.9       89.9
     Repurchases of Preferred Stock..............................    36.9        2.9        6.7
     Other.......................................................     0.7        0.8        1.4
                                                                   ------     ------     ------
          Total cash utilized....................................   358.1      580.5      253.9
                                                                   ------     ------     ------
NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS..................    41.4        0.2        2.2
Cash and short-term investments at beginning of period...........     5.1        4.9        2.7
                                                                   ------     ------     ------
Cash and short-term investments at end of period.................  $ 46.5     $  5.1     $  4.9
                                                                   ======     ======     ======

     Payments of dividends by AFC's insurance subsidiaries are subject to various laws and regulations which limit the amount of dividends that can be paid without regulatory approval. Under Ohio law, the maximum amount of dividends which may be paid without (i) prior approval or (ii) expiration of a 30 day waiting period without disapproval is the greater of statutory net income or 10% of policyholders' surplus as of the preceding December 31, but only to the extent of earned surplus as of the preceding December 31. The maximum amount of dividends payable (without prior approval) to AFC in 1997 from its insurance subsidiaries is approximately $253 million.

     For statutory accounting purposes, equity securities are generally carried at market value. At December 31, 1996, AFC's insurance subsidiaries owned publicly traded equity securities with a market value of $1.3 billion, including equity securities of AFC affiliates (including subsidiaries) of $1.0 billion. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

     Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC. Beginning with the 1997 federal tax return, American Premier and its 80%-owned U.S. subsidiaries will join AFC's consolidated return.

     UNCERTAINTIES Two lawsuits were filed in 1994 against American Premier by USX Corporation ("USX") and a former USX subsidiary. The lawsuits seek contribution from American Premier for all or a portion of a $600 million final antitrust judgment entered against a USX subsidiary in 1994. The lawsuits argue that USX's liability for that judgment is attributable to the alleged activities of American Premier's predecessor in an unlawful antitrust conspiracy among certain railroad companies. American Premier and its outside counsel believe that American Premier has substantial defenses and should not suffer a material loss as a result of this litigation.


     Great American's liability for unpaid losses and loss adjustment expenses includes amounts for various liability coverages related to environmental and hazardous product claims. The insurance industry typically includes only claims relating to polluted waste sites and asbestos in defining environmental exposures, whereas Great American extends this definition to include claims relating to breast implants, repetitive stress on keyboards, DES (a drug used in pregnancies years ago alleged to cause cancer and birth defects), and other latent injuries. At December 31, 1996, Great American had recorded $343 million (net of reinsurance recoverables of $163 million) for environmental pollution and hazardous products claims on policies written many years ago where, in most cases, coverage was never intended. Due to inconsistent court decisions on many coverage issues and the difficulty in determining standards acceptable for cleaning up pollution sites, significant uncertainties exist which are not likely to be resolved in the near future.

     AFC's subsidiaries are parties in a number of proceedings relating to former operations. See Note N to the financial statements.

     While the results of all such uncertainties cannot be predicted, based upon its knowledge of the facts, circumstances and applicable laws, management believes that sufficient reserves have been provided.

     INVESTMENTS Approximately 70% of AFC's consolidated assets are invested in marketable securities. A diverse portfolio of bonds and redeemable preferred stocks accounts for 95% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

     Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 1996, the average life of AFC's bonds and redeemable preferred stocks was just over 6 years.

     Approximately 93% of the bonds and redeemable preferred stocks held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 1996. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated and non-investment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

     Investments in mortgage-backed securities ("MBSs") represented approximately one-fourth of AFC's bonds and redeemable preferred stocks at December 31, 1996. AFC invests primarily in MBSs which have a reduced risk of prepayment. Interest only (I/Os), principal only (P/Os) and other "high risk" MBSs represented approximately two percent of AFC's total mortgage-backed securities portfolio. In addition, the majority of MBSs held by AFC were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will minimize the effect of prepayments on earnings over the anticipated life of the MBSs portfolio. More than 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The majority are collateralized by GNMA, FNMA and FHLMC single-family residential pass-through certificates. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings and liquidity) is inherent in holding such investments.

     Because most income of the property and casualty insurance subsidiaries have been sheltered from income taxes through 1996, non-taxable municipal bonds represent only a small portion (approximately 1%) of the portfolio.

     AFC's equity securities are concentrated in a relatively limited number of major positions. This approach allows management to more closely monitor the companies and industries in which they operate.


     The realization of capital gains, primarily through sales of equity securities, was an integral part of AFC's investment program. Individual securities are sold creating gains or losses as market opportunities exist. Pretax capital gains recognized upon disposition of securities, including investees, during the past five years have been: 1996 -- $166 million; 1995 -$84 million; 1994 -- $50 million; 1993 -- $165 million and 1992 -- $104 million. At December 31, 1996, the net unrealized gain on AFC's bonds and redeemable preferred stocks was $169 million; the net unrealized gain on equity securities was $185 million.

          RESULTS OF OPERATIONS -- THREE YEARS ENDED DECEMBER 31, 1996

     GENERAL As previously noted, financial statements for periods subsequent to April 1995 have been restated to include the accounts of American Premier. AFC had accounted for American Premier as an investee from the second quarter of 1993 through the first quarter of 1995. As a result of these changes, current year income statement components are not comparable to prior years.

     Pretax earnings before extraordinary items were $338 million in 1996, $252 million in 1995 and $44 million in 1994.

          Results for 1996 include $203 million in pretax gains primarily on the sales of Citicasters and Buckeye Management Company, reduced by a charge of $80 million resulting from a decision to strengthen insurance reserves relating to asbestos and other environmental matters ("A&E").

          In addition to the earnings contribution resulting from the Mergers, results for 1995 include $84 million in pretax gains on the sale of securities.

          Results for 1994 include AFC's share ($28 million) of American Premier's loss on the sale of General Cable securities, Great American's $19 million charge relating to a rate rollback liability in California and a $35 million charge related to payments under AFC's Book Value Incentive Plan.

     PROPERTY AND CASUALTY INSURANCE -- UNDERWRITING AFC manages and operates its property and casualty business as three major sectors. The nonstandard automobile insurance companies (the "NSA Group") insure risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria. The specialty lines are a diversified group of over twenty-five business lines that offer a wide variety of specialty insurance products. Some of the more significant areas are California workers' compensation, executive liability, inland and ocean marine, U.S.-based operations of Japanese companies, agricultural-related coverages, excess and surplus lines and fidelity and surety bonds. The commercial and personal lines provide coverages in commercial multi-peril, workers' compensation, umbrella and commercial automobile, standard private passenger automobile and homeowners insurance.

     To understand the overall profitability of particular lines, timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long-tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

     Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

     While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.


     Comparisons made in the following discussion of AFC's insurance operations include American Premier's insurance operations even though they were not consolidated in the financial statements prior to the Mergers.

     Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                                                    1996       1995       1994
                                                                   ------     ------     ------
NET WRITTEN PREMIUMS (GAAP)
NSA Group........................................................  $1,135     $1,277     $1,186
Specialty Operations.............................................     993      1,097      1,250
Commercial and Personal Operations...............................     660        717        683
Other Lines......................................................      --          1          5
                                                                   ------     ------     ------
                                                                   $2,788     $3,092     $3,124
                                                                   ======     ======     ======
COMBINED RATIOS (GAAP)
NSA Group........................................................    99.9%     105.2%     100.0%
Specialty Operations.............................................    84.1       94.8       97.2
Commercial and Personal Operations...............................   110.6       99.1       98.9
Aggregate (including A&E and other lines)........................   102.9      101.2       99.4

     Operating results for 1996 were adversely impacted by two unusual items:
(i) higher than normal catastrophe losses including approximately $30 million in losses due to Hurricane Fran and (ii) the strengthening of A&E reserves (exposures for which AFC may be liable under general liability policies written years ago). AFC increased A&E reserves of its discontinued insurance lines by $120 million by recording a third quarter, non-cash pretax charge of $80 million and reallocating $40 million in reserves from its Specialty Operations. A&E reserves at December 31, 1996, were approximately $343 million, an amount equal to approximately 10.5 times the preceding three years' average claim payments.

     In 1996, underwriting results of AFC's insurance operations significantly outperformed the industry average for the eleventh consecutive year. AFC's insurance operations have been able to exceed the industry's results by focusing on highly specialized niche products, supplemented by commercial lines coverages and personal automobile products.

     NSA GROUP The NSA Group has implemented premium rate increases in various states over the last three years. The higher rate levels along with competitive pressures in the nonstandard automobile insurance industry resulted in an 11% decline in net written premiums in 1996 and adversely impacted premium growth during 1995. These rate increases contributed to an improvement, however, in the combined ratio for 1996. The increase in the combined ratio for 1995 was due primarily to inadequate rate levels in certain markets and weather-related losses (principally from hailstorms in Texas) which more than offset a reduction in underwriting expenses due largely to cost control measures.

     SPECIALTY OPERATIONS Net written premiums for the specialty operations declined 9% and 12% during 1996 and 1995, respectively, due primarily to a decrease in the California workers' compensation business in both years and withdrawal from an unprofitable pool at the end of 1995, partially offset by increases in other specialty niche lines. The decline in California workers' compensation premiums reflects (i) extremely competitive pricing in the marketplace as a result of the repeal of the California workers' compensation minimum rate law effective January 1, 1995 and (ii) the impact of mandatory premium rate reductions which took effect a year earlier.

     Excluding the impact of the decreases in the California workers' compensation business and the withdrawal from the voluntary pool, specialty net written premiums increased $16 million (2%) in 1996. The increase is due in part to increases in specialized coverages for fidelity and surety bonds, executive liability, animal mortality and collateral protection exposures.


     The improvement in the combined ratio of the Specialty Lines for 1996 includes 4.1 percentage points attributable to a reallocation of loss reserves in connection with the strengthening of A&E reserves. Further improvement is attributable to (i) improved results in certain niche businesses, (ii) reductions in loss, loss adjustment expense and policyholder dividend reserves prompted by the fundamental changes in the

California workers' compensation market and actuarial evaluations, and (iii) losses in 1995 from participation in the voluntary pool.

     The combined ratio of the specialty operations in 1995 reflects improved results experienced in the crop hail and farm lines as well as coverages of U.S. operations of Japanese companies. The 1995 combined ratio also includes losses resulting from participation in a voluntary pool from which AFC withdrew.

     COMMERCIAL AND PERSONAL OPERATIONS Net written premiums for the commercial and personal operations decreased 8% in 1996. The decrease is due primarily to significant reductions in homeowners coverages in certain states as well as competitive pricing conditions in the commercial casualty market, partially offset by increases in writings of workers' compensation coverages. The profitability of the commercial and personal operations declined in 1996 due primarily to deterioration in personal lines operations as well as weather-related losses, including losses from Hurricane Fran.

     Net written premiums increased 5% in 1995 due primarily to increased writing of workers' compensation and commercial umbrella insurance. The profitability of both of these lines improved in 1995. These profitable results were offset by unfavorable results in the personal lines operations from weather-related losses, start-up costs related to a direct-to-consumer operation and deteriorating automobile loss experience.

     INVESTMENT INCOME Changes in investment income reflect fluctuations in market rates and changes in average invested assets.

     1996 COMPARED TO 1995 Investment income increased $96 million (13%) from 1995; adjusting for the effects of the Mergers retroactively to January 1, 1995, investment income increased $55 million (7%) from 1995 due primarily to an increase in the average amount of investments held.

     1995 COMPARED TO 1994 AFC's investment income increased $50 million (9%) from 1994 due to an increase in the average amount of investments held. For the period following the Mergers, investment income includes $117 million attributable to American Premier.

     INVESTEE CORPORATIONS Equity in net earnings of investee corporations (companies in which AFC owns a significant portion of the voting stock) represents AFC's proportionate share of the investees' earnings and losses.

     1996 COMPARED TO 1995 AFC's equity in net earnings of investee corporations decreased $32 million compared to 1995. Chiquita reported a decrease in operating income in 1996 of $92 million. Chiquita recorded writedowns and costs of $70 million resulting from (i) industry-wide flooding in Costa Rica, Guatemala and Honduras, (ii) certain strategic undertakings designed to achieve further long-term reductions in the delivered product cost of Chiquita bananas and (iii) certain claims relating to prior European Union quota restructuring actions. Aside from the effects described above, operating income from remaining core operations improved in 1996 primarily as a result of lower delivered product cost for bananas. This improvement in core operating results substantially offset the elimination of earnings from Chiquita's Costa Rican edible oils operations which were sold in December 1995.

     1995 COMPARED TO 1994 AFC's equity in net earnings of investee corporations increased $32 million in 1995. Chiquita reported a $105 million improvement in operating income primarily due to net gains from the sale of non-core assets, higher banana prices outside the European Union, the favorable effect of foreign exchange rates on European sales, and earnings improvements from other food products.

     GAINS ON SALES OF INVESTEES The gains on sales of investees in 1996 represent pretax gains, before $6.5 million of minority interest, on the sale of Citicasters common stock. The gains on sales of investees in 1994 represent pretax gains on the sale of General Cable common stock.


     GAINS ON SALES OF SUBSIDIARIES The gains on sales of subsidiaries in 1996 include a pretax gain of $33.9 million on the sale of Buckeye and the settlement of litigation related to a subsidiary sold in 1993.

     ANNUITY BENEFITS For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits ("annuity benefits accumulated") rather than as revenues. Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits represent primarily interest related to annuity policyholders' funds held. The rate at which GALIC credits interest on annuity policyholders' funds is subject to change based on management's judgment of market conditions.

     Annuity receipts totaled approximately $570 million in 1996, $460 million in 1995 and $440 million in 1994. Annuity receipts have increased over the last few years due to sales of newly introduced single premium products and, in 1995, the development of new distribution channels.

     Annuity benefits increased $17 million (7%) in 1996 and $13 million (5%) in 1995 primarily due to an increase in average annuity benefits accumulated.

     INTEREST ON BORROWED MONEY Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs.

     1996 COMPARED TO 1995 Interest expense for 1996 was $86.1 million and interest expense for 1995, adjusted to reflect the effect of the Mergers retroactively to January 1, 1995, was $116.3 million. The $30 million (26%) decrease reflects significant debt retirements during both 1995 and 1996.

     1995 COMPARED TO 1994 Excluding $29 million attributable to American Premier, interest expense decreased by $22 million (19%) due primarily to repayments of borrowings by AFC and certain subsidiaries and the AFC debt exchange in 1994.

     OTHER OPERATING AND GENERAL EXPENSES Operating and general expenses included the following (in millions):

                                                                          1996     1995     1994
                                                                          ----     ----     ----
Minority interest.......................................................  $56      $28      $ 9
Allowance for bad debts.................................................   --       --       18
Charge for California insurance reform measure..........................   --       --       19


     INCOME TAXES See Note L to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
AMERICAN FINANCIAL CORPORATION

     We have audited the accompanying consolidated balance sheets of American Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in capital accounts, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP
Cincinnati, Ohio

March 25, 1997

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                      DECEMBER 31,
                                                               ---------------------------
                                                                  1996            1995
                                                               -----------     -----------
ASSETS
Cash and short-term investments............................    $   404,831     $   448,201
Investments:
  Bonds and redeemable preferred stocks:
     Held to maturity -- at amortized cost
       (market -- $3,528,100 and $3,729,300)...............      3,491,126       3,588,943
     Available for sale -- at market (amortized
       cost -- $6,362,597 and $5,648,060)..................      6,494,597       5,949,260
  Other stocks -- principally at market (cost -- $142,364
     and $136,944).........................................        327,664         252,244
  Investment in investee corporations......................        199,651         306,545
  Loans receivable.........................................        568,055         630,084
  Real estate and other investments........................        205,021         216,460
                                                               -----------     -----------
       Total investments...................................     11,286,114      10,943,536
Recoverables from reinsurers and prepaid reinsurance
  premiums.................................................        942,450         923,080
Agents' balances and premiums receivable...................        609,403         703,274
Deferred acquisition costs.................................        452,041         419,919
Other receivables..........................................        272,766         269,600
Deferred tax asset.........................................        137,284         200,434
Assets held in separate accounts...........................        247,579         238,524
Prepaid expenses, deferred charges and other assets........        368,114         390,750
Cost in excess of net assets acquired......................        278,581         314,136
                                                               -----------     -----------
                                                               $14,999,163     $14,851,454
                                                               ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses.................    $ 4,123,701     $ 4,096,703
Unearned premiums..........................................      1,247,806       1,294,054
Annuity benefits accumulated...............................      5,365,612       5,051,959
Life, accident and health reserves.........................        575,380         538,274
Payable to American Financial Group, Inc...................        422,015          85,056
Other long-term debt:
  Direct obligations of AFC Parent Company.................        172,809         311,202
  Obligations of AFC subsidiaries:
     American Premier Underwriters (parent only)...........        166,695         337,334
     American Annuity Group................................        114,900         167,734
     Other subsidiaries....................................         63,515          65,793
Liabilities related to separate accounts...................        247,579         238,524
Accounts payable, accrued expenses and other liabilities...        915,398       1,089,741
                                                               -----------     -----------
       Total liabilities...................................     13,415,410      13,276,374
Minority interest..........................................        306,858         326,979
Shareholders' Equity:
  Preferred Stock (liquidation value -- $258,638 and
     $278,719).............................................        162,760         168,484
  Common Stock without par value (45,000,000 shares
     outstanding)..........................................          9,625           9,625
  Capital Surplus..........................................        919,746         464,366
  Retained earnings........................................          1,364         365,126
  Net unrealized gain on marketable securities, net of
     deferred income taxes.................................        183,400         240,500
                                                               -----------     -----------
       Total shareholders' equity..........................      1,276,895       1,248,101
                                                               -----------     -----------
                                                               $14,999,163     $14,851,454
                                                               ===========     ===========


See notes to consolidated financial statements.

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS

                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
INCOME:
  Property and casualty insurance premiums.......    $2,844,512     $2,648,703     $1,378,628
  Life, accident and health premiums.............       103,552         15,691          2,231
  Investment income..............................       845,330        749,510        582,931
  Realized gains (losses) on sales of
     securities..................................        (3,470)        84,028         48,342
  Equity in net earnings (losses) of investee
     corporations................................       (16,955)        15,237        (16,573)
  Gains on sales of investee corporations........       169,138            335          1,694
  Gains on sales of subsidiaries.................        36,837             --             --
  Other income...................................       134,904        114,602        107,051
                                                     ----------     ----------     ----------
                                                      4,113,848      3,628,106      2,104,304
COSTS AND EXPENSES:
  Property and casualty insurance:
     Losses and loss adjustment expenses.........     2,131,421      1,977,395        986,996
     Commissions and other underwriting
       expenses..................................       793,800        707,340        428,590
  Annuity benefits...............................       271,821        254,650        241,811
  Life, accident and health benefits.............        92,315         13,202          1,524
  Interest charges on borrowed money.............        86,148        122,568        115,162
  Book Value Incentive Plan......................            --             --         34,740
  Other operating and general expenses...........       400,361        301,053        251,913
                                                     ----------     ----------     ----------
                                                      3,775,866      3,376,208      2,060,736
                                                     ----------     ----------     ----------
Earnings before income taxes and extraordinary
  items..........................................       337,982        251,898         43,568
Provision for income taxes.......................        89,658         56,447         24,650
                                                     ----------     ----------     ----------
Earnings before extraordinary items..............       248,324        195,451         18,918
Extraordinary items -- gain (loss) on prepayment
  of debt........................................       (26,328)         1,832        (16,818)
                                                     ----------     ----------     ----------
NET EARNINGS.....................................    $  221,996     $  197,283     $    2,100
                                                     ==========     ==========     ==========


See notes to consolidated financial statements.

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL ACCOUNTS

                                 (IN THOUSANDS)

                                                      CAPITAL         OTHER                                               NET
                                                     SUBJECT TO     PREFERRED     COMMON     CAPITAL      RETAINED     UNREALIZED
                                                     REDEMPTION       STOCK       STOCK      SURPLUS      EARNINGS        GAIN
                                                     ----------     ---------     ------     --------     --------     ----------
BALANCE AT DECEMBER 31, 1993.....................     $ 49,232      $168,588      $ 904      $     --     $210,846      $156,900
Net earnings.....................................           --            --         --            --       2,100             --
Change in unrealized.............................           --            --         --            --          --       (153,400)
Dividends on:
  Preferred Stock................................           --            --         --            --     (25,728)            --
  Common Stock...................................           --            --         --            --      (3,794)            --
Purchases and redemptions........................       (6,625)         (104)        --            --         (56)            --
Decrease in capital subject to put option........       (7,225)           --         --            --       7,225             --
Transfer from capital subject to put option......      (32,502)           --         --            --      32,502             --
                                                      --------      --------      ------     --------     -------       --------
BALANCE AT DECEMBER 31, 1994.....................        2,880       168,484        904            --     223,095          3,500
Adjustment for pooling of interests at April 3,
  1995...........................................           --            --         --       454,969          --          2,400
Net earnings.....................................           --            --         --            --     197,283             --
Change in unrealized.............................           --            --         --            --          --        234,600
Exercise of stock options........................           --            --      8,721            --          --             --
Dividends on:
  Preferred Stock................................           --            --         --            --     (25,397)            --
  Common Stock...................................           --            --         --            --     (29,855)            --
Purchases and redemptions........................       (2,880)           --         --            --          --             --
Capital contribution from parent.................           --            --         --         9,333          --             --
Change in foreign currency translation...........           --            --         --            64          --             --
                                                      --------      --------      ------     --------     -------       --------
BALANCE AT DECEMBER 31, 1995.....................           --       168,484      9,625       464,366     365,126        240,500
Net earnings.....................................           --            --         --            --     221,996             --
Change in unrealized.............................           --            --         --            --          --        (57,100)
Dividends on:
  Preferred Stock................................           --            --         --            --     (24,898)            --
  Common Stock...................................           --            --         --            --     (560,860)           --
Purchases and redemptions........................           --       (22,524)        --       (14,388)         --             --
Sale of preferred shares to employee benefit
  plan...........................................           --        16,800         --            --          --             --
Capital contribution from parent.................           --            --         --       468,666          --             --
Change in foreign currency translation...........           --            --         --         1,102          --             --
                                                      --------      --------      ------     --------     -------       --------
BALANCE AT DECEMBER 31, 1996.....................     $     --      $162,760      $9,625     $919,746     $ 1,364       $183,400
                                                      ========      ========      ======     ========     =======       ========

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------
                                                              1996           1995           1994
                                                           ----------     ----------     ----------
OPERATING ACTIVITIES:
  Net earnings.........................................    $  221,996     $  197,283     $    2,100
  Adjustments:
     Extraordinary items...............................        26,328         (1,832)        16,818
     Depreciation and amortization.....................        79,425         47,760         30,729
     Annuity benefits..................................       271,821        254,650        241,811
     Equity in net (earnings) losses of investee
       corporations....................................        16,955        (15,237)        16,573
     Changes in reserves on assets.....................         5,656          2,302         17,094
     Realized gains on investing activities............      (198,676)       (84,995)       (59,609)
     Decrease (increase) in reinsurance and other
       receivables.....................................        95,553         25,781       (223,113)
     Decrease (increase) in other assets...............        23,665        (10,955)       (96,596)
     Increase in insurance claims and reserves.........         9,171        137,180        345,542
     Increase (decrease) in other liabilities..........      (211,697)      (255,404)        67,799
     Increase in minority interest.....................        53,894         18,989          6,773
     Dividends from investees..........................         4,799          9,568         21,567
     Other, net........................................        (3,989)        (1,233)        (1,488)
                                                           ----------     ----------     ----------
                                                              394,901        323,857        386,000
                                                           ----------     ----------     ----------
INVESTING ACTIVITIES:
  Purchases of and additional investments in:
     Fixed maturity investments........................    (2,128,015)    (2,378,427)    (1,726,318)
     Equity securities.................................       (10,528)        (1,034)        (7,315)
     Investees and subsidiaries........................            --        (68,591)       (29,306)
     Real estate, property and equipment...............       (38,035)       (42,579)       (27,185)
  Maturities and redemptions of fixed maturity
     investments.......................................       615,849        308,526        420,945
  Sales of:
     Fixed maturity investments........................       881,114      2,310,837        694,947
     Equity securities.................................        53,195         17,379        127,181
     Investees and subsidiaries........................       284,277             --         27,621
     Real estate, property and equipment...............         7,981         27,759          6,151
  Cash and short-term investments of acquired (former)
     subsidiary........................................        (4,589)       392,100             --
  Decrease (increase) in other investments.............           594         (7,326)        (5,571)
                                                           ----------     ----------     ----------
                                                             (338,157)       558,644       (518,850)
                                                           ----------     ----------     ----------
FINANCING ACTIVITIES:
  Annuity receipts.....................................       573,741        457,525        442,703
  Annuity payments.....................................      (517,881)      (412,854)      (321,038)
  Additional long-term borrowings......................       288,775        337,076        244,311
  Reductions of long-term debt.........................      (582,288)    (1,061,187)      (193,481)
  Borrowings from AFG..................................       152,471        102,202             --
  Payments to AFG......................................       (61,000)       (18,174)            --
  Issuance of preferred stock..........................        16,800             --             --
  Repurchases of preferred stock.......................       (36,912)        (2,880)        (6,738)
  Exercise of stock options............................            --          8,721             --
  Issuance of trust originated preferred securities....        72,412             --             --
  Capital contribution.................................        18,666          9,333             --
  Cash dividends paid..................................       (24,898)       (25,397)       (29,522)
                                                           ----------     ----------     ----------
                                                             (100,114)      (605,635)       136,235
                                                           ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
  INVESTMENTS..........................................       (43,370)       276,866          3,385
Cash and short-term investments at beginning of
  period...............................................       448,201        171,335        167,950
                                                           ----------     ----------     ----------
Cash and short-term investments at end of period.......    $  404,831     $  448,201     $  171,335
                                                           ==========     ==========     ==========


See notes to consolidated financial statements.

                AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 INDEX TO NOTES

A.  MERGERS                                           I.   OTHER LONG-TERM DEBT
B.  ACCOUNTING POLICIES                               J.   PREFERRED STOCK
C.  ACQUISITIONS AND SALES OF                         K.   COMMON STOCK
    SUBSIDIARIES AND INVESTEES                        L.   INCOME TAXES
D.  SEGMENTS OF OPERATIONS                            M.   EXTRAORDINARY ITEMS
E.  INVESTMENTS                                       N.   COMMITMENTS AND CONTINGENCIES
F.  INVESTMENT IN INVESTEE CORPORATIONS               O.   QUARTERLY OPERATING RESULTS
G.  COST IN EXCESS OF NET ASSETS ACQUIRED             P.   INSURANCE
H.  PAYABLE TO AMERICAN FINANCIAL GROUP, INC.         Q.   ADDITIONAL INFORMATION

A. MERGERS

     On April 3, 1995, American Financial Corporation ("AFC") merged with a newly formed subsidiary of American Financial Group, Inc. ("AFG"), a new company formed to own 100% of the common stock of both AFC and American Premier Underwriters, Inc. ("American Premier"). In the transaction, Carl H. Lindner and members of his family, who owned 100% of the Common Stock of AFC, exchanged their AFC Common Stock for approximately 55% of American Financial Group voting common stock. Former shareholders of American Premier, including AFC and its subsidiaries, received shares of American Financial Group stock on a one-for-one basis. No gain or loss was recorded on the exchange of shares.

     AFC continues to be a separate SEC reporting company with publicly traded debentures and preferred stock. Holders of AFC Series F and G Preferred Stock were granted voting rights equal to approximately 21% of the total voting power of AFC shareholders immediately prior to the Mergers.

     At the close of business on December 31, 1996, AFG contributed to AFC 81% of the common stock of American Premier. Since AFC and American Premier are under the common control of AFG, the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests. Accordingly, the historical consolidated financial statements of AFC for periods subsequent to the April 3, 1995 Mergers have been restated to include the accounts of American Premier. The following table (in millions) reconciles revenue and net earnings previously reported by AFC and American Premier to those reported in AFC's Statement of Earnings.

                                                            NINE MONTHS ENDED     YEAR ENDED
                                                            SEPTEMBER 30, 1996   DECEMBER 31,
                                                               (UNAUDITED)           1995
                                                            ------------------   -------------
     Revenues as previously reported:
       AFC................................................        $2,096            $ 2,384
       American Premier...................................         1,236              1,736
                                                                  ------            -------
                                                                   3,332              4,120
     Eliminations(*)......................................          (106)              (492)
                                                                  ------            -------
     Restated revenues....................................        $3,226            $ 3,628
                                                                  ======            =======
     Net earnings as previously reported:
       AFC................................................        $  142            $   138
       American Premier...................................           122                 62
                                                                  ------            -------
                                                                     264                200
     Eliminations(*)......................................           (33)                (3)
                                                                  ------            -------
     Restated net earnings................................        $  231            $   197
                                                                  ======            =======

---------------


        (*) Represents adjustments to (i) eliminate intercompany transactions between AFC and American Premier, (ii) eliminate American Premier's first quarter 1995 results prior to the Mergers and (iii) reflect American Premier's results on AFG's basis.

B. ACCOUNTING POLICIES

     BASIS OF PRESENTATION The consolidated financial statements include the accounts of AFC and its subsidiaries. Mergers and changes in ownership levels of subsidiaries and affiliates have resulted in certain differences in the financial statements and have affected comparability between years. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. All acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

     AFC's ownership of subsidiaries and significant affiliates with publicly traded shares at December 31, was as follows:

                                                                         1996   1995   1994
                                                                         ----   ----   ----
     American Annuity Group, Inc. ("AAG")..............................   81%    81%    80%
     American Financial Enterprises, Inc. ("AFEI").....................   83%    83%    83%
     American Premier Underwriters, Inc................................   81%   (a)     42%
     Chiquita Brands International, Inc................................   43%    44%    46%
     Citicasters Inc...................................................  (b)     38%    37%

     --------------------
     (a) Exchanged for shares of American Financial Group in April 1995.
     (b) Sold in September 1996.

     INVESTMENTS Debt securities are classified as "held to maturity" and reported at amortized cost if AFC has the positive intent and ability to hold them to maturity. Debt and equity securities are classified as "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity if the securities are not classified as held to maturity or bought and held principally for selling in the near term. Only in certain limited circumstances, such as significant issuer credit deterioration or if required by insurance or other regulators, may a company change its intent to hold a certain security to maturity without calling into question its intent to hold other debt securities to maturity in the future.

     Premiums and discounts on mortgage-backed securities are amortized over their expected average lives using the interest method. Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

     Short-term investments are carried at cost; loans receivable are stated primarily at the aggregate unpaid balance.

     INVESTMENT IN INVESTEE CORPORATIONS Investments in securities of 20%- to 50%-owned companies are carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses. Investments in less than 20%-owned companies are accounted for by the equity method when, in the opinion of management, AFC can exercise significant influence over operating and financial policies of the investee.


     COST IN EXCESS OF NET ASSETS ACQUIRED The excess of cost of subsidiaries and investees over AFC's equity in the underlying net assets ("goodwill") is being amortized over 40 years. The excess of AFC's equity in the net assets of other subsidiaries and investees over its cost of acquiring these companies ("negative goodwill") is allocated to AFC's basis in these companies' fixed assets, goodwill and other long-term assets and is amortized on a 10- to 40-year basis.

     INSURANCE As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable.

     Reinsurance In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsurance policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding reinsurers.

     Deferred Acquisition Costs Policy acquisition costs (principally commissions, premium taxes and other underwriting expenses) related to the production of new business are deferred ("DPAC"). For the property and casualty companies, the deferral of acquisition costs is limited based upon their recoverability without any consideration for anticipated investment income. DPAC is charged against income ratably over the terms of the related policies. For the annuity companies, DPAC is amortized, with interest, in relation to the present value of expected gross profits on the policies.

     Unpaid Losses and Loss Adjustment Expenses The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations;
(c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Earnings in the period in which determined.

     Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

     Life, Accident and Health Reserves Liabilities for future policy benefits under traditional ordinary life, accident and health policies are computed using a net level premium method. Computations are based on anticipated investment yield (primarily 7%), mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves are modified as necessary to reflect actual experience and developing trends.

     Assets Held In and Liabilities Related to Separate Accounts Investment annuity deposits and related liabilities represent primarily deposits maintained by several banks under a previously offered tax-deferred annuity program. AAG receives an annual fee from each bank for sponsoring the program; if depositors elect to purchase an annuity from AAG, funds are transferred to AAG.

     Premium Recognition Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.


     Policyholder Dividends Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

     INCOME TAXES AFC and American Premier have each filed consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. Because voting rights aggregating 21% were extended to holders of AFC Series F and G Preferred Stock in connection with the Mergers, AFC filed a separate consolidated return for 1995 and will again for 1996. At the close of business on December 31, 1996, AFG contributed 81% of the common stock of American Premier to AFC. Accordingly, AFC and American Premier will file a consolidated return for 1997.

     Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

     BENEFIT PLANS AFC provides retirement benefits, to qualified employees of participating companies through contributory and noncontributory defined contribution plans. Contributions to benefit plans are charged against earnings in the year for which they are declared. Both AFC and American Premier had contributory employee savings plans and noncontributory Employee Stock Ownership Retirement Plans ("ESORP"). Under one of the savings plans, American Premier matched a specified portion of employee contributions. Under the ESORP plans, contributions are invested in securities of AFG and affiliates for the benefit of their employees. In 1997, these ESORP plans were combined into a new plan.

     AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees qualify for such benefits.

     In connection with the Mergers, full vesting was granted to holders of units under AFC's Book Value Incentive Plan and the plan was terminated. Cash payments, which were made in April 1995 to holders of the units, were accrued at December 31, 1994.

     MINORITY INTEREST  For balance sheet purposes, minority interest represents
(i) the interests of noncontrolling shareholders in AFC subsidiaries including $75 million of trust originated preferred securities ("TOPrS") issued by a trust subsidiary of AAG and (ii) AFC's direct ownership interest in American Premier. For income statement purposes, minority interest expense (included in "other operating and general expenses") represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the TOPrS.

     STATEMENT OF CASH FLOWS For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

     FAIR VALUE OF FINANCIAL INSTRUMENTS Methods and assumptions used in estimating fair values are described in Note Q to the financial statements. These fair values represent point-in-time estimates of value that might not be particularly relevant in predicting AFC's future earnings or cash flows.

C. ACQUISITIONS AND SALES OF SUBSIDIARIES AND INVESTEES


     CITICASTERS In September 1996, AFC sold its investment in Citicasters to Jacor Communications for approximately $220 million in cash plus warrants to purchase Jacor common stock. AFC realized a pretax gain of approximately $169 million, before minority interest of $6.5 million, on the sale. In 1994, AFEI purchased approximately 10% of Citicasters common stock from an unaffiliated company for $23.9 million in cash.

     BUCKEYE In March 1996, American Premier sold Buckeye Management Company to Buckeye's management (including an AFG director who resigned in March 1996) and employees for $60 million in cash, net of transaction costs. AFC recognized a $33.9 million pretax gain on the sale.

     GENERAL CABLE In 1994, AFC sold its investment in General Cable common stock to an unaffiliated company for $27.6 million in cash. AFC realized a $1.7 million pretax gain on the sale (excluding its share of American Premier's loss on its sale of General Cable securities).

D. SEGMENTS OF OPERATIONS

     AFC operates its property and casualty insurance business in three major segments: nonstandard automobile, specialty lines, and commercial and personal lines. AFC's annuity and life business primarily sells tax-deferred annuities to employees of primary and secondary educational institutions and hospitals. These insurance businesses operate throughout the United States. In addition, AFC has owned significant portions of the voting equity securities of certain companies (investee corporations -- see Note F).

     The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment. Capital expenditures, depreciation and amortization are not significant. Operating profit (loss) represents total revenues less operating expenses. Goodwill and its amortization have been allocated to the various segments to which they apply. General corporate assets and expenses have not been identified or allocated by segment.

                                                         1996            1995            1994
                                                      -----------     -----------     -----------
ASSETS
Property and casualty insurance (a).................  $ 7,116,088     $ 7,443,115     $ 4,576,591
Annuities and life..................................    7,009,127       6,600,377       5,078,928
Other...............................................      674,297         501,417         104,495
                                                      -----------     -----------     -----------
                                                       14,799,512      14,544,909       9,760,014
Investment in investee corporations.................      199,651         306,545         832,637
                                                      -----------     -----------     -----------
                                                      $14,999,163     $14,851,454     $10,592,651
                                                      ===========     ===========     ===========
REVENUES (b)
Property and casualty insurance:
  Premiums earned:
     Nonstandard automobile.........................  $ 1,183,098     $   954,210     $    24,974
     Specialty lines................................      976,150         995,528         698,365
     Commercial and personal lines..................      684,776         697,512         648,222
     Other lines....................................          488           1,453           7,067
                                                      -----------     -----------     -----------
                                                        2,844,512       2,648,703       1,378,628
  Investment and other income.......................      500,897         465,998         314,731
                                                      -----------     -----------     -----------
                                                        3,345,409       3,114,701       1,693,359
Annuities and life (c)..............................      585,079         444,082         379,534
Other...............................................      200,315          54,086          47,984
                                                      -----------     -----------     -----------
                                                        4,130,803       3,612,869       2,120,877
Equity in net earnings (losses) of investee
  corporations......................................      (16,955)         15,237         (16,573)
                                                      -----------     -----------     -----------
                                                      $ 4,113,848     $ 3,628,106     $ 2,104,304
                                                      ===========     ===========     ===========
OPERATING PROFIT (LOSS)
Property and casualty insurance:
  Underwriting:
     Nonstandard automobile.........................  $     1,015     $   (60,316)    $    (3,080)

                                                         1996            1995            1994
                                                      -----------     -----------     -----------
     Specialty lines................................      154,329          50,690         (12,598)
     Commercial and personal lines..................      (72,513)          5,315           7,087
     Other lines (d)................................     (163,540)        (31,721)        (24,914)
                                                      -----------     -----------     -----------
                                                          (80,709)        (36,032)        (33,505)
  Investment and other income.......................      359,002         357,617         199,292
                                                      -----------     -----------     -----------
                                                          278,293         321,585         165,787
Annuities and life..................................       77,119          79,579          58,748
Other (e)...........................................         (475)       (164,503)       (164,394)
                                                      -----------     -----------     -----------
                                                          354,937         236,661          60,141
Equity in net earnings (losses) of investee
  corporations......................................      (16,955)         15,237         (16,573)
                                                      -----------     -----------     -----------
                                                      $   337,982     $   251,898     $    43,568
                                                      ===========     ===========     ===========

---------------

(a) Not allocable to segments.

(b) Revenues include sales of products and services as well as other income earned by the respective segments.

(c) Represents primarily investment income.

(d) Represents primarily losses related to asbestos and other environmental matters ("A&E").

(e) Includes holding company expenses.

E. INVESTMENTS

     Bonds, redeemable preferred stocks and other stocks at December 31, consisted of the following (in millions):

                                                                         1996
                                    -------------------------------------------------------------------------------
                                      HELD TO MATURITY                        AVAILABLE FOR SALE
                                    --------------------        GROSS        --------------------        GROSS
                                    AMORTIZED    MARKET      UNREALIZED      AMORTIZED    MARKET      UNREALIZED
                                      COST       VALUE     GAINS    LOSSES     COST       VALUE     GAINS    LOSSES
                                    ---------   --------   ------   ------   ---------   --------   ------   ------
Bonds and redeemable preferred
  stocks:
  United States Government and
    government agencies and
    authorities...................  $     --    $     --   $   --   $   --   $  472.2    $  475.7   $  7.3   $ (3.8)
  States, municipalities and
    political subdivisions........      80.0        79.9      1.1     (1.2)      39.6        39.7       .5      (.4)
  Foreign government..............       8.5         9.0       .5       --       94.5        94.3       .8     (1.0)
  Public utilities................     501.4       501.4      6.4     (6.4)     443.8       453.6     13.1     (3.3)
  Mortgage-backed securities......     935.9       949.0     18.8     (5.7)   1,626.3     1,637.9     28.1    (16.5)
  All other corporate.............   1,965.3     1,988.8     34.8    (11.3)   3,624.4     3,733.0    122.2    (13.6)
  Redeemable preferred stocks.....        --          --       --       --       61.8        60.4      1.5     (2.9)
                                    --------    --------    -----   ------   --------    --------   ------   ------
                                    $3,491.1    $3,528.1   $ 61.6   $(24.6)  $6,362.6    $6,494.6   $173.5   $(41.5)
                                    ========    ========    =====   ======   ========    ========   ======   ======
Other stocks......................                                           $  142.4    $  327.7   $191.6   $ (6.3)
                                                                             ========    ========   ======   ======

                                                                         1995
                                    -------------------------------------------------------------------------------
                                      HELD TO MATURITY                        AVAILABLE FOR SALE
                                    --------------------        GROSS        --------------------        GROSS
                                    AMORTIZED    MARKET      UNREALIZED      AMORTIZED    MARKET      UNREALIZED
                                      COST       VALUE     GAINS    LOSSES     COST       VALUE     GAINS    LOSSES
                                    ---------   --------   ------   ------   ---------   --------   ------   ------
Bonds and redeemable preferred
  stocks:
  United States Government and
    government agencies and
    authorities...................  $     --    $     --   $   --   $   --   $  413.9    $  431.3   $ 17.5   $  (.1)
  States, municipalities and
    political subdivisions........      55.0        56.6      1.7      (.1)      20.6        20.3       .3      (.6)
  Foreign government..............      13.1        12.8      1.0     (1.3)      87.5        89.9      2.4       --
  Public utilities................     528.8       545.3     17.7     (1.2)     561.3       591.0     32.3     (2.6)
  Mortgage-backed securities......     945.7       980.3     35.3      (.7)   1,373.2     1,407.8     40.7     (6.1)
  All other corporate.............   2,042.1     2,129.8     87.8      (.1)   3,087.1     3,304.3    219.8     (2.6)
  Redeemable preferred stocks.....       4.2         4.5       .3       --      104.5       104.7      1.9     (1.7)
                                    --------    --------    -----   ------   --------    --------   ------   ------
                                    $3,588.9    $3,729.3   $143.8   $ (3.4)  $5,648.1    $5,949.3   $314.9   $(13.7)
                                    ========    ========    =====   ======   ========    ========   ======   ======
Other stocks......................                                           $  136.9    $  252.2   $115.9   $  (.6)
                                                                             ========    ========   ======   ======

     The table below sets forth the scheduled maturities of bonds and redeemable preferred stocks based on carrying value as of December 31, 1996. Data based on market value is generally the same. Mortgage-backed securities had an average life of approximately 7.5 years at December 31, 1996.

                                                                       HELD TO      AVAILABLE
                                 MATURITY                              MATURITY     FOR SALE
     ----------------------------------------------------------------  --------     ---------
     One year or less................................................       6%           2%
     After one year through five years...............................      27           17
     After five years through ten years..............................      36           41
     After ten years.................................................       4           15
                                                                          ---          ---
                                                                           73           75
     Mortgage-backed securities......................................      27           25
                                                                          ---          ---
                                                                          100%         100%
                                                                          ===          ===

     Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

     Realized gains (losses) and changes in unrealized appreciation (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                                               FIXED          EQUITY         TAX
                                             MATURITIES     SECURITIES     EFFECTS       TOTAL
                                             ----------     ----------     --------     --------
    1996
      Realized.............................  $  (16,545)     $  13,075     $  8,199     $  4,729
      Change in Unrealized.................    (272,583)        70,000       70,904     (131,679)
    1995
      Realized.............................      77,963          6,065      (13,915)      70,113
      Change in Unrealized.................     810,690         43,700     (288,001)     566,389
    1994
      Realized.............................      (1,107)        49,449           30       48,372
      Change in Unrealized.................    (673,001)       (60,500)     256,725     (476,776)

     Transactions in fixed maturity investments included in the Statement of Cash Flows consisted of the following (in millions):

                                                        MATURITIES AND              GROSS    GROSS
                                            PURCHASES    REDEMPTIONS      SALES     GAINS    LOSSES
                                            ---------   --------------   --------   ------   ------
    1996
      Held to Maturity....................  $   202.2      $  331.0      $    9.3   $  2.4   $ (1.2)
      Available for Sale..................    1,925.8         284.8         871.8     29.6    (47.3)
                                            ---------      --------      --------   ------   ------
              Total.......................  $ 2,128.0      $  615.8      $  881.1   $ 32.0   $(48.5)
                                            =========      ========      ========   ======   ======
    1995
      Held to Maturity....................  $   774.8      $  175.2      $   12.9   $  1.9   $ (2.3)
      Available for Sale..................    1,603.6         133.3       2,297.9     88.0     (9.6)
                                            ---------      --------      --------   ------   ------
              Total.......................  $ 2,378.4      $  308.5      $2,310.8   $ 89.9   $(11.9)
                                            =========      ========      ========   ======   ======
    1994
      Held to Maturity....................  $ 1,090.0      $  216.0      $    8.0   $  3.3   $ (2.5)
      Available for Sale..................      636.3         204.9         686.9      9.4    (11.3)
                                            ---------      --------      --------   ------   ------
              Total.......................  $ 1,726.3      $  420.9      $  694.9   $ 12.7   $(13.8)
                                            =========      ========      ========   ======   ======

     Securities classified as "held to maturity" having an amortized cost of $9.5 million, $14.7 million and $8.7 million were sold for a loss of $159,000, $1.8 million and $712,000 in 1996, 1995 and 1994, respectively, due to significant deterioration in the issuers' creditworthiness.

F. INVESTMENT IN INVESTEE CORPORATIONS

     The companies in the following table are subject to the rules and regulations of the SEC. The market value of the investments was approximately $306 million and $509 million at December 31, 1996 and 1995, respectively. AFC's investment (and common stock ownership percentage) and equity in net earnings and losses of investees are stated below (dollars in thousands):

                                INVESTMENT (OWNERSHIP %)            EQUITY IN NET EARNINGS (LOSSES)
                             -------------------------------       ---------------------------------
                             12/31/96          12/31/95              1996        1995         1994
                             --------          --------            --------     -------     --------
Chiquita (a)...............  $199,651  (43%)   $232,466  (44%)      (18,415)    $ 3,628     $(26,670)
Citicasters (b)............        --            74,079  (38%)        1,460       4,702        8,950
American Premier (c).......        --                --                  --       6,907        1,147
                             --------          --------            --------     -------     --------
                             $199,651          $306,545            $(16,955)    $15,237     $(16,573)
                             ========          ========            ========     =======     ========

---------------

(a) Equity in net earnings (losses) excludes AFC's share of extraordinary losses.

(b) Sold in September 1996.

(c) Accounted for as an 81% subsidiary beginning on April 3, 1995.


     Chiquita is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. Citicasters owned and operated radio and television stations in major markets throughout the country.

     Summarized financial information for Chiquita at December 31, is shown below (in millions). See "Investee Corporations" in Management's Discussion and Analysis.

                                                                         CHIQUITA BRANDS
                                                                       INTERNATIONAL, INC.
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
Current Assets...................................................  $  844     $  877
Non-current Assets...............................................   1,623      1,747
Current Liabilities..............................................     464        510
Non-current Liabilities..........................................   1,279      1,442
Shareholders' Equity.............................................     724        672

Net Sales of Continuing Operations...............................  $2,435     $2,566     $2,506
Operating Income.................................................      84        176         71
Income (Loss) from Continuing Operations.........................     (28)        28        (84)
Discontinued Operations..........................................      --        (11)        35
Extraordinary Loss from Debt Refinancings........................     (23)        (8)       (23)
Net Income (Loss)................................................     (51)         9        (72)

G. COST IN EXCESS OF NET ASSETS ACQUIRED

     At December 31, 1996 and 1995, accumulated amortization of the excess of cost over net assets of purchased subsidiaries amounted to approximately $121 million and $110 million, respectively. Amortization expense was $10.8 million in 1996, $9.2 million in 1995 and $6.1 million in 1994.

H. PAYABLE TO AMERICAN FINANCIAL GROUP, INC.

     Following the Mergers, American Premier agreed to lend up to $675 million to AFC under a line of credit. Borrowings under the credit line bear interest at 11-5/8%. On December 27, 1996, American Premier paid a dividend to AFG which consisted of the $675 million note receivable plus accrued interest. Subsequently, AFG contributed $450 million of the note to AFC. At December 31, 1996, AFC had outstanding borrowings under the note of $225.0 million, plus accrued interest of $19.1 million.

     Also subsequent to the Mergers, American Premier entered into a credit agreement with AFG under which American Premier and AFG may make loans of up to $200 million available to each other. The balance outstanding under the credit line bears interest at a variable rate of one percent over LIBOR and is payable on December 31, 2010. At December 31, 1996, American Premier had outstanding borrowings under the credit agreement of $175.5 million, plus accrued interest of $2.5 million.

I. OTHER LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, (in thousands):

                                                                        1996       1995
                                                                      --------   --------
     AMERICAN FINANCIAL CORPORATION (PARENT COMPANY):
       9 3/4% Debentures due April 2004, less discount of $1,146 and
          $1,249 (imputed rate -- 9.8%).............................  $164,368   $302,510
       Other........................................................     8,441      8,692
                                                                      --------   --------
                                                                      $172,809   $311,202
                                                                      ========   ========

                                                                        1996       1995
                                                                      --------   --------
     AMERICAN PREMIER UNDERWRITERS, INC. (PARENT COMPANY):
       9 3/4% Subordinated Notes due August 1999, including premium
          of $1,912 and $4,403 (imputed rate -- 8.8%)...............  $ 93,604   $161,531
       10 5/8% Subordinated Notes due April 2000, including premium
          of $2,629 and $7,210 (imputed rate -- 8.8%)...............    54,595    120,222
       10 7/8% Subordinated Notes due May 2011, including premium of
          $1,642 and $5,082 (imputed rate -- 9.6%)..................    18,496     55,581
                                                                      --------   --------
                                                                      $166,695   $337,334
                                                                      ========   ========
     AMERICAN ANNUITY GROUP, INC.:
       Notes payable under bank line due September 1999.............  $ 44,700   $ 20,500
       9 1/2% Senior Notes due August 2001..........................    40,845     41,490
       11 1/8% Senior Subordinated Notes due February 2003..........    24,080    101,443
       Other........................................................     5,275      4,301
                                                                      --------   --------
                                                                      $114,900   $167,734
                                                                      ========   ========
     OTHER SUBSIDIARIES:
       Notes payable secured by real estate.........................  $ 52,543   $ 53,066
       Other........................................................    10,972     12,727
                                                                      --------   --------
                                                                      $ 63,515   $ 65,793
                                                                      ========   ========

     At December 31, 1996, sinking fund and other scheduled principal payments on debt for the subsequent five years were as follows (in thousands):

                                                              AMERICAN
                                                    PARENT    PREMIER       OTHER
                                                    COMPANY   (PARENT)   SUBSIDIARIES    TOTAL
                                                    -------   --------   ------------   --------
     1997.........................................  $5,616    $     --     $  2,533     $  8,149
     1998.........................................      --          --        2,846        2,846
     1999.........................................      --      91,692       47,137      138,829
     2000.........................................      --      51,966        8,735       60,701
     2001.........................................      --          --       42,304       42,304

     Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures purchased are applied to the earliest scheduled retirements.

     Great American Holding Company ("GAHC"), a wholly-owned subsidiary of AFC, and Pennsylvania Company ("Pennco"), a wholly-owned subsidiary of American Premier have revolving loan agreements with groups of banks under which they can borrow up to $300 million and $75 million, respectively. Borrowings bear interest at floating rates based on prime or LIBOR and are collateralized by certain stock of operating subsidiaries. Each facility is guaranteed by the respective immediate parent company. At December 31, 1996 and 1995, there were no outstanding borrowings under either of these credit lines.

     AAG and AFEI have revolving credit agreements with banks under which they can borrow up to $115 million and $20 million, respectively. At December 31, 1996 and 1995, the weighted average interest rate on amounts borrowed under AAG's bank credit lines was 6.7% and 6.8%, respectively. Borrowings bear interest at floating rates based on prime or LIBOR and are collateralized. At December 31, 1996 and 1995, there were no outstanding borrowings under the AFEI credit line.


     During 1995, AFC redeemed $279 million of its various debentures, repaid $187 million of GAHC's bank debt, and redeemed $200 million of GAHC's Notes using funds borrowed under the AFG line of credit. Also during 1995, AFC sold an aggregate of $100 million of its 9-3/4% debentures due 2004 for cash. During 1996, AFC repurchased $138.2 million of its 9-3/4% debentures for $147.9 million in cash.

     As the result of the Mergers and a subsequent ratings downgrade, holders of American Premier's Notes had the right to "put" their Notes to American Premier at face amount. Approximately $44 million of the Notes were tendered under the put right in 1995. In addition, American Premier repurchased $136 million of the Notes during 1995 for $142.7 million in cash.

     In a December 1996 tender offer, American Premier retired $95.3 million of its Notes for $105.6 million. In addition, American Premier repurchased $64.8 million of its Notes for $71.6 million in cash during 1996.

     During 1995, AAG repurchased $4.9 million of its Notes for $5.0 million in cash. During 1996, AAG repurchased $78 million of its Notes for $84.2 million in cash.

     Cash interest payments of $83 million, $137 million and $115 million were made on long-term borrowings in 1996, 1995 and 1994, respectively.

J. PREFERRED STOCK

     Under provisions of both the Nonvoting (21.1 million shares authorized, including the Mandatory Redeemable Preferred Stock) and Voting (17.0 million shares authorized, 13.9 million shares outstanding) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. The outstanding shares of preferred stock consisted of the following:

        SERIES F, $1 par value -- authorized 15,000,000 shares; $20.00 liquidating value per share; annual dividends per share $1.80; nonredeemable after 1996; 11,900,725 and 13,744,754 shares (stated value $145.4 million and $167.9 million) outstanding at December 31, 1996 and 1995, respectively.

        SERIES G, $1 par value -- authorized 2,000,000 shares; annual dividends per share $1.05; redeemable at $10.50 per share; 1,964,158 and 364,158 shares (stated value $17.4 million and $600,000) outstanding at December 31, 1996 and 1995, respectively.

     In December 1996, AFC redeemed 1.6 million shares of its Series F Preferred Stock for $31.9 million and, in October, AFC purchased 250,000 shares of Series F from AFC's ESORP for $5.0 million. In December 1996, AFC issued 1.6 million shares of its Series G Preferred Stock to AFC's ESORP for $16.8 million.

     During 1995 and 1994, AFC retired issues of its mandatorily redeemable preferred stock for an aggregate of $2.9 million and $6.6 million, respectively.

K. COMMON STOCK


     At December 31, 1996, American Financial Group owned all of the outstanding shares of AFC's Common Stock.

L. INCOME TAXES

     The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Statement of Earnings (in thousands):

                                                               1996       1995       1994
                                                             --------   --------   --------
       Earnings before income taxes and extraordinary
          items............................................  $337,982   $251,898   $ 43,568
       Extraordinary items before income taxes.............   (33,331)     1,551    (17,192)
                                                             --------   --------   --------
       Adjusted earnings before income taxes...............  $304,651   $253,449   $ 26,376
                                                             ========   ========   ========
       Income taxes at statutory rate......................  $106,628   $ 88,707   $  9,232
       Effect of:
          Losses (utilized) not utilized...................   (43,789)   (40,292)    19,267
          Dividends received deduction.....................    (7,450)    (7,823)    (8,528)
          Minority interest................................    18,507      9,533      2,998
          Amortization of intangibles......................     3,065      3,015      1,987
          Tax exempt interest..............................      (597)      (897)      (689)
          Foreign income taxes.............................     3,474        359          6
          State income taxes...............................     4,140         81        149
          Other............................................    (1,323)     3,483       (146)
                                                             --------   --------   --------
       Total provision.....................................    82,655     56,166     24,276
       Amounts applicable to extraordinary items...........     7,003        281        374
                                                             --------   --------   --------
       Provision for income taxes as shown on the Statement
          of Earnings......................................  $ 89,658   $ 56,447   $ 24,650
                                                             ========   ========   ========

     Adjusted earnings before income taxes consisted of the following (in thousands):

                                                               1996       1995       1994
                                                             --------   --------   --------
       Subject to tax in:
          United States....................................  $318,919   $256,417   $ 28,422
          Foreign jurisdictions............................   (14,268)    (2,968)    (2,046)
                                                             --------   --------   --------
                                                             $304,651   $253,449   $ 26,376
                                                             ========   ========   ========

     The total income tax provision consists of (in thousands):

                                                                 1996      1995      1994
                                                               --------   -------   -------
       Current taxes:
          Federal............................................  $ 22,450   $38,512   $21,028
          Foreign............................................    (1,735)   (1,213)       --
          State..............................................     6,369       124       226
       Deferred taxes:
          Federal............................................    55,250    18,191     3,012
          Foreign............................................       321       552        10
                                                               --------   -------   -------
                                                               $ 82,655   $56,166   $24,276
                                                               ========   =======   =======

     For income tax purposes, certain members of the AFC consolidated tax group, including American Premier as of December 31, 1996, had the following carryforwards available at December 31, 1996 (in millions):

                                                                      EXPIRING      AMOUNT
                                                                    ------------    ------
                                                                  ( 1997 -- 2001     $ 20
    Operating Loss............................................... ( 2002 -- 2006      126
                                                                  ( 2007 -- 2011       93
    Capital Loss.................................................   1997 -- 1999      195
    Other -- Tax Credits.........................................                      23

     Deferred income tax assets and liabilities reflect the impact of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities for AFC's tax group included in the Balance Sheet at December 31, were as follows (in millions):

                                                                                 1995
                                                           1996         -----------------------
                                                       ------------                   AMERICAN
                                                           AFC             AFC         PREMIER
                                                       TAX GROUP(*)     TAX GROUP     TAX GROUP
                                                       ------------     ---------     ---------
    Deferred tax assets:
      Net operating loss carryforwards...............    $   83.7        $  93.8       $ 166.5
      Capital loss carryforwards.....................        68.2             --         108.7
      Insurance claims and reserves..................       289.8          195.9         102.9
      Other, net.....................................       142.2           41.2          91.3
                                                         --------        -------       -------
                                                            583.9          330.9         469.4
      Valuation allowance for deferred tax assets....      (131.9)         (91.9)       (214.0)
                                                         --------        -------       -------
                                                            452.0          239.0         255.4
    Deferred tax liabilities:
      Deferred acquisition costs.....................      (124.9)         (89.8)        (31.2)
      Investment securities..........................      (189.8)        (210.8)        (23.8)
                                                         --------        -------       -------
                                                           (314.7)        (300.6)        (55.0)
                                                         --------        -------       -------
    Net deferred tax asset (liability)...............    $  137.3        ($ 61.6)      $ 200.4
                                                         ========        =======       =======

---------------

(*) Includes American Premier.

     The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known. The aggregate valuation allowance decreased by $174 million in 1996 due primarily to the expiration of American Premier's loss carryforwards.


     Cash payments for income taxes, net of refunds, were $40.2 million, $14.8 million and $30.0 million for 1996, 1995 and 1994, respectively.

M. EXTRAORDINARY ITEMS

     Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income tax benefits (in thousands):

                                                            1996        1995         1994
                                                          --------     -------     --------
    AFC (parent)........................................  $ (9,672)    $(1,713)    $ (6,454)
    Subsidiaries:
      APU (parent)......................................    (1,075)      7,102           --
      AAG...............................................    (7,159)       (201)      (1,328)
      GAHC..............................................        --        (611)          --
      Other.............................................        57          --           --
    Investee:
      Chiquita..........................................    (8,479)     (2,745)      (9,036)
                                                          --------     -------     --------
                                                          $(26,328)    $ 1,832     $(16,818)
                                                          ========     =======     ========

N. COMMITMENTS AND CONTINGENCIES

     Loss accruals have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978. Any ultimate liability arising therefrom in excess of previously established loss accruals would normally be attributable to pre-reorganization events and circumstances and accounted for as a reduction in capital surplus. However, under purchase accounting in connection with the Mergers, any such excess liability will be charged to earnings in AFC's financial statements.

     American Premier's liability for environmental claims ($50.1 million at December 31, 1996) consists of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs at certain railroad sites formerly owned by PCTC and certain other sites where hazardous waste was allegedly generated by PCTC's railroad operation. It is difficult to estimate remediation costs for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. American Premier's liability is based on information currently available and is subject to change as additional information becomes available.

     American Premier's liability for occupational injury and disease claims of $70.1 million (included in other liabilities) at December 31, 1996 includes pending and expected claims by former employees of PCTC for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the railroad workplace. Anticipated recoveries on these liabilities of $54.1 million are included in other assets. Recorded amounts are based on the accumulation of estimates of reported and unreported claims and related expenses and estimates of probable recoveries from insurance carriers.

     AFC has accrued approximately $41 million at December 31, 1996, for environmental costs and certain other matters associated with the sales of former operations.

     In management's opinion, the outcome of the items discussed under "Uncertainties" in Management's Discussion and Analysis of this Form 10-K, and the above claims and contingencies will not, individually or in the aggregate, have a material adverse effect on AFC's financial condition or results of operations.

O. QUARTERLY OPERATING RESULTS (UNAUDITED)


     The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time. See Notes A and C for changes in ownership of companies whose revenues are included in the consolidated operating results and for the effects of gains on sales of subsidiaries and investees in individual quarters. The following are quarterly results of consolidated operations for the two years ended December 31, 1996 (in millions).

                                              1ST        2ND        3RD        4TH       TOTAL
                                            QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                            --------   --------   --------   --------   --------
     1996
     Revenues.............................  $1,030.2   $1,032.8   $1,163.5   $  887.3   $4,113.8
     Earnings (loss) before extraordinary
       items..............................      78.5       57.8      119.2       (7.2)     248.3
     Extraordinary items..................      (7.3)      (9.3)      (8.3)      (1.4)     (26.3)
     Net earnings (loss)..................      71.2       48.5      110.9       (8.6)     222.0
     1995
     Revenues.............................  $  553.6   $1,006.0   $1,001.8   $1,066.7   $3,628.1
     Earnings before extraordinary
       items..............................      29.9       34.1       53.3       78.2      195.5
     Extraordinary items..................        --        1.3        2.1       (1.6)       1.8
     Net earnings.........................      29.9       35.4       55.4       76.6      197.3

     In the third quarter of 1996, AFC increased A&E reserves by recording a non-cash pretax charge of $80 million. Realized gains (losses) on sales of securities amounted to (in millions):

                                                       1ST       2ND       3RD       4TH     TOTAL
                                                     QUARTER   QUARTER   QUARTER   QUARTER   YEAR
                                                     -------   -------   -------   -------   -----
     1996..........................................   $18.7     $ 2.7     $ 3.2    $ (28.1)  $(3.5)
     1995..........................................     3.5       7.9      23.6       49.0    84.0

P. INSURANCE

     Securities owned by insurance subsidiaries having a carrying value of approximately $1.5 billion at December 31, 1996, were on deposit as required by regulatory authorities.

     GAI recorded a charge of $19 million (included in "Other operating and general expenses") in 1994 in response to the California court decision upholding an insurance reform measure passed by California voters which led to rate rollbacks for most lines of property and casualty insurance.

     Several proposals have been made in recent years to change the federal income tax system. Some proposals included changes in the method of treating investment income and tax deferred income. To the extent a new tax law reduces or eliminates the tax deferred status of AFC's annuity products, that segment could be materially affected.

     INSURANCE RESERVES The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at rates ranging from 4% to 8%. As a result, the total liability for losses and loss adjustment expenses at December 31, 1996, has been reduced by $64 million.

     The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                                                    1996     1995     1994
                                                                   ------   ------   ------
     Balance at beginning of period..............................  $3,393   $2,187   $2,113
     Reserves of American Premier at date of the Mergers.........      --    1,090       --
     Provision for losses and loss adjustment expenses occurring
       in the current year.......................................   2,179    2,116    1,027
     Net decrease in provision for claims occurring in prior
       years.....................................................     (48)    (139)     (40)
                                                                   ------   ------   ------
                                                                    2,131    1,977      987

                                                                    1996     1995     1994
                                                                   ------   ------   ------
     Payments for losses and loss adjustment expenses occurring during:
       Current year..............................................    (999)    (987)    (381)
       Prior years...............................................  (1,121)    (874)    (532)
                                                                   ------   ------   ------
                                                                   (2,120)  (1,861)    (913)
                                                                   ------   ------   ------
     Balance at end of period....................................  $3,404   $3,393   $2,187
                                                                   ------   ------   ------
     Add back reinsurance recoverables...........................     720      704      730
                                                                   ------   ------   ------
     Unpaid losses and loss adjustment expenses included in
       Balance Sheet, gross of reinsurance.......................  $4,124   $4,097   $2,917
                                                                   ======   ======   ======

     NET INVESTMENT INCOME The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                                                    1996     1995     1994
                                                                   ------   ------   ------
     Insurance group investment income:
       Fixed maturities..........................................  $817.8   $727.3   $560.6
       Equity securities.........................................     8.2      5.3      8.3
       Other.....................................................    13.5      7.9      6.7
                                                                   ------   ------   ------
                                                                    839.5    740.5    575.6
     Insurance group investment expenses(*)......................   (38.5)   (33.8)   (32.0)
                                                                   ------   ------   ------
                                                                   $801.0   $706.7   $543.6
                                                                   ======   ======   ======

---------------

(*) Included primarily in "Other operating and general expenses" in the Statement of Earnings.

     STATUTORY INFORMATION AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):

                                                                              POLICYHOLDERS'
                                                         NET EARNINGS             SURPLUS
                                                     ---------------------   -----------------
                                                     1996    1995    1994     1996      1995
                                                     -----   -----   -----   -------   -------
     Property and casualty companies..............   $ 276   $ 200   $  63   $ 1,659   $ 1,595
     Life insurance companies.....................      67      76      54       287       273

     REINSURANCE In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions) (i) amounts deducted from property and casualty premiums in connection with reinsurance ceded, (ii) amounts included in income for reinsurance assumed and (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                                                     1996    1995    1994
                                                                     -----   -----   -----
     Reinsurance ceded to:
       Non-affiliates.............................................   $ 518   $ 476   $ 402
       Affiliates.................................................      --      33     161
     Reinsurance assumed -- including involuntary pools and
       associations...............................................      58      93      83
     Reinsurance recoveries.......................................     306     304     429

Q. ADDITIONAL INFORMATION


     Total rental expense for various leases of office space, data processing equipment and railroad rolling stock was $34 million, $35 million and $22 million for 1996, 1995 and 1994, respectively. Sublease rental income related to these leases totaled $6.1 million in 1996, $6.2 million in 1995 and $6.4 million in 1994.

     Future minimum rentals, related principally to office space and railroad rolling stock, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 1996, were as follows: 1997 -- $39 million, 1998 -- $32 million, 1999 -- $24 million,
2000 -- $15 million, 2001 -- $11 million and $18 million thereafter. At December 31, 1996, minimum sublease rentals to be received through the expiration of the leases aggregated $21 million.

     Other operating and general expenses included charges for possible losses on agents' balances, reinsurance recoverables and other receivables in the following amounts: 1996 -- $0, 1995 -- $0 and 1994 -- $18 million. The aggregate allowance for such losses amounted to approximately $123 million and $127 million at December 31, 1996 and 1995, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.

                                                              1996                  1995
                                                      --------------------   -------------------
                                                      CARRYING      FAIR     CARRYING     FAIR
                                                       VALUE       VALUE      VALUE       VALUE
                                                      --------    --------   --------    -------
     ASSETS:
     Bonds and redeemable preferred stocks.........    $ 9,986    $ 10,023    $ 9,538    $ 9,679
     Other stocks..................................        328         328        252        252
     Investment in investee corporations...........        200         306        307        509
     LIABILITIES:
     Annuity benefits accumulated..................    $ 5,366    $  5,180    $ 5,052    $ 4,887
     Long-term debt:
       Parent company..............................        173         188        311        325
       APU (parent company)........................        167         174        337        344
       Other subsidiaries..........................        178         183        234        243
     TOPrS.........................................         75          77         --         --

     When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 1996, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling $16 million.

     RESTRICTIONS ON TRANSFER OF FUNDS AND ASSETS OF SUBSIDIARIES Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions the maximum amount of dividends available to AFC in 1997 from its insurance subsidiaries without seeking regulatory clearance is approximately $253 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

     BENEFIT PLANS AFC expensed ESORP and employee savings plan contributions of $16.3 million in 1996, $16.5 million in 1995 and $6.2 million in 1994.


     TRANSACTIONS WITH AFFILIATES In 1995, a subsidiary of AFC sold a house to its Chairman for its appraised value of $1.8 million.

                                                                       EXHIBIT A


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        AMERICAN FINANCIAL CORPORATION,
                             AFC ACQUISITION CORP.,
                                      AND
                         AMERICAN FINANCIAL GROUP, INC.

             ------------------------------------------------------

                          DATED AS OF OCTOBER 3, 1997

             ------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER................................................................    A-1
  Section 1.1 The Merger.............................................................    A-1
  Section 1.2 Effects of Merger......................................................    A-2
  Section 1.3 Exchange of Certificates...............................................    A-2
  Section 1.4 Effective Time.........................................................    A-3
  Section 1.5 Surviving Corporation Officers; Directors; Articles of Incorporation
     and Code of Regulations.........................................................    A-3
ARTICLE 2  SHAREHOLDER APPROVAL......................................................    A-3
  Section 2.1 Shareholders Meeting...................................................    A-3
  Section 2.2 Proxy Statement........................................................    A-4
  Section 2.3 Correction of Statements...............................................    A-4
ARTICLE 3  THE MERGER CLOSING........................................................    A-4
  Section 3.1 Time and Place.........................................................    A-4
  Section 3.2 Filing of Certificate of Merger........................................    A-5
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF AFC AND AFC ACQUISITION.................    A-5
  Section 4.1 Authority Relative to this Agreement...................................    A-5
  Section 4.2 Consents and Approvals; No Violation...................................    A-5
  Section 4.3 Capitalization of AFC Acquisition......................................    A-6
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF AFG.....................................    A-6
  Section 5.1 Organization and Qualification; Active Subsidiaries....................    A-6
  Section 5.2 Authority Relative to this Agreement...................................    A-6
  Section 5.3 Consents and Approvals; No Violation...................................    A-6
  Section 5.4 SEC Reports and Financial Statements...................................    A-7
ARTICLE 6  ADDITIONAL AGREEMENTS.....................................................    A-7
  Section 6.1 Best Efforts...........................................................    A-7
  Section 6.2 Post-Merger Matters....................................................    A-7
  Section 6.3 Dissenters' Rights.....................................................    A-7
  Section 6.4 Listing of Shares......................................................    A-7
ARTICLE 7  CONDITIONS TO CONSUMMATION OF THE MERGER..................................    A-8
  Section 7.1 Conditions to the Obligations of Each Party............................    A-8
  Section 7.2 Additional Conditions to the Obligations of AFC........................    A-8
  Section 7.3 Additional Conditions to the Obligations of AFG........................    A-9
ARTICLE 8  TERMINATION; AMENDMENTS; WAIVER...........................................    A-9
  Section 8.1 Termination............................................................    A-9
  Section 8.2 Amendment..............................................................   A-10
  Section 8.3 Extension; Waiver......................................................   A-10
ARTICLE 9  MISCELLANEOUS.............................................................   A-10
  Section 9.1 Survival of Representations, Warranties, Covenants and Agreements......   A-10
  Section 9.2 Entire Agreement; Assignment...........................................   A-10
  Section 9.3 Validity...............................................................   A-10
  Section 9.4 Notices................................................................   A-10
  Section 9.5 Governing Law..........................................................   A-11
  Section 9.6 Expenses...............................................................   A-11
  Section 9.7 Interpretation.........................................................   A-11
  Section 9.8 Counterparts...........................................................   A-12
  Section 9.9 Parties in Interest....................................................   A-12
ANNEX I  CERTIFICATE OF DESIGNATION
SCHEDULE 1.5(a)  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.....................    S-1
SCHEDULE 1.5(b)  ARTICLES OF INCORPORATION AND CODE OF REGULATIONS...................    S-2

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 3, 1997, is made by and among AMERICAN FINANCIAL CORPORATION, an Ohio corporation ("AFC"), AFC ACQUISITION CORP., an Ohio corporation ("AFC Acquisition"), and AMERICAN FINANCIAL GROUP, INC., an Ohio corporation ("AFG").


                                   RECITALS:

     WHEREAS, the Board of Directors of each of AFC, AFC Acquisition and AFG have determined that it is advisable and in the best interests of their respective shareholders that AFC Acquisition, a wholly-owned subsidiary of AFC formed solely to effect the transactions contemplated herein, be merged with and into AFC pursuant to the merger hereinafter provided for; and

     WHEREAS, AFC, AFC Acquisition and AFG desire to make certain representations, warranties and agreements in connection with such merger; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

Section 1.1  THE MERGER.

     (a) AFC Acquisition and AFC shall execute and deliver a Certificate of Merger and any other documents required under the laws of Ohio to effect the merger of AFC Acquisition with and into AFC (the "Merger") consistent with this Agreement. The closing and consummation of the Merger shall be governed by the provisions of Article 3.

     (b) In the Merger:


          (i) Each share of Series F and Series G Voting Cumulative Preferred Stock of AFC issued and outstanding immediately prior to the Effective Time (individually the "Series F Stock," and the "Series G Stock," or collectively, the "AFC Preferred Shares"), shall be converted, by virtue of the Merger and without the need for any further action on the part of the holder thereof, into the right to receive either: (x) with respect to Series F Stock, the greater of $23.75 in cash, or the Fixed Spread Price, rounded to the nearest cent, which is the price set at 4:30 p.m. Eastern time on the date of the meeting of shareholders at which the Merger is considered, based on the fixed spread of 140 basis points over the yield (determined in accordance with standard market practice as described below) on the 6 5/8% United States Treasury Bond due February 15, 2027; and with respect to the Series G Stock, $10.50 in cash (the "Cash Consideration") or
     (y) shares of Series J Voting Preferred Stock (the "Series J Shares") of AFC having an aggregate liquidation value equal to the Cash Consideration which the holder would otherwise be entitled to receive (the "Stock Consideration") or (z) any combination of the Cash Consideration and Stock Consideration. The Series J Shares shall have the terms set forth in the Certificate of Designation attached hereto as Annex I and shall accrue dividends at the rate set forth in the Certificate of Designation from November 1, 1997. Holders shall be entitled to accrued dividends on the Series F Shares from and including November 1, 1997 to the Effective Time at a rate per diem of $.0049 per share. Holders shall be entitled to accrued dividends on the Series G Shares from the last semi-annual dividend payment date to the Effective Time at a rate per diem of $.0029 per share.

        The following is the formula to determine the Fixed Spread Price for Series F Stock:



                              Stated Annual            Accrued
Fixed Spread Price   =           Dividend        +     Dividend
                           --------------------        Amount
                             Reference Yield
        Stated Annual Dividend    =     $1.80

        Reference Yield           =     Yield on Reference Security plus 140 basis points
                                        (1.40%)

        Accrued Dividend Amount   =     $.75

        Reference Security        =     6 5/8% U.S. Treasury Bond due February 15, 2027



          (ii) Each share of common stock, no par value per share, of AFC Acquisition issued and outstanding immediately prior to the Effective Time ("AFC Acquisition Common Stock") shall be cancelled, by virtue of the Merger and without the need for any action on the part of the holder thereof, and AFC shall be the corporation surviving the Merger (the "Surviving Corporation").



          (iii) The aggregate of all shares of common stock, no par value per share, of AFC issued and outstanding immediately prior to the Effective Time (the "AFC Common Shares") shall be converted into 10,593,000 shares of common stock of the Surviving Corporation.


     (c) AFC shall promptly submit to its shareholders a proposal for adoption and approval of this Agreement and the Merger, in accordance with Article 2 hereof.

Section 1.2  EFFECTS OF MERGER.

     When the Merger has been effected, the separate existence of AFC and AFC Acquisition shall cease and AFC Acquisition shall be merged with and into AFC (AFC Acquisition and AFC are sometimes referred to herein as the "Constituent Corporations"), with AFC being the Surviving Corporation. At and after the Effective Time, the Merger shall have the effect provided in Section 1701.82 of the Ohio General Corporation Law. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers, immunities, purposes and franchises, of a public as well as of a private nature, of the Constituent Corporations, and, all and singular, the rights, privileges, powers, immunities, purposes and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, tangible and intangible, and all debts due to either of said Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such corporations, shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers, immunities, purposes and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Ohio General Corporation Law.

Section 1.3  EXCHANGE OF CERTIFICATES.

     (a) After the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding AFC Preferred Shares shall be entitled to receive in exchange therefor, upon surrender thereof to Securities Transfer Company, One East Fourth Street, Cincinnati, Ohio 45202: (i) Cash Consideration, without interest thereon; and if the holder thereof has elected to receive Cash Consideration for any Preferred Shares or there is a proration of the Series J Shares pursuant to Section 7.1(d); and (ii) a certificate or certificates representing the number of whole shares of Series J Shares into which such holder's shares were converted in accordance with Section 1.1(b)(i). No holder of a certificate or

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

certificates which immediately prior to the Effective Time represented AFC Preferred Shares and who has elected to receive the Stock Consideration shall be entitled to receive any dividend or other distribution from AFC until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of Series J Shares. Upon such surrender, each holder who has so surrendered such holder's certificate or certificates shall be deemed retroactively to have been a holder of record of Series J Shares as of the Effective Time. Accordingly, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable at any time on or after the Effective Time to holders of record of Series J Shares, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Series J Shares represented by the certificates issued upon such surrender. After the Effective Time, there shall be no further registration of transfers of AFC Preferred Shares. If, after the Effective Time, certificates representing AFC Preferred Shares are presented to AFC, they shall be cancelled and exchanged for the Cash Consideration. From and after the Effective Time, AFC shall, however, be entitled to treat certificates for AFC Preferred Shares which have not yet been surrendered for exchange as evidencing solely the right to receive the Cash Consideration for such certificates, notwithstanding any failure to surrender such certificates in exchange therefor.

     (b) If any certificate for shares of Series J Shares is to be issued in a name other than that in which the certificate for AFC Preferred Shares surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Series J Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of AFC or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, AFC shall not be liable to any holder of AFC Preferred Shares for any shares of Series J Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


     (c) Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares shall be issued upon the surrender for exchange of Certificates. Any holder of AFC Preferred Shares who would otherwise have been entitled to a fractional Series J Share shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by $25.00.


Section 1.4  EFFECTIVE TIME.

     The term "Effective Time" shall mean the date and time at which the Merger shall have become effective pursuant to the laws of the State of Ohio.

Section 1.5 SURVIVING CORPORATION OFFICERS; DIRECTORS; ARTICLES OF INCORPORATION AND CODE OF REGULATIONS.

     The officers and directors of the Surviving Corporation immediately following the Effective Time shall be as set forth on Schedule 1.5(a) attached hereto. The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall be as set forth in Schedule 1.5(b) attached hereto and shall be deemed effective simultaneous with the Effective Time. Nothing in this
Section 1.5 shall be construed to grant to any person any contractual or other right to hold office or a directorship in the Surviving Corporation or to preclude the shareholders or Board of Directors of the Surviving Corporation from further amending or modifying the Articles of Incorporation or Code of Regulations of the Surviving Corporation.

                                   ARTICLE 2

                              SHAREHOLDER APPROVAL

Section 2.1  SHAREHOLDERS MEETING.

     (a) This Agreement shall be submitted for adoption and approval to the holders of AFC Common Shares and Preferred Shares, including participants in AFG's Retirement and Savings Plan (collectively, "AFC Shareholders") at a meeting to be duly held for this purpose by AFC (the "AFC Shareholders' Meeting").

AFC shall endeavor to hold the AFC Shareholders' Meeting as soon as practicable after the date hereof. AFC, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold the AFC Shareholders' Meeting;

          (ii) include in the Proxy Statement (as defined in Section 2.2 hereof) the recommendation of its Special Committee (as hereinafter defined) that holders of AFC Preferred Shares vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          (iii) use its best efforts to solicit from the AFC Shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, and take all other actions necessary or advisable to secure the required approval and adoption by AFC Shareholders of this Agreement and the transactions contemplated hereby.

Section 2.2  PROXY STATEMENT.

     In connection with: (i) any solicitations of approval by AFC Shareholders of this Agreement and the transactions contemplated hereby, AFC shall file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with the appropriate state governmental offices under the securities or "blue sky" laws of such states, shall use all reasonable efforts to respond to the comments of the staff of the Commission (the "Staff") or such state governmental offices and have cleared by the Commission under the Exchange Act and shall promptly thereafter mail to its shareholders, proxy solicitation materials, including a letter to shareholders, notice of meeting, proxy statement and appropriate related forms of proxies with respect to the AFC Shareholders' Meeting (the "Proxy Statement") and, except as to participants in AFG's Retirement and Savings Plan, a form of election and a related letter of transmittal to enable them to elect as to each AFC Preferred Share held the Cash Consideration or the Stock Consideration. In the event that a holder of AFC Preferred Shares fails to make an election hereunder with respect to any or all of such shares on or before the AFC Shareholders' Meeting, such holder shall be deemed for all purposes of this Agreement to have elected to receive Cash Consideration with respect to those AFC Preferred Shares as to which no election was made. A holder shall be deemed to have made the requisite election when the properly completed forms of election, including a letter of transmittal accompanied by the certificates representing the AFC Preferred Shares (or with an appropriate guarantee of delivery by a commercial bank, trust company or a registered broker), are mailed by such holder in the United States by certified or registered mail, return receipt requested, when given to a commercial overnight delivery or courier service of nationally recognized standing or when delivered to AFC or its agent designated for such purpose;

Section 2.3  CORRECTION OF STATEMENTS.

     AFC shall correct promptly any information specifically provided by it for inclusion in the Proxy Statement which shall have become false or misleading in any material respect. AFC shall take all steps necessary to file or to cause to be filed with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to AFC Shareholders, in each case as and to the extent required by applicable law. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and other applicable law.

                                   ARTICLE 3

                               THE MERGER CLOSING

Section 3.1  TIME AND PLACE.

     The consummation of the Merger (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, at 10:00 a.m.

Eastern time on the date of the satisfaction or waiver of all conditions set forth in Article 7 of this Agreement, or at such other place and time as the parties hereto may agree.

Section 3.2  FILING OF CERTIFICATE OF MERGER.

     At the Closing, AFC and AFC Acquisition shall cause agents acceptable to both parties to deliver to the Secretary of State of the State of Ohio for filing a Certificate of Merger duly executed by AFC and AFC Acquisition and shall make all other deliveries, filings or recordings required by applicable law to consummate the Merger.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                           OF AFC AND AFC ACQUISITION

     AFC and AFC Acquisition represent and warrant to AFG as follows:

Section 4.1  AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) AFC has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by AFC of this Agreement and the consummation by AFC of the transactions contemplated hereby have been duly approved and validly authorized by the Board of Directors and by an independent committee of the Board of Directors of AFC (the "Special Committee"). The Board of Directors, upon recommendation of the Special Committee, has directed that this Agreement be submitted to the shareholders of AFC for approval at a meeting of such shareholders and, except for such approval, no other corporate proceedings on the part of AFC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFC and, assuming the due authorization, execution and delivery of this Agreement by AFG and AFC Acquisition, constitutes a legal, valid and binding agreement of AFC, enforceable against AFC in accordance with its terms.

          (b) AFC Acquisition has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by AFC Acquisition of this Agreement and the consummation by AFC Acquisition of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AFC Acquisition and shall be duly and validly authorized by AFC as the sole shareholder of AFC Acquisition, and no other corporate proceedings on the part of AFC Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFC Acquisition and, assuming the due authorization, execution and delivery of this Agreement by AFC and AFG, constitutes a legal, valid and binding agreement of AFC Acquisition, enforceable against AFC Acquisition in accordance with its terms.

Section 4.2  CONSENTS AND APPROVALS; NO VIOLATION.

     Except in the case of clause (ii) below and for such failures to obtain consents, approvals, authorizations or permits for, or make filings with or notifications to, or such violations, conflicts, breaches, defaults, terminations, accelerations and rights of termination, cancellation, amendment or acceleration which, individually or in the aggregate, would not have a material adverse effect on the business, operations or financial condition of AFC, none of the execution and delivery of this Agreement by AFC, the consummation by AFC of the transactions contemplated hereby, or compliance by AFC with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the charter or bylaws (or other organizational or governing documents) of AFC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) pursuant to the Exchange Act, the Securities Act, the securities or "blue sky" laws of certain states, (B) for filing a Certificate of Merger pursuant to the applicable provisions of the Ohio General Corporation Law; (iii) violate or conflict with any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to AFC; or (iv) conflict with, result in a breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a termination of, accelerate the performance required by, give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien, security interest, charge or other encumbrance on any of the assets of AFC pursuant to any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which AFC is a party or by which AFC may be bound or affected.

Section 4.3  CAPITALIZATION OF AFC ACQUISITION.

     The authorized capital stock of AFC Acquisition consists of 1,000 shares of common stock, no par value ("AFC Acquisition Common Stock"). As of the date of this Agreement, 100 shares of AFC Acquisition Common Stock were issuable and outstanding, all of which were held directly by AFC. All of the issued and outstanding shares are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                     OF AFG

     AFG represents and warrants to AFC and AFC Acquisition as follows:

Section 5.1  ORGANIZATION AND QUALIFICATION; ACTIVE SUBSIDIARIES.

     AFG and each Subsidiary of AFG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease or operate the properties that it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of AFG and each of its material Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not have a material adverse effect on the business, operations or financial condition of AFG and its Subsidiaries, taken as a whole.

Section 5.2  AUTHORITY RELATIVE TO THIS AGREEMENT.

     AFG has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AFG and the consummation by AFG of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AFG. No other corporate proceedings on the part of AFG are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AFG and, assuming the due authorization, execution and delivery of this Agreement by AFC and AFC Acquisition, constitutes a legal, valid and binding agreement of AFG, enforceable against AFG in accordance with its terms.

Section 5.3  CONSENTS AND APPROVALS; NO VIOLATION.

     Except in the case of clause 5.3(b) below, and for such failure to obtain consents, approvals, authorizations or permits for, or make filings with or notifications to, or such violations, conflicts, breaches, defaults, terminations, accelerations and rights of termination, cancellation, amendment or acceleration which, individually or in the aggregate, would not have a material adverse effect on the business, operations or financial condition of AFG and its Subsidiaries, taken as a whole, none of the execution and delivery of this Agreement by AFG, the consummation by AFG of the transactions contemplated hereby or compliance by AFG or any of its Subsidiaries with any of the provisions hereof will: (a) conflict with or result in a breach of any provision of the charter or by-laws of AFG or any Subsidiary of AFG; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i)

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

pursuant to the Exchange Act, the Securities Act, the securities or "blue sky" laws of certain states, and (ii) for filing a certificate of merger under the Ohio General Corporation Law; (c) violate or conflict with any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to AFG or any of its Subsidiaries or any of their respective assets; or (d) conflict with, result in a breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a termination of, accelerate the performance required by, give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien, security interest, charge or other encumbrance on any of the assets of AFG or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which AFG or any of its Subsidiaries is a party or by which AFG or any of its Subsidiaries or any of their respective assets may be bound or affected.

Section 5.4  SEC REPORTS AND FINANCIAL STATEMENTS.

     AFG has previously delivered or made available to AFC true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission, and all amendments thereto; and (ii) all other reports, statements, proxies and registration statements (including Current Reports on Form 8-K) filed by it with the Commission since December 31, 1996 (collectively, the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AFG included in the Commission Filings (the "Financial Statements") present fairly, in all material respects, the financial condition, results of operations and changes in financial position of AFG as at the dates or for the periods indicated therein in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto), subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments ("GAAP").

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

Section 6.1  BEST EFFORTS.

     Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any third parties as are necessary in order to consummate the transactions contemplated by this Agreement.

Section 6.2  POST-MERGER MATTERS.

     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 6.3  DISSENTERS' RIGHTS.

     Holders of Preferred Shares shall be entitled to dissenters' rights as provided under Section 1701.84 of the Ohio General Corporation Law.

Section 6.4  LISTING OF SHARES.

     AFC shall use its best efforts to list the Series J Shares on the Pacific Stock Exchange.

                                   ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

     The respective obligations of AFC, AFG and AFC Acquisition to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) There shall not be in effect: (i) any judgment, injunction, decree or order issued by any federal, state or local court or arbitrator of competent jurisdiction; or (ii) any statute, rule, regulation or order enacted or promulgated by any federal, state or local, legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (i) or (ii) prohibits or restricts or diminishes the benefits to AFC and its affiliates of the consummation of the transactions contemplated hereby or makes such consummation illegal or restricts in any material respect or prohibits the effective operation of the business of AFC and its Subsidiaries or AFG and its Subsidiaries after the consummation of the transactions contemplated hereby;

          (b) This Agreement and the Merger hereby contemplated shall have been adopted and/or approved by the affirmative vote of (i) holders representing two-thirds of the outstanding AFC Common Shares and Preferred Shares, voting as one class, and (ii) holders representing two-thirds of the outstanding AFC Preferred Shares;

          (c) Special tax counsel to AFC shall have delivered to the Special Committee and to AFG an opinion (dated the date of the Effective Time and based on facts and subject to representations, assumptions, and qualifications set forth in such opinion which are consistent with the state of facts existing at the Effective Time), substantially to the effect that: (i) no gain or loss will be recognized by AFC, AFC Acquisition or AFG as a result of the Merger; (ii) no gain or loss will be recognized by an AFC shareholder who receives solely shares of Series J Shares pursuant to the Merger; (iii) the tax basis of the Series J Shares to an AFC shareholder receiving solely Series J Shares will be the same as the tax basis in the Preferred Shares surrendered; and (iv) the holding period of an AFC shareholder in Series J Shares received in the Merger will include the period during which such shareholder held the Preferred Shares surrendered, provided such shares were held as capital assets immediately prior to the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AFC;

          (d) The aggregate liquidation value of the Series J Shares to be issued at the Effective Time, whether as a result of elections by holders of Preferred Shares or stand-by commitments entered into with third parties, shall be at least $70.4 million. If the aggregate liquidation value of Series J Shares elected by holders of Preferred Shares exceeds $70.4 million, then such holders shall be allocated Series J Shares on a pro-rata basis.

Section 7.2  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AFC.

     The obligation of AFC to consummate the Merger is further subject to the satisfaction (or waiver by AFC acting through its Special Committee), at or prior to the Effective Time, of the following conditions:

          (a) The representations and warranties of AFG contained in this Agreement and in any certificate or other writing delivered by AFG pursuant hereto shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except as to any representation or warranty which specifically relates to an earlier date);

          (b) Any and all material permits, consents, waivers, clearances, approvals and authorizations of and filings with all third parties and governmental bodies shall have been obtained which are required to consummate the transactions contemplated hereby;

          (c) The Special Committee shall have received from Libra Investments, Inc., an opinion dated the date of the mailing of the Proxy Statement, in customary form, to the effect that the consideration for the Merger is fair to holders of AFC Preferred Shares from a financial point of view;


          (d) The Special Committee, at or prior to the time of mailing the Proxy Statement, shall have received from the Administration Plan Committee of AFG's Retirement and Savings Plan (the "RASP") a copy of the opinion of Houlihan Lokey Howard & Zukin to the Administration Plan Committee with respect to the Merger Consideration for those Preferred Shares held in the RASP;

          (e) All shares of Series J Shares to be issued to the holders of AFC Preferred Shares pursuant to this Agreement at Closing shall, when issued, be duly authorized, validly issued, fully paid and non-assessable.

Section 7.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AFG.

     The obligation of AFG to consummate the Merger is further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) AFC shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

          (b) The representations and warranties of AFC contained in this Agreement and in any certificate or other writing delivered by AFC pursuant hereto shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except as to any representation or warranty which specifically relates to an earlier date);

          (c) Any and all material permits, consents, waivers, clearances, approvals and authorizations of and filings with all third parties and governmental bodies shall have been obtained which are required (i) to consummate the transactions contemplated hereby or (ii) to prevent a breach, default or right of termination under any agreement to which AFC is a party or by which it is bound caused by consummation of the transactions contemplated hereby.

                                   ARTICLE 8

                        TERMINATION; AMENDMENTS; WAIVER

Section 8.1  TERMINATION.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time notwithstanding approval thereof by the AFC Shareholders, but prior to the Effective Time:

          (a) By the mutual written consent of the Board of Directors of each of AFC (acting through its Special Committee) and AFG; or


          (b) By either AFC (acting through its Special Committee), on the one hand, or AFG, on the other, if a court of competent jurisdiction in the United States or any state thereof or other United States governmental, regulatory or administrative body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties agree to use their best efforts through appeals and otherwise to vacate) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or



          (c) By either AFC or AFG if, in the case of AFC, AFG materially breaches a warranty, representation or covenant contained herein, or, in the case of AFG, AFC materially breaches a warranty, representation or covenant contained herein.


     In the event of the termination of this Agreement pursuant to the terms of this Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto, except that: (A) the provisions of this Section 8.1 and Section 9.6 hereof shall survive any such termination and shall continue to be binding on the parties hereto; and (B) nothing contained in this Section 8.1 shall relieve any party from any liability, if any, for any termination of this Agreement under paragraph (d) above.

Section 8.2  AMENDMENT.

     This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the shareholders of AFC but, after any such shareholder approval, no amendment shall be made which adversely affects the rights of the shareholders of AFC hereunder without the approval of the Special Committee and the affected shareholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by all the parties hereto that expressly states that it amends, modifies or supplements this Agreement.

Section 8.3  EXTENSION; WAIVER.

     At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document or writing delivered pursuant hereto by such other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                                 MISCELLANEOUS

Section 9.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

     Other than any covenant or agreement herein, the nature of which is to be performed after the Closing, the representations, warranties, covenants and agreements made in this Agreement shall only survive until the Effective Time.

Section 9.2  ENTIRE AGREEMENT; ASSIGNMENT.

     This Agreement (including the Schedules, Exhibits and Annexes hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto. Any such purported assignment undertaken or occurring without such consent shall be null and void and of no legal force and effect.

Section 9.3  VALIDITY.

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, each of which shall remain in full force and effect.

Section 9.4  NOTICES.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to AFG:

        One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Attention: James E. Evans, Esq.
        Telephone: (513) 579-2536
        Facsimile: (513) 579-0108

     with copies to:

        Keating, Muething & Klekamp, P.L.L.
        One East Fourth Street
        Cincinnati, Ohio 45202
        Attention: Edward E. Steiner, Esq.
        Telephone: (513) 579-6467
        Facsimile: (513) 579-6957

     If to AFC or AFC Acquisition:

        One East Fourth Street, Suite 919
        Cincinnati, Ohio 45202
        Attention: James C. Kennedy, Esq.
        Telephone: (513) 579-2538
        Facsimile: (513) 579-0108

     with copies to:

        Taft, Stettinius & Hollister
        1800 Star Bank Center
        425 Walnut Street
        Cincinnati, Ohio 45202-3957
        Attention: Timothy E. Hoberg, Esq.
        Telephone: (513) 357-9308
        Facsimile: (513) 381-0205

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

Section 9.5  GOVERNING LAW.

     This Agreement shall in all respects be governed by and construed in accordance with the laws of Ohio.

Section 9.6  EXPENSES.

     All expenses incurred by any party hereto in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.7  INTERPRETATION.

     (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     (b) The term "Subsidiary" when used herein with respect to any person means: (i) any corporation, partnership or other business association or entity which meets the definition of "Significant Subsidiary" as set forth in Rule 12b-2 of the Securities Exchange Act of 1934. The term "person" when used herein means any individual, corporation, partnership, joint venture, trust, unincorporated association or other entity of any nature whatsoever. The term "knowledge" when used herein with respect to AFG or AFC means actual knowledge or actually knowing after due inquiry within AFG or AFC, as the case may be, and their respective Subsidiaries (which due inquiry each party undertakes to make).

Section 9.8  COUNTERPARTS.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.9  PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                      THIS SPACE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

                                          AMERICAN FINANCIAL CORPORATION

                                          By:       /s/ Karl J. Grafe
                                            ------------------------------------
                                                       Karl J. Grafe
                                                    Assistant Secretary

                                          AFC ACQUISITION CORP.

                                          By:       /s/ Karl J. Grafe
                                            ------------------------------------
                                                       Karl J. Grafe
                                                    Assistant Secretary

                                          AMERICAN FINANCIAL GROUP, INC.

                                          By:     /s/ James C. Kennedy
                                            ------------------------------------
                                                      James C. Kennedy
                                                         Secretary

                                                            ANNEX I TO AGREEMENT
                                                              AND PLAN OF MERGER

                         AMERICAN FINANCIAL CORPORATION

                   CERTIFICATE OF DESIGNATION, PREFERENCE AND
                       RIGHTS OF SERIES J PREFERRED STOCK


     Certificate of Designation, Preferences and Rights of Preferred Stock by Resolution of the Board of Directors providing for an issue of 2,816,000 shares from a class of voting preferred stock, without par value, such series designated "Series J Preferred Stock".

--------------------------------------------------------------------------------


     Pursuant to the Amended and Restated Agreement and Plan of Merger dated October 3, 1997 pursuant to which AFC Acquisition Corp., a wholly-owned subsidiary of the Company, would merge with and into the Company ("Merger"), the Articles of Incorporation of the Company are amended and restated as of the Effective Time of the Merger, thereby providing, among other things, for the issue of a series of Preferred Stock of the Company from the Company's class of 4,000,000 shares of Voting Preferred Shares, without par value, to be designated "Series J Preferred Stock" ("Series J Preferred Stock"), such issue to consist of 2,816,000 shares, which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors, and to the extent that the voting rights, designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of the Series J Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express the voting rights, designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows (all terms used herein which are defined in the Articles of Incorporation shall be deemed to have the meanings provided therein):


     1. VOTING. Except as provided below in paragraph 5, holders of shares of Series J Preferred Stock are entitled to one vote per share on all matters to be voted upon by shareholders of the Company, with holders of the Company's Common Stock, and not as a separate class.


     2. DIVIDENDS. The holders of the Series J Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and out of the assets of the Company which are by law available for the payment of dividends, cumulative preferential dividends in the manner and at the rates set forth below. Each of said shares shall have an annual dividend rate of $2.00 and no more. Dividends shall be payable in equal payments of $1.00 semi-annually on May 1 and November 1 of each year to holders of record as of the preceding April 15 and October 15.


     Dividends on shares of Series J Preferred Sock shall be paid in cash.

     No dividend or other distribution whatsoever shall be declared or paid upon or set apart for any class of stock or series thereof ranking junior to the Series J Preferred Stock as to the payment of dividends, nor shall any shares of any class of stock or series thereof ranking junior to the Series J Preferred Stock as to payment of dividends be redeemed or purchased by the Company or any subsidiary thereof, nor shall any moneys be paid to or made available for a sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to the Series J Preferred Stock as to payment of dividends, unless in each instance, full dividends on all outstanding shares of Series J Preferred Stock for all past dividend periods shall have been paid at the rate fixed therefor.

     Dividends upon shares of the Series J Preferred Stock shall be payable by check to the registered holders of Series J Preferred Stock at the address set forth in the books and records of the Company or any transfer agent and/or registrar appointed for the Series J Preferred Stock and shall commence to accrue and be cumulative from their respective dates of issuance.

     3. RIGHTS ON LIQUIDATION OR CASH-OUT MERGER.


     A. (1) Upon the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of shares of Series J Preferred Stock shall be entitled to receive, out of assets of the Company available for distribution to stockholders after satisfying claims of creditors, a liquidating distribution in the amount of $25.00 per share, which shall be the liquidation preference of such shares, plus an amount equal to accrued dividends on each such share to and including the date fixed for payment of Series J Preferred Stock, and no more.


        (2) Such amount shall be paid to the holders of the Series J Preferred Stock prior to any distribution or payment to the holders of any class of stock or series thereof ranking junior to the Series J Preferred Stock in the payment of dividends or distributions of assets on liquidation, dissolution or winding up of the affairs of the Company.

        (3) After the payment to holders of shares of Series J Preferred Stock of the full amount of the liquidating distributions to which they are entitled pursuant to the second next preceding sentence, holders of the shares of Series J Preferred Stock (in their capacity as such holders) shall have no right or claim to any of the remaining assets of the Company.

     B. In any merger or consolidation of the Company with or into any other corporation, including any person (including any individual, partnership, corporation, trust, unincorporated association, joint venture or other entity) controlled by, in control of, or under common control with the Company ("Affiliate"), or a merger or consolidation of any other corporation, including any Affiliate, with or into the Company, which merger or consolidation by its terms provides for the payment of only cash to holders of the Series J Preferred Stock, each holder of Series J Preferred Stock shall be entitled to receive an amount equal to the liquidation preference of the shares of Series J Preferred Stock held by such holder, plus an amount equal to accrued dividends on such shares to and including the date of payment thereof, and no more, in exchange for such shares of Series J Preferred Stock (a "Cash-Out Merger").

     C. Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Company, nor the merger or consolidation of any other corporation with or into the Company, nor the merger or consolidation of the Company with or into any other corporation, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Company, voluntary or involuntary, for the purposes of this Paragraph 3; provided, however, that any Cash-Out Merger shall be deemed to be a liquidation of the Company solely for purposes of determining the rights of the holders of shares of Series J Preferred Stock in respect of such Cash-Out Merger.

     D. If upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to the holders of Series J Preferred Stock and any other preferred stock of the Company, ranking upon liquidation on a parity with the Series J Preferred Stock (the "Liquidation Preferred"), shall be insufficient to pay the full amount of the liquidating distributions to which holders of Series J Preferred Stock are entitled pursuant to Paragraph 3. A. and liquidating distributions to which holders of the Liquidation Preferred are entitled, then such assets shall be distributed among the holders of Series J Preferred Stock and Liquidation Preferred ratably in proportion to the full amount of distributions to which each holder of Series J Preferred Stock and Liquidation Preferred would have been entitled.

     4. REDEMPTION.

     A. OPTIONAL REDEMPTION. The Company shall not have the right to redeem any shares of Series J Preferred Stock until [EIGHTH ANNIVERSARY OF ISSUANCE, 2005]. Thereafter, the Company shall have the right, at its option, and by resolution of its Board of Directors, upon notice as required by Paragraph 4.B., to redeem the Series J Preferred Stock out of funds legally available therefor, as a whole or in part, at the redemption prices set forth below, plus all accrued dividends thereon to the date fixed for redemption (against receipt of certificates evidencing the shares redeemed), if redeemed during the twelve month period beginning on November 1 of the years indicated:



             YEAR               AMOUNT PER SHARE
------------------------------  ----------------
2005..........................      $ 25.75
2006..........................      $ 25.375
2007 and thereafter...........      $ 25.00


     B. NOTICE OF REDEMPTION. Notice of any redemption specifying the date fixed for said redemption shall be mailed, postage prepaid, at least 25 days but not more than 60 days prior to said redemption date to the holders of record of the Series J Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books and records of the Company or any transfer agent and/or registrar for the Series J Preferred Stock. If less than all of the Series J Preferred Stock outstanding is to be redeemed, the Company shall select by lot those shares which are to be redeemed. If such notice of redemption shall have been mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed, so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series J Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series J Preferred Stock so called for redemption shall forthwith cease and terminate, except for the right to receive the amount set aside in trust for redemption thereof, but without interest.

     5. RIGHTS IN THE EVENT OF DIVIDEND ARREARAGE; CLASS VOTING RIGHTS. In addition to the voting rights set forth in paragraph 1 hereof, holders of Series J Preferred Stock shall have the voting rights set forth below:

     A. If at any time the Company shall not have paid full dividends for each of four or more consecutive semi-annual dividends payable on the Series J Preferred Stock pursuant to paragraph 2 hereof, the number of directors constituting the Board of Directors of the Company shall be increased by two and the holders of the Series J Preferred Stock shall have the right, voting as one class, to elect the directors to fill such newly created directorships. This right shall remain vested until all accrued dividends on any Series J Preferred Stock have been paid, or declared and set apart for payment, at which time (i) the right to so elect directors shall terminate (subject to revesting in the case of any subsequent default of the kind described above); (ii) the term of the directors then in office elected by such holders shall terminate; and (iii) the number of directors constituting the Board of Directors of the Company shall be reduced by the number of directors by which it was increased pursuant to this subparagraph.

     Whenever such right shall vest, it may be exercised initially either at a special meeting of holders of such preferred stock or at any annual stockholders' meeting, but thereafter it may be exercised at stockholders' meetings called for the purpose of electing directors. A special meeting for the exercise of such right shall be called by the Secretary of the Company as promptly as possible, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 50% of the outstanding shares of such preferred stock. Notwithstanding the provisions of this subparagraph, 5A, no such special meeting shall be held during the 90-day period preceding the date regularly fixed for the annual meeting of stockholders.

     Any director who shall have been elected by the holders of Series J Preferred Stock shall hold office for a term expiring (subject to the earlier termination of the arrearage in dividends) at the next annual meeting of stockholders. During such term such directors may be removed at any time, without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series J Preferred Stock given at a special meeting of such stockholders called for the purpose, except as otherwise provided by Ohio law with respect to cumulative voting rights. Any vacancy created by such removal may also be filled at such meeting. A meeting for the removal of a director elected by the holders of Series J Preferred Stock and the filling of the vacancy created thereby shall be called by the Secretary of the Company within 10 days after receipt of a written request signed by the holders of record of at least 50% of the outstanding shares of such preferred stock.

     Any vacancy caused by the death or resignation of a director who shall have been elected by the holders of the Series J Preferred Stock may be filled by the remaining director elected under these provisions, or if none, by the holders of Series J Preferred Stock at a meeting called for such purpose. Such meeting shall be called by the Secretary of the Company at the earliest practicable date after any such death or resignation and in any event within 10 days after receipt of a written request signed by the holders of record of at least 50% of the outstanding shares of such preferred stock.

     At such meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series J Preferred Stock, as the case may be, shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders of the Series J Preferred Stock present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

     B. Any action requiring the vote of the Series J Preferred Stock voting separately as a class under Ohio law shall be taken by the affirmative vote of the holders of a majority of such class or, if permitted by Ohio law, by the affirmative consent of such majority.

     Signed this      day of             , 1997.

                                          --------------------------------------
                                          Carl H. Lindner, Chief Executive
                                          Officer

                                          --------------------------------------
                                          James C. Kennedy, Secretary

                                                              SCHEDULE 1.5(b) TO
                                                    AGREEMENT AND PLAN OF MERGER

                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                         AMERICAN FINANCIAL CORPORATION

   (Adopted      , 1997 pursuant to Ohio Revised Code Section 1701.78(c)(3);
      Shareholder vote separate from a vote on the Merger is not required)

     FIRST. The name of the corporation shall be American Financial Corporation (the "Corporation").

     SECOND. The place in Ohio where its principal office is to be located is the City of Cincinnati in Hamilton County, Ohio 45202.

     THIRD. The purpose for which the Corporation is organized shall be to engage in any lawful act or acts for which corporations may be formed under the Ohio General Corporation Law, Ohio Revised Code sec.1701.01 et seq.

     FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is Twenty-Eight Million (28,000,000) shares, which shall be divided into two classes, consisting of:

     (a) Eight Million (8,000,000) shares of preferred stock ("Preferred Shares") without par value; and

     (b) Twenty Million (20,000,000) shares of common stock ("Common Shares") without par value.

                           PART ONE: PREFERRED STOCK

     Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments adopted by the Board of Directors provided for the issue of any series of Preferred Shares, the Preferred Shares may be issued at any time or from time to time in any amount, not exceeding the aggregate, including all shares of any and all series thereof theretofore issued, the Eight Million (8,000,000) Preferred Shares hereinabove authorized, as Preferred Shares of one or more series, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors.

     Four Million (4,000,000) Preferred Shares shall have voting rights as provided in and pursuant to Clause 2 of this Part One of Article Fourth (collectively, "Voting Preferred Shares").

     Four Million (4,000,000) Preferred Shares shall have no voting power whatsoever, except as may be otherwise provided by law or except as may arise upon a default, failure or other contingency (collectively, "Non-Voting Preferred Shares").

     All shares of any one series of Preferred Shares shall be alike in every particular, each series thereof shall be distinctively designated by letter or descriptive words, and all series of Preferred Shares shall rank equally and be identical in all respects except as provided above with respect to Voting Preferred Shares and Non-Voting Preferred Shares or as permitted by the provisions of Clause 2 of this Part One of Article Fourth.

     Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation providing for the issue in one or more series of any unissued or treasury Preferred Shares, and providing, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Articles of Incorporation of the Corporation, in respect of the matters set forth in the following subdivisions (i) to (x), inclusive, as well as any other rights or matters pertaining to such series:

          (i) The designation and number of shares of such series;

          (ii) With respect to the Voting Preferred Shares only, voting rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio);

          (iii) With respect to the Non-Voting Shares only, voting rights upon a default, failure or other contingency;

          (iv) The dividend rate or rates of such series (which may be variable or adjustable rate and which may be cumulative);

          (v) The dividend payment date or dates of such series;

          (vi) The price or prices at which shares of such series may be redeemed;

          (vii) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

          (viii) The liquidation price or prices of such series;

          (ix) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation or any other property, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange at which such conversion or exchange may be made and the adjustments thereto, if any; and

          (x) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights (with respect to the Voting Preferred Shares only), voting rights upon a default, failure or other contingency (with respect to the Non-Voting Preferred Shares only), dividend rate or rates, dividend payment date or dates, redemption rights and price or prices, sinking fund requirements, liquidation price or prices, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Shares may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Shares adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. If the then-applicable laws of the State of Ohio do not permit the Board of Directors to fix, by the amendment creating a series of Voting Preferred Shares, the voting rights of shares of such series, each holder of a share of such series of Voting Preferred Shares shall, except as may be otherwise provided by law, be entitled to one (1) vote for each share of Voting Preferred Shares of such series held by such holder.

     Clause 3. Before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Shares and before any sum shall be paid or set apart for the purchase or redemption of Preferred Shares of any series, except for any series that may be established as senior to or having preference over the terms of any other series, whether or not outstanding at the time of adoption of the amendment creating such Preferred Series by the Board of Directors, or for the purchase of the Common Shares, the holders of Preferred Shares of each series shall be entitled to receive, if and when declared by the Board of Directors, dividends at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend payment date of, or next preceding the date of, issue thereof, payable on the payment date or dates fixed from time to time by the Board of Directors.

     Clause 4. After full dividends as aforesaid upon the Preferred Shares of all series then outstanding shall have been paid for all past dividend periods, and after or concurrently with making payment of or provision for full dividends on the Preferred Shares of all series then outstanding for the current dividend period, then and not otherwise dividends may be declared upon the Common Shares at such rate as the Board of Directors may determine and no holders of any series of the Preferred Shares, as such, shall be entitled to share therein.

     Clause 5. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Shares pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Shares adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Shares in proportion to the full preferential amounts to which they are respectively entitled as in proportion to the full preferential amounts to which they are respectively entitled as aforesaid. After payment to the holders of the Preferred Shares of the full preferential amounts hereinbefore provided for, the holders of the Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation and the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Shares.

     Clause 6. The term "accrued dividends", whenever used in these Amended Articles of Incorporation or any amendment concerning the terms of Preferred Shares, or otherwise with respect to the Preferred Shares of any series, means those amounts which would have been paid as dividends on the Preferred Shares of such series to date had full dividends been paid thereon at the rate and on the dates fixed for payment for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends paid upon the shares of such series and the dividends deemed to have been paid as provided in Clause 3 of Article Fourth.

     Clause 7. Preferred Shares of any series redeemed or purchased by the Corporation shall be retired and cancelled and shall not be reissued by the Board of Directors of the Corporation and shall be restored to the status of authorized but unissued Preferred Shares. The Board of Directors shall, upon the redemption or repurchase of all the outstanding shares of any series of Preferred Shares, adopt an amendment to these Articles of Incorporation to eliminate all references to the shares of such series of Preferred Shares and to make such other appropriate changes as are required by such elimination.

     FIFTH. No holder of any shares of this Corporation shall have any preemptive rights to subscribe for or to purchase any shares of this Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for securities convertible into, or exchangeable for, shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

     SIXTH. This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

     SEVENTH. The affirmative vote of shareholders entitled to exercise a majority of the voting power of this Corporation shall be required to amend these Articles of Incorporation, approve mergers and to take any other action which by law must be approved by a specified percentage of the voting power of the Corporation or all outstanding shares entitled to vote.

     EIGHTH. The provisions of Ohio Revised Code sec.1701.831 or any successor provisions relating to control share acquisitions shall not be applicable to this Corporation.

     NINTH. The provisions of Ohio Revised Code Chapter 1704 or any successor provisions relating to the transactions involving interested shareholders shall not be applicable to this Corporation.

     TENTH. No shareholder shall have the right to vote cumulatively in the election of directors.

     ELEVENTH. These Amended Articles of Incorporation take the place of and supercede the existing Articles of Incorporation as heretofore amended and restated.

                          AMENDED CODE OF REGULATIONS
                                       OF
                         AMERICAN FINANCIAL CORPORATION

                          (Adopted             , 1997)

                                   ARTICLE I

                                  FISCAL YEAR

     Unless otherwise designated by the Board of Directors, the fiscal year of the Corporation after the adoption of this Code of Regulations shall end each December 31.

                                   ARTICLE II

                                  SHAREHOLDERS

Section 1.  MEETINGS OF THE SHAREHOLDERS.

     1.1 Annual Meetings. The Annual Meeting of the Shareholders of this Corporation, for the election of the Board of Directors and the transaction of such other business as may properly be brought before such meeting, shall be held at 10:00 a.m. on the third Monday in May each year or such other time and at such place as designated by the Board of Directors. If the Annual Meeting is not held or if Directors are not elected thereat, a Special Meeting may be called and held for that purpose.

     1.2 Special Meetings. Special meetings of the Shareholders may be held on any business day when called by the Chairman of the Board, the President, a majority of Directors, or persons holding twenty-five percent of all voting power of the Corporation and entitled to vote. Calls for special business shall be considered at any such meeting other than that specified in the call therefor.

     1.3 Place of Meetings. Any meeting of Shareholders may be held at such place within or without the State of Ohio as may be designated in the Notice of said meeting.

     1.4 Notice of Meeting and Waiver of Notice

          1.4.1 Notice. Written notice of the time, place and purposes of any meeting of Shareholders shall be given to each Shareholder entitled thereto not less than seven (7) days nor more than sixty (60) days before the date fixed for the meeting and as prescribed by law. Such notice shall be given either by personal delivery or mail to the Shareholders at their respective addresses as they appear upon the records of the Corporation. Notice shall be deemed to have been given on the day mailed. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.

          1.4.2 Notice to Joint Owners. All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.

          1.4.3 Waiver. Notice of any meeting may be waived in writing by any Shareholder either before or after any meeting, or by attendance at such meeting without protest to its commencement.

     1.5 Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed, the record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders shall be the close of business on the forty-fifth prior to the date of the meeting and only Shareholders of record at such record date shall be entitled to notice of and to vote at such meeting.

     1.6 Quorum and Voting. The holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for any meeting. The Shareholders

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present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice other than by announcement at the meeting.

     Except as provided by statute or in the Articles, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record on the record date for the determination of the Shareholders entitled to vote at the meeting. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles, or these Regulations.

     1.7 Organization of Meetings.

          1.7.1 Presiding Officer. The Chairman of the Board, or in his absence, the President, or in the absence of both of them, a Vice President of the Corporation, shall call all meetings of the Shareholders to order and shall act as Chairman thereof; if all are absent, the Shareholders shall elect a Chairman.

          1.7.2 Minutes. The Secretary of the Corporation, or in his absence, an Assistant Secretary, or, in the absence of both, a person appointed by the Chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.

     1.8 Order of Business. The order of business shall be as established by the Chairman or by a majority of the directors.

     1.9 Proxies. A person who is entitled to attend a Shareholders' meeting, to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers, and releases and exercise any of his rights, by proxy or proxies appointed by a writing signed by such person, or by his duly authorized attorney which may be transmitted physically, or by mail, by facsimile or other electronic medium.

     1.10 List of Shareholders. At any meeting of Shareholders a list of Shareholders, alphabetically arranged, showing the number and classes of shares held by each on the record date applicable to such meeting, shall be produced on the request of any Shareholder.

Section 2.  NOTICE OF SHAREHOLDER BUSINESS AND NOMINATIONS.

     2.1 Annual Meetings of Shareholders. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders pursuant to the Corporation's notice of the meeting, by or at the direction of the Board of Directors or by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Regulation, who is entitled to vote at the meeting and who complies with the notice procedures set forth herein.

     For nominations or other business properly to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of notice. Such notice shall set forth as to each person whom the shareholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14a-11 thereunder including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. As to any other business that the shareholder proposes to bring before the meeting, such notice shall include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made shall state the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

     If the number of directors to be elected is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Regulation shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     2.2 Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving notice provided for in this Regulation, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Regulation. If the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice required by this Regulation shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

     2.3 General. Only such persons who are nominated in accordance with the procedures set forth in this Regulation shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Regulation. Except as otherwise provided by law, the Articles of Incorporation or these Code of Regulations, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Regulation and, if any proposed nomination or business is not in compliance with this Regulation, to declare that such defective proposal or nomination shall be disregarded.

                                  ARTICLE III

                                   DIRECTORS

Section 1.  GENERAL POWERS.

     The authority of this Corporation shall be exercised by or under the direction of the Board of Directors, except where the law, the Articles or these Regulations require action to be authorized or taken by the Shareholders.

Section 2.  ELECTION, NUMBER AND QUALIFICATION OF DIRECTORS.

     2.1 Election. The Directors shall be elected at the annual meeting of the Shareholders, or if not so elected, at a special meeting of Shareholders called for that purpose.

     2.2 Number. The number of Directors, which shall not be less than the lesser of three or the number of Shareholders of record, may be fixed or changed at a meeting of the Shareholders called for the purpose of electing Directors at which a quorum is present, by a majority of votes cast at the meeting. In addition, the number of Directors may be fixed or changed by action of the Directors at a meeting called for that purpose at which a quorum is present by a majority vote of the Directors present at the meeting. The Directors then in office may fill any Director's office that is created by an increase in the number of Directors. The number of Directors elected shall be deemed to be the number of Directors fixed unless otherwise fixed by resolution adopted at the meeting at which such Directors are elected.

     2.3 Qualifications. Directors need not be Shareholders of the Corporation.

Section 3.  TERM OF OFFICE OF DIRECTORS.

     3.1 Term. Each Director shall hold office until the next annual meeting of the Shareholders and until his successor has been elected or until his earlier resignation, removal from office, or death. Directors shall be subject to removal as provided by statute or by other lawful procedures and nothing herein shall be construed to prevent the removal of any or all Directors in accordance therewith.

     3.2 Resignation. A resignation from the Board of Directors shall be deemed to take effect immediately upon its being received by any incumbent corporate officer other than an officer who is also the resigning Director, unless some other time is specified therein.

     3.3 Vacancy. In the event of any vacancy in the Board of Directors for any cause, the remaining Directors, though less than a majority of the whole Board, may fill any such vacancy for the unexpired term.

Section 4.  MEETINGS OF DIRECTORS.

     4.1 Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the meeting of Shareholders at which Directors are elected. The holding of such Shareholders' meeting shall constitute notice of such Directors' meeting and such meeting shall be held without further notice. Other regular meetings shall be held at such other times and places as may be fixed by the Directors.

     4.2 Special Meetings. Special Meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board, the President, any Vice President, or any two Directors.

     4.3 Place of Meeting. Any meeting of Directors may be held at such place within or without the State of Ohio as may be designated in the notice of said meeting.

     4.4 Notice of Meeting and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors shall be given to each Director by personal delivery, telephone, facsimile transmission or mail at least forty-eight hours before the meeting, which notice need not specify the purpose of the meeting.

Section 5.  QUORUM AND VOTING.

     At any meeting of Directors, not less than one-half of the whole authorized number of Directors is necessary to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board. At any meeting at which a quorum is present, all acts, questions, and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles, Regulations or By-Laws.

Section 6.  COMMITTEES.

     6.1 Appointment. The Board of Directors may from time to time appoint certain of its members to act as a committee or committees in the intervals between meetings of the Board and may delegate to such committee or committees power to be exercised under the control and direction of the Board. Each committee shall be composed of at least three directors unless a lesser number is allowed by law. Each such committee and each member thereof shall serve at the pleasure of the Board.

     6.2 Executive Committee. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all of the powers of the Board of Directors in the management and control and the business of the Corporation to the extent permitted by law.

     6.3 Committee Action. Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Section shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it.

Section 7.  ACTION OF DIRECTORS WITHOUT A MEETING.

     Any action which may be taken at a meeting of Directors or any committee thereof may be taken without a meeting if authorized by a writing or writings signed by all the Directors or all of the members of the particular committee, which writing or writings shall be filed or entered upon the records of the Corporation.

Section 8.  COMPENSATION OF DIRECTORS.

     The Board of Directors may allow compensation to directors for performance of their duties and for attendance at meetings or for any special services, may allow compensation to members of any committee, and may reimburse any Director for his expenses in connection with attending any Board or committee meeting.

Section 9.  RELATIONSHIP WITH CORPORATION.

     Directors shall not be barred from providing professional or other services to the Corporation. No contract, action or transaction shall be void or voidable with respect to the Corporation for the reason that it is between or affects the Corporation and one or more of its Directors, or between or affects the Corporation and any other person in which one or more of its Directors are directors, trustees or officers or have a financial or personal interest, or for the reason that one or more interested Directors participate in or vote at the meeting of the Directors or committee thereof that authorizes such contract, action or transaction, if in any such case any of the following apply:

     9.1 the material facts as to the Director's relationship or interest and as to the contract, action or transaction are disclosed or are known to the Directors or the committee and the Directors or committee, in good faith, reasonably justified by such facts, authorize the contract, action or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors constitute less than a quorum;

     9.2 the material facts as to the Director's relationship or interest and as to the contract, action or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract, action or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract, action or transaction; or

     9.3 the contract, action or transaction is fair as to the Corporation as of the time it is authorized or approved by the Directors, a committee thereof or the shareholders.

Section 10.  ATTENDANCE AT MEETINGS OF PERSONS WHO ARE NOT DIRECTORS

     Unless waived by the Chairman, any Director who desires the presence at any regular or special meeting of the Board of Directors of a person who is not a Director, shall notify all other Directors, not less than twenty-four hours before such meeting, request the presence of such person and state the reason in writing. Such person will not be permitted to attend the Directors' meeting unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order of business for any such meeting of the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.

                                   ARTICLE IV

                                    OFFICERS

Section 1.  GENERAL PROVISIONS.

     The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice Presidents, and such other officers and assistant officers as the Board may from time-to-time deem necessary. The Chairman of the Board, if any, shall be a Director, but none of the other officers need be a Director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

Section 2.  POWERS AND DUTIES.

     All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the powers or duties of such officer, or any of them may be delegated, to any other officer or to any Director. The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties.

Section 3.  TERM OF OFFICE AND REMOVAL.

     3.1 Term. Each officer of the Corporation shall hold office at the pleasure of the Board of Directors, and unless sooner removed by the Board of Directors, until the meeting of the Board of Directors following the date of election of Directors and until his successor is elected and qualified.

     3.2 Removal. The Board of Directors may remove any officer at any time with or without cause by the affirmative vote of a majority of Directors in office.

Section 4.  COMPENSATION OF OFFICERS.

     Unless compensation is otherwise determined by a majority of the Directors at a regular or special meeting of the Board of Directors or unless such determination is delegated by the Board of Directors to a committee of directors, the President, or a Chief Executive Officer, if one has been elected, of the Corporation from time to time shall determine the compensation to be paid to all officers and other employees for services rendered to the Corporation.

                                   ARTICLE V

                                INDEMNIFICATION

Section 1.  RIGHT TO INDEMNIFICATION.

     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, partner, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company, or other enter prise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of Ohio, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators. Except as provided in Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.

     The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise. An advancement of expenses shall not be made if the Corporation's Board of Directors makes a good faith determination that such payment would violate law or public policy.

Section 2.  RIGHT OF INDEMNITEE TO BRING SUIT.

     If a claim under Section 1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article V upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

Section 3.  NONEXCLUSIVITY AND SURVIVAL OF RIGHTS.

     The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Articles of Incorporation, Code of Regulation, agreement, vote of shareholders or disinterested directors, or otherwise.

     Notwithstanding any amendment to or repeal of this Article V, or of any of the procedures established by the Board of Directors pursuant to Section 7, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

     Without limiting the generality of the foregoing paragraph, the rights to indemnification and to the advancement of expenses conferred in this Article V shall, notwithstanding any amendment to or repeal of this Article V, inure to the benefit of any person who otherwise may be entitled to be indemnified pursuant to this Article V (or the estate or personal representative of such person) for a period of six years after the date such person's service to or in behalf of the Corporation shall have terminated or for such longer period as may be required in the event of a lengthening in the applicable statute of limitations.

Section 4.  INSURANCE, CONTRACTS, AND FUNDING.

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of Ohio. The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this Article V and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article V.

Section 5.  PERSONS SERVING OTHER ENTITIES.

     Any person who is or was a director, officer, or employee of the Corporation who is or was serving (i) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (ii) in an executive or management capacity in a partnership, joint venture, trust, limited liability company or other enterprise of which the Corporation or a wholly-owned subsidiary of the Corporation is a general partner or member or has a majority ownership shall be deemed to be so serving at the request of an executive officer of the Corporation and entitled to indemnification and advancement of expenses under Section 1.

Section 6.  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.

     The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions no less stringent than provided in Section 1 hereof as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

Section 7.  PROCEDURES FOR THE SUBMISSION OF CLAIMS.

     The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article V, determination of the entitlement of any person thereto, and review of any such determination. Such procedures shall be set forth in an appendix to these Code of Regulations and shall be deemed for all purposes to be a part hereof.

                                   ARTICLE VI

                                   AMENDMENTS

     This Code of Regulations may be amended by the affirmative vote or the written consent of the Shareholders entitled to exercise a majority of the voting power on such proposal. If an amendment is adopted by written consent the Secretary shall mail a copy of such amendment to each Shareholder who would be entitled to vote thereon and did not participate in the adoption thereof. This Code of Regulations may also be amended by the affirmative vote of a majority of the directors to the extent permitted by Ohio law at the time of such amendment.

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

                                                                       EXHIBIT B

                            LIBRA INVESTMENTS, INC.


October 3, 1997


Special Committee of the Board of Directors
American Financial Corporation
c/o Taft, Stettinius & Hollister
1800 Star Bank Center
425 Walnut Street
Cincinnati, OH 45202-3957

Gentlemen:


     We understand that American Financial Corporation, an Ohio corporation ("AFC") and AFC Acquisition Corp., an Ohio corporation ("AFC Acquisition") have proposed a merger of AFC Acquisition with and into AFC (the "Merger"). In conjunction with the Merger, we further understand that the AFC Series F and Series G Preferred Stock would be converted into cash or, at the option of the holders of Series F and Series G Preferred Stock (the "AFC Preferred Shareholders"), equivalent liquidation preference of a new issue of AFC Series J voting preferred stock (the "Transaction Consideration"). In the Merger, the cash portion of the Transaction Consideration would be $10.50 for the Series G Preferred Stock and would be determined by a formula for the Series F Preferred Stock (the "Series F Consideration"). The Series F Consideration will be equal to the greater of (i) $23.75 or (ii) a Fixed Spread Price which represents an amount which would provide a current yield of 140 basis points (1.40%) over the yield on a reference security (the 6 5/8% U.S. Treasury Bond due February 2027), plus $0.75. If the Series F Consideration is determined by (i) above (at $23.75 per share), the Series F shareholders would, in addition, be entitled to accrued dividends from November 1, 1997. It is a condition of the merger agreement that AFC issue approximately $70.4 million of the Series J Preferred. This new issue of Series J Preferred will represent 21% of the voting interest in AFC and we understand that AFC has committed to register the Series J Preferred pursuant to the Securities Act of 1934 as well as list these securities on the Pacific Stock Exchange. We understand that accrued dividends will be paid through the date of the Merger on the Series G Preferred Stock, but cash payments on the Series F Preferred Stock would be governed by the formula outlined above. We further understand that 63% and 85% of the Series F and Series G Preferred Stock, respectively, is owned by AFG's Retirement and Savings Plan (the "RASP").


     You have requested our opinion, as investment bankers, as to whether in our opinion the Transaction Consideration is fair, from a financial point of view to the AFC Preferred Shareholders. Our opinion is being delivered to you as directors of AFC who are not officers or employees of AFC or any of its affiliates.


     In arriving at our opinion, we have reviewed financial and other information about AFC that was publicly available or furnished to us by AFC, included but not limited to the Certificate of Designation for the Series F and Series G Preferred Stock; the Company's audited financial statements for the fiscal year ended December 31, 1996 and unaudited financial statements for the six months ended June 30, 1997 as set forth in its public filings with the Securities and Exchange Commission; and pro forma financial statements reflecting the effect of the Merger on AFC's financial statements. We also have held discussions with certain senior officers of AFC concerning the business, operations and prospects of AFC. In addition, we have considered the following:


          (i) The terms and structure of the Merger

          (ii) The effect of the Merger on the earnings, financial strength and tax position of AFC

          (iii) The potential for a credit rating upgrade for AFC and its affiliate

          (iv) The recent trading prices and yields of Series F and Series G Preferred Stock

          (v) The recent trading prices and yields of AFC's and its affiliate's other securities and comparable securities in general

          (vi) General market conditions including prevailing yields in the market relative to historical levels

          (vii) Tender offers and other transactions involving non-call securities

          (viii) The illiquidity of the Series F and Series G Preferred Stock

          (ix) The potential illiquidity of the new issue of Series J Preferred Stock and issues pertaining to registration under the Securities Act of 1934

          (x) The potential trading price of the Series J Preferred Stock subsequent to the Merger

          (xi) Proposed terms of the Series J Preferred Stock including but not limited to liquidation preference, dividend yield, call protection and voting rights

          (xii) Dissenters' rights under Ohio law for both the Series F and Series G Preferred Shareholders

          (xiii) Particular features of each Series of existing Preferred Stock such as call protection, maturity dates and the tax treatment of dividends and the valuation of such features

          (xiv) The fact that the RASP is the owner of a majority of each issue

     We have also conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion. In rendering this opinion, we have assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all financial and other information which was publicly available or furnished to or discussed with us by AFC. With respect to financial pro forma information, forward looking statements and other information and data provided to, or otherwise reviewed by or discussed with us, we have been advised by the management of AFC that such pro forma information and other information and data were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AFC as to the future financial performance of AFC and that we may assume in arriving at our opinion that AFC will perform in accordance with such estimates. We have not conducted any independent evaluation or appraisal of the properties, assets, liabilities or reserves of AFC, nor have we conducted any independent actuarial or physical inspections.

     We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience as investment bankers generally. Our opinion necessarily is based upon regulatory, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof.

     We have not analyzed the specific tax effects on shareholders resulting from the Merger, and we do not express any opinion as to whether a shareholder should elect to receive cash, shares of Series J Preferred Stock or a combination thereof in the Merger.

     We have been engaged to deliver our opinion by the Special Committee and AFC, and AFC will pay us a fee for our services irrespective of whether or not this Merger is consummated. In addition, (i) in the ordinary course of our business, we may actively trade and hold securities of AFC and its affiliates, for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities, (ii) in 1995 we were engaged by AFC as financial advisor for the private placement of $50 million of debt securities and accordingly were paid a fee by AFC, and (iii) we have from time to time been engaged by affiliates of AFC to act as financial advisor and/or placement agent, for which services we have received compensation.

     Our advisor services and the opinion expressed herein are provided at the request and for the information of the Special Committee in their evaluation of the Transaction Consideration. Except as provided for in our engagement letter dated June 2, 1997, neither our opinion nor our advice may be published or otherwise used or referred to, in whole or in part, in any registration statement, prospectus, proxy or information statement, or in any other written document, nor shall our opinion or our advice be used for any other purpose, nor shall any public reference to us be made, in each case, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof the Transaction Consideration is fair to the AFC Preferred Shareholders from a financial point of view.

                                            Very Truly Yours,

                                            LIBRA INVESTMENTS, INC.

                                                                       EXHIBIT C

                        OHIO DISSENTERS' RIGHTS STATUTE

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505, of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure:

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved:

                                                                       EXHIBIT D

                         HOULIHAN LOKEY HOWARD & ZUKIN
            -------------------------------------------------------
                               FINANCIAL ADVISORS


October 3, 1997


To the Administrative Plan Committee
of the American Financial Group
Retirement and Savings Plan

One East Fourth Street
Cincinnati, Ohio 45202

Gentlemen:


     We understand that American Financial Group, Inc., ("AFG") has proposed a transaction whereby American Financial Corporation ("AFC") Series F Preferred Stock would be converted into the right to receive: (i) the greater of $23.75 in cash, or the Fixed Spread Price(1), rounded to the nearest cent, which is the price set at 4:30 p.m. Eastern time on the date of the meeting of shareholders at which the Merger is considered, based on the fixed spread of 140 basis points over the yield on the 6 5/8% United States Treasury Bond due February 15, 2027 ("Reference Yield"); and with respect to the Series G Preferred Stock, $10.50 in cash; or, (ii) at the option of the holders of Series F and Series G Preferred Stock, a new issue of AFC Series J Preferred Stock; or, (iii) a combination of the two. The cash offer for the Series F Preferred Stock includes the payment of five months of accrued dividends in the formula, and thus, holders are not expected to forego accrued dividends. Holders of the Series F Preferred Stock will be entitled to accrued dividends from November 1, 1997, to the effective date of the Transaction at a per diem rate of $.0049 per share. Holders of the Series G Preferred Stock will receive the cash consideration plus accrued dividends from the last semi-annual dividend payment date to the effective date of the Transaction at the per diem rate of $.0029 per share. Dividends on the Series J Preferred Stock will begin to accrue on November 1, 1997.



     It is our further understanding that all shareholders will be asked to adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") whereby all of the outstanding AFC Series F and Series G Preferred Stock would be converted into cash or shares of the new AFC Series J Preferred Stock. The American Financial Group Retirement and Savings Plan ("RASP") is the holder of approximately 63 percent and 85 percent of the Series F and Series G Preferred Stock, respectively. The conversion and related transactions are referred to collectively herein as the "Transaction." The RASP is represented by the Committee (the "Committee") and RASP participants will be enabled to vote Series F and Series G Preferred Stock allocated to their accounts for this purpose.



     The aggregate merger consideration to be received by the RASP would be payable, at the RASP's election, either in shares of new Series J Preferred Stock, in cash, or a combination of the two. The maximum number of shares of Series J Preferred Stock which the RASP may elect to receive will be equal to the aggregate merger consideration to which the RASP is entitled, divided by $25.00 (the liquidation value of the


---------------


1Fixed Spread Price = stated annual dividend / Reference Yield + $0.75

Series J Preferred Stock) up to a limit of approximately $70.4 million. No fractional shares will be paid, but cash in lieu thereof will be paid at the rate of $25.00 per share of Series J Preferred Stock. If the RASP, together with other holders of the Series F and Series G Preferred Stock elect to receive more than 2,816,000 Series J Preferred shares, the number elected for each holder will be reduced pro rata and replaced by the designated cash payment of $25.00 per share of Series J Preferred Stock.



     The purpose of our engagement was to conduct a valuation analysis to determine the reasonableness of the Transaction and report our findings to the Committee. The Committee has requested that Houlihan Lokey render a written opinion (the "Opinion") as to the matters set forth below, concurrent with the mailing of the definitive proxy materials. We have not been engaged to give advice as to whether the RASP should engage in the Transaction, nor have we been requested to seek or identify alternatives or to advise the Committee with respect to its duties generally.



     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:



           1. reviewed AFC's, AFG's, American Financial Enterprises, Inc., American Premier Underwriters, Inc., and American Annuity Group, Inc., Form 10-K for the year ending December 31, 1996, and Form 10-Q for the quarter ended June 30, 1997; which management has identified as the most current financial statements available;



           2. reviewed copies of the following documents:


          - the American Financial Group Retirement and Savings Plan (effective as of January 1, 1997);


          - the October 9, 1997 draft copy of the AFC Notice of Annual Meeting of Shareholders and Proxy Statement, distributed by Bowne;



          - the Amended and Restated Agreement and Plan of Merger among AFC, AFC Acquisition Corp., and AFG dated October 3, 1997;


          - the AFC Certificate of Incorporation dated April 10, 1995, together with the Restated and Amended Articles of Incorporation (as amended through March 31, 1995);


          - a copy (as of October 3, 1997) of the Certificate of Designation, Preference and Rights of Series J Preferred Stock.



           3. met with certain members of the senior management of AFC and AFG to discuss the operations, financial condition, future prospects and projected operations and performance of AFC and AFG, and conducted discussions with representatives of AFC's counsel to discuss certain legal matters;



           4. visited certain facilities and business offices of AFC and AFG;



           5. reviewed the historical market prices and trading volume for AFC's and AFG's publicly traded securities;



           6. reviewed certain other publicly available financial data for certain companies that we deem comparable to AFG;



           7. reviewed drafts of certain documents to be delivered at the closing of the Transaction;



           8. conducted such other studies, analyses and inquiries as we have deemed appropriate, and;



           9. reviewed, but have not relied upon for purposes of our opinion, the Libra Investments, Inc. presentation delivered to the Special Committee on October 3, 1997.


     Our analysis of the Series F and Series G Preferred Stock is predicated upon the rights and privileges of the security, as described in the Offering Circulars dated December 7, 1977 and August 3, 1979, respectively, and as described in the Restated and Amended Articles of Incorporation of AFC (as amended through

March 31, 1995). These documents indicate that the Series F and Series G Preferred Stock have, among other things, the following summary rights, privileges, provisos and limitations:

          1. Stated par value $1.00, for both the Series F and Series G Preferred Stock;

          2. Liquidation preference equal to $20.00 and $10.50 per share, respectively, plus an amount equal to all accrued but unpaid dividends;

          3. Annual cumulative cash dividends of $1.80 and $1.05 per share, respectively, payable in equal semi-annual installments;

          4. Voting power equal to the Common Stock of AFC plus the additional voting rights to elect two Directors out of the then number of Directors of AFC whenever AFC shall be in arrears on the payment of dividends in an amount equivalent to six (6) full semi-annual dividends;

          5. AFC has no obligation to retire its Series F Preferred Stock and has no call provisions to redeem any part of the shares after December 3, 1996. The Series G Preferred Stock may be redeemed at any time, in whole or in part, at a redemption price of $10.50 per share plus accrued or declared but unpaid dividends; and

          6. Payment of dividends and liquidating distributions on Preferred Stock are subordinate to AFC's debt payment obligations but superior to the rights of holders of Common Stock to receive dividends or payments on liquidation.


     Our analysis of the Series J Preferred Stock is predicated upon the rights and privileges of the security, as described in the Certificate of Amendment to the Articles of Incorporation of AFC; Certificate of Designation, Preference and Rights of Series J Preferred Stock dated October 3, 1997. These documents indicate that the Series J Preferred Stock has, among other things, the following summary rights, privileges, provisos and limitations:


          1. Without stated par value;


          2. Liquidation preference equal to $25.00 per share, plus an amount equal to accumulated and unpaid dividends;



          3. Annual cumulative cash dividends of $2.00 per share, payable in equal semi-annual installments on May 1 and November 1 of each year;


          4. Voting power equal to the Common Stock of AFC plus the additional voting rights to elect two Directors (to fill such newly created directorships) to the Directors of AFC whenever AFC shall be in arrears on the payment of dividends in an amount equivalent to four (4) full semi-annual dividends payable;


          5. AFC will not have the right to redeem any shares of the Series J Preferred Stock until the eighth anniversary of issuance in year 2005. Thereafter, AFC has the right to redeem at any time, in whole or in part, the Series J Preferred Stock at a redemption price of $25.75 per share in year 8, $25.375 per share in year 9, and $25.00 in years 10 and beyond, plus all accumulated and unpaid dividends; and


          6. Payment of dividends and liquidating distributions on Preferred Stock are subordinate to AFC's debt payment obligations but superior to the rights of holders of Common Stock to receive dividends or payments on liquidation.

     We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of AFC or AFG since the date of the most recent financial statements made available to us. We have not independently verified the accuracy and completeness of the data, material, and other information (the "Information") supplied to us with respect to AFC and do not assume any responsibility with respect to it. In the course of our review of the aforementioned information, nothing has come to our attention that would indicate that it is unreasonable to utilize and rely on the Information taken as a whole. We have not made any physical inspection or independent appraisal of any of the properties or assets of AFC or AFG. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.


     Furthermore, we evaluated the creditworthiness of AFC as a going-concern, meaning that the underlying tangible assets of AFC are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the shareholders and creditors of AFC.



     Based upon the foregoing, and in reliance thereon, it is our Opinion as of the date of this letter that:


            I. The Transaction (whether the Committee elects for the RASP to receive cash or the new AFC Series J Preferred Stock, or any combination thereof) is fair to the RASP from a financial point of view;

           II. The consideration to be received pursuant to the Transaction by the RASP (whether the Committee elects for the RASP to receive cash or the new AFC Series J Preferred Stock, or any combination thereof) for the AFC Series F and Series G Preferred Stock equals or exceeds the fair market value of such stock as the term fair market value is used in the definition of "adequate consideration" under Section 3(18) (B) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

          III. To the extent the RASP elects to receive the new AFC Series J Preferred Stock in the Transaction, the consideration to be paid by the RASP for such stock does not exceed the fair market value of such stock and does not exceed "adequate consideration" as defined under ERISA.


     This Opinion is furnished solely for the Committee's benefit and for that of the RASP and the RASP participants and beneficiaries and may not be relied upon by any other person or for any other purpose without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Houlihan Lokey has been retained on behalf of and has delivered this Opinion solely to the Committee, notwithstanding that Houlihan Lokey's fees and expenses are being paid by AFC and that certain covenants and representations have been made by AFC.


     In accordance with recognized professional ethics, our fees for this service are not contingent upon the opinion expressed herein, and neither Houlihan Lokey nor any of its employees have any relationship with AFC or AFG or any other party (with respect to any matter relating to the Transaction) who could have interests in the Transaction different from the interests of the RASP.

                                        HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

[CAPTION]
                          AMERICAN FINANCIAL CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING ON OCTOBER , 1997

                            FROM HOLDERS OF
                              VOTING STOCK
[S]                     [C]                                 [C]

Registration Name and Address


The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, proxies, with the power of substitution to each, to vote all shares of Voting Stock (including Common Stock and Series F and Series G Preferred Stock) of American Financial Corporation (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held
on October         , 1997, at 11:00A.M., local time, at The Cincinnatian Hotel,
601 Vine Street, Cincinnati, Ohio, on the matters set forth below and on such other matters as may properly come before the meeting or any adjournment thereof.


THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED BELOW. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" THE PROPOSALS SET FORTH BELOW. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE MEETING, SUCH SHARES SHALL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDERS NAMED ABOVE.

     The Board of Directors recommends a vote FOR the following Proposals.

1. To adopt an Agreement and Plan of Merger pursuant to which all of the AFC Series F and G Preferred Stock would be converted into cash or shares of a new AFC Series J Preferred Stock:

    [ ] FOR THE MERGER       [ ] AGAINST THE MERGER           [ ] ABSTAIN

2.  Election of directors:

    [ ] FOR AUTHORITY to elect the           [ ] WITHHOLD AUTHORITY to vote for
        nominees listed below (except             every nominees listed below
        those whose names have been
        crossed out)

        THEODORE H. EMMERICH       CARL H. LINDNER         S. CRAIG LINDNER
        JAMES E. EVANS             CARL H. LINDNER III     WILLIAM R. MARTIN
        THOMAS M. HUNT             KEITH E. LINDNER        ALFRED W. MARTINELLI
        GREGORY C. THOMAS          WILLIAM W. VERITY

3. To grant authority to the Company to adjourn the Annual Meeting from time to time to solicit additional votes on Proposal No. 1:

    [ ] FOR                  [ ] AGAINST                      [ ] ABSTAIN



Date:__________, 1997   Signature_______________________________________

                        Signature_______________________________________

                        (if held jointly)  IMPORTANT: Please sign as name
                                          appears hereon indicating, where
                                          proper, official position or
                                          representative capacity. In case of
                                          joint holders, all should sign.

         To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          ------------------------------------------------------------

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

                         AMERICAN FINANCIAL CORPORATION
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING ON OCTOBER , 1997
                                      FROM

                               PARTICIPANTS IN THE
           AMERICAN FINANCIAL GROUP, INC. RETIREMENT AND SAVINGS PLAN Participant Name and Address


The undersigned hereby appoints Thomas E. Mischell and Sandra W. Heimann, and either of them, proxies, with the power of substitution to each, to vote all shares of Series F and Series G Preferred Stock of American Financial Corporation (the "Company") which are held in the American Financial Group, Inc. Retirement and Savings Plan that the undersigned has been granted the right to vote at the Annual Meeting of Shareholders of the Company to be held on October , 1997, at 11:00 A.M., local time, at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio, on the single matter set forth below.

THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED BELOW. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" THE PROPOSAL SET FORTH BELOW.

           The Board of Directors recommends a vote FOR the Proposal.

1. To adopt an Agreement and Plan of Merger pursuant to which all of the AFC Series F and G Preferred Stock would be converted into cash or shares of a new AFC Series J Preferred Stock:

     [ ] FOR THE MERGER            [ ] AGAINST THE MERGER        [ ] ABSTAIN


DATE:_________________, 1997         Signature______________________________________________________________

                                     Signature______________________________________________________________

                                     (if held jointly)      IMPORTANT: Please sign as name appears  hereon
                                                      indicating, where proper, official position or
                                                      representative capacity. In case of joint holders, all
                                                      should sign.

                To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                                    ------------------------------------------------------------

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